Exhibit 10.10

Published CUSIP Number: 65538EAC7

CREDIT AGREEMENT

Dated as of February 28, 2011

among

NOODLES & COMPANY,

as the Borrower,

each other Loan Party party hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, L/C Issuer and Swing Line Lender,

THE OTHER LENDERS PARTY HERETO,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Left Lead Arranger,

GE CAPITAL MARKETS, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Right Lead Arrangers,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
GE CAPITAL MARKETS, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Book Managers,

GE CAPITAL MARKETS, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

and REGIONS BANK,

as Documentation Agent

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ARTICLE I	DEFINITI ONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	38
1.03	Accounting Terms	39
1.04	Rounding	39
1.05	Times of Day	40
1.06	Letter of Credit Amounts	40
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	40
2.01	The Loans	40
2.02	Borrowings, Conversions and Continuations of Loans	41
2.03	Letters of Credit	42
2.04	Swing Line Loans	50
2.05	Prepayments	53
2.06	Termination or Reduction of Commitments	57
2.07	Repayment of Loans	58
2.08	Interest	59
2.09	Fees	59
2.10	Computation of Interest and Fees	60
2.11	Evidence of Debt	61
2.12	Payments Generally; Administrative Agent’s Clawback	61
2.13	Sharing of Payments by Lenders	63
2.14	Cash Collateral	64
2.15	Defaulting Lenders	65
2.16	Increase in Revolving Credit Facility	67
2.17	Increase in Term Facility	68
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	70
3.01	Taxes	70
3.02	Illegality	74
3.03	Inability to Determine Rates	74
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	75
3.05	Compensation for Losses	76

3.06	Mitigation Obligations; Replacement of Lenders	77
3.07	Survival	77
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	78
4.01	Conditions of Initial Credit Extension	78
4.02	Conditions to all Credit Extensions	82
ARTICLE V	REPRESENTATIONS AND WARRANTIES	83
5.01	Existence, Qualification and Power	83
5.02	Authorization; No Contravention	83
5.03	Governmental Authorization; Other Consents	84
5.04	Binding Effect	84
5.05	Financial Statements; No Material Adverse Effect	84
5.06	Litigation	85
5.07	No Default	85
5.08	Ownership of Property	86
5.09	Environmental Compliance	86
5.10	Insurance	87
5.11	Taxes	87
5.12	ERISA Compliance	88
5.13	Subsidiaries; Equity Interests; Loan Parties	88
5.14	Margin Regulations; Investment Company Act	89
5.15	Disclosure	89
5.16	Compliance with Laws	90
5.17	Intellectual Property; Licenses, Etc.	90
5.18	Status of Liquor License Approvals and Filings	90
5.19	Material Contracts	90
5.20	Leases	90
5.21	Unit Locations; Franchised Unit Locations	91
5.22	Franchise Agreements	91
5.23	Solvency	91
5.24	Labor Matters	91
5.25	Collateral Documents	91
5.26	Compliance with OFAC Rules and Regulations	92

5.27	Foreign Assets Control Regulations, Etc.	92
5.28	Use of Proceeds	92
ARTICLE VI	AFFIRMATIVE COVENANTS	92
6.01	Financial Statements	92
6.02	Compliance Certificates and Certain Reports Sent to Other Parties	94
6.03	Notices	96
6.04	Payment of Obligations	97
6.05	Preservation of Existence, Permits, License, Etc.	98
6.06	Maintenance of Properties and Liquor Licenses	98
6.07	Maintenance of Insurance	98
6.08	Compliance with Laws	98
6.09	Books and Records	99
6.10	Inspection Rights	99
6.11	Use of Proceeds	99
6.12	Additional Subsidiaries, Mortgaged Property and Collateral Generally	99
6.13	Compliance with Environmental Laws	101
6.14	Further Assurances	101
6.15	Compliance with Terms of Leaseholds	102
6.16	Interest Rate Hedging	102
6.17	Material Contracts	102
6.18	Compliance with Terms of Franchise Agreements	102
6.19	Cash Collateral Accounts	102
6.20	Cash Management Arrangements	103
6.21	Landlord Waivers	103
6.22	Pledged Borrower Equity Interests	103
ARTICLE VII	NEGATIVE COVENANTS	103
7.01	Liens	103
7.02	Indebtedness	105
7.03	Investments	107
7.04	Fundamental Changes	108
7.05	Dispositions	109
7.06	Restricted Payments	110

7.07	Change in Nature of Business	111
7.08	Transactions with Affiliates	111
7.09	Burdensome Agreements	111
7.10	Use of Proceeds	112
7.11	Financial Covenants	112
7.12	Capital Expenditures	113
7.13	Amendments of Organization Documents	114
7.14	Accounting Changes	114
7.15	Prepayments, Etc. of Indebtedness	114
7.16	Amendment, Etc. of Merger Agreement, the Management Agreement and Indebtedness	115
7.17	Equity Issuances	115
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	115
8.01	Events of Default	115
8.02	Remedies Upon Event of Default	118
8.03	Application of Funds	119
8.04	Borrower’s Right to Cure Financial Covenants	120
ARTICLE IX	ADMINISTRATIVE AGENT	121
9.01	Appointment and Authority	121
9.02	Rights as a Lender	122
9.03	Exculpatory Provisions	122
9.04	Reliance by Administrative Agent	123
9.05	Delegation of Duties	123
9.06	Resignation of Administrative Agent	124
9.07	Non-Reliance on Administrative Agent and Other Lenders	125
9.08	No Other Duties, Etc.	125
9.09	Administrative Agent May File Proofs of Claim	125
9.10	Collateral and Guaranty Matters	126
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	126
ARTICLE X	CONTINUING GUARANTY	127
10.01	Guaranty	127
10.02	Rights of Lenders	127

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10.03	Certain Waivers	127
10.04	Obligations Independent	128
10.05	Subrogation	128
10.06	Termination; Reinstatement	128
10.07	Subordination	129
10.08	Stay of Acceleration	129
10.09	Condition of Borrower	129
10.10	Contribution	129
10.11	Concerning Joint and Several Liability of the Guarantors	129
10.12	Guarantors’ Agreement to Pay Enforcement Costs, etc.	130
ARTICLE XI	MISCELLANEOUS	130
11.01	Amendments, Etc.	130
11.02	Notices; Effectiveness; Electronic Communications	132
11.03	No Waiver; Cumulative Remedies; Enforcement	134
11.04	Expenses; Indemnity; Damage Waiver	135
11.05	Payments Set Aside	137
11.06	Successors and Assigns	137
11.07	Treatment of Certain Information; Confidentiality	142
11.08	Right of Setoff	142
11.09	Interest Rate Limitation	143
11.10	Counterparts; Integration; Effectiveness	143
11.11	Survival of Representations and Warranties	144
11.12	Severability	144
11.13	Replacement of Lenders	144
11.14	Governing Law; Jurisdiction; Etc.	145
11.15	Waiver of Jury Trial	146
11.16	No Advisory or Fiduciary Responsibility	146
11.17	Electronic Execution of Assignments and Certain Other Documents	147
11.18	USA PATRIOT Act	147
11.19	ENTIRE AGREEMENT	147

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(c)	Consolidated Adjusted Cash Rental Expense; Consolidated EBITDA;
Consolidated EBITDAR
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.08(b)	Real Property (owned and Leased)
5.09	Environmental Compliance
5.12(d)	ERISA Compliance
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.20	Leases
5.21	Unit Locations; Franchised Unit Locations
5.22	Franchise Agreements
7.01(b)	Existing Liens
7.02	Existing Indebtedness
7.03(f)	Existing Investments
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 28, 2011, among NOODLES & COMPANY, a Delaware corporation (after giving effect to the Acquisition and the other aspects of the Transaction, the “Borrower”), each other Loan Party party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Left Lead Arranger, GE CAPITAL MARKETS, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Right Lead Arrangers and together with the Left Lead Arranger, as Co-Lead Arrangers, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, GE CAPITAL MARKETS, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Joint Book Managers, GE CAPITAL MARKETS, INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents and REGIONS BANK, as Documentation Agent.

PRELIMINARY STATEMENTS:

WHEREAS, CP/PSP Merger Sub, Inc. (“Merger Sub”) was organized by the Sponsor Investors (as hereinafter defined) to acquire, together with the Rollover Investors (as hereinafter defined), 100% of the stock of Noodles & Company a Delaware corporation (prior to giving effect to the Acquisition, “Noodles”);

WHEREAS, pursuant to the Merger Agreement dated as of November 26, 2010 (as amended and in effect on the date hereof and including all schedules and exhibits thereto, the “Merger Agreement”) between the Sponsor Investors, Merger Sub, Noodles and David Duncan, a natural person, solely in his capacity as the initial Stockholder Representative (as defined in the Merger Agreement), on December 27, 2010, Merger Sub merged with and into Noodles with Noodles as the surviving and continuing company (the acquisition by the Equity Investors of the Borrower through such merger, the “Acquisition”); and

NOW THEREFORE, in furtherance of the foregoing, the Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility to the Borrower, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means any deposit account control agreement, securities account control agreement or similar agreement entered into by a Loan Party, the Administrative Agent and the applicable financial institution, granting to the Administrative Agent, for the benefit of the Secured Parties, a perfected, first priority Lien and “control” (as defined in the UCC) in the applicable deposit account or securities account of a Loan Party.

“Acquisition” has the meaning specified in the Recitals.

“Administrative Agent” means Bank of America in its capacity as sole administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with the terms hereof.

“Administrative Agent’s Fee Letter” means that certain letter agreement dated as of the date hereof by and between the Administrative Agent and the Borrower.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time, subject to adjustment as provided in Section 2.15 and 2.16,  and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.15 and 2.16.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, set forth below for each Type of Loan (and for the Letter of Credit Fees) determined by reference to the Consolidated

Total Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Lease Adjusted Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
1	<4.25:1	4.00%	3.00%
2	>4.25:1 but <5.00:1	4.50%	3.50%
3	>5.000:1	5.00%	4.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Lease Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.  The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date the Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Quarter ended on or about December 31, 2011, shall be determined based upon Pricing Level 2; provided that, if at any time during such period, Pricing Level 3 would otherwise be applicable in accordance with the terms hereof (notwithstanding the foregoing), then the Applicable Rate shall be determined based upon Pricing Level 3.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Sections 2.08(b) and 2.10.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers Fee Letter” means that certain letter agreement dated as of the date hereof by and among the Co-Lead Arrangers, Bank of America, General Electric Capital Corporation and the Borrower, as such letter may be amended, amended and restated, replaced supplemented or otherwise modified from time to time.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 29, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and Swing Line Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Budget” has the meaning specified in Section 6.01(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (including expenditures made to fund Permitted Acquisitions but excluding (i) normal replacements and maintenance which are properly charged to current operations) and (ii) expenditures made from insurance proceeds paid in connection with property loss or damages to purchase comparable replacement assets.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.19) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Catterton Investor” means Catterton-Noodles, LLC, a Delaware limited liability company, together with its Affiliates and associated funds.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           at any time, (i) the Sponsor Investors, collectively, shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Borrower representing at least 51% or more of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis and taking into account all such securities that the Sponsor Investors have the right to acquire pursuant to any option right (as defined below) whether such right is exercisable immediately or only after the passage of time or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Sponsor Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (but excluding, for the avoidance of doubt, the right to acquire all or substantially all of the Equity Interests or assets of the Borrower pursuant to the signing of a merger or acquisition agreement, it being understood that a Change of Control shall occur upon the consummation or effectiveness of such merger or acquisition agreement, such right, an “option right”)), directly or indirectly, of more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) than are then owned by the Sponsor Investor who owns the largest percentage of such equity securities;  or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           any Person or two or more Persons acting in concert, other than the Sponsor Investors, shall have acquired by contract or otherwise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing the lesser of 50% or more of the combined voting power of such securities or a combined voting power greater than the voting power of the Sponsor Investor who owns the largest percentage of such equity securities;

(d)           except as permitted under Sections 7.04 and 7.05, the Borrower shall cease, directly or indirectly, to own and control legally and beneficially the percentage of Equity Interests in each Subsidiary set forth on Schedule 5.13; or

(e)           a Public Market is created, unless, immediately prior to and immediately after giving effect to the transactions arising out of, connected to or related to the creation of such Public Market (including the application of proceeds thereform), (i) the Consolidated Total Leverage Ratio for the Measurement Period most recently completed, calculated on a pro forma basis as though such transactions had been consummated as of the first day of the fiscal period covered thereby, is less than or equal to 2.00:1.00 and (ii) the Excess Revolving Availability is at least $20,000,000.

“Class” means each separate class of Loans comprising, as the context may require, all outstanding Revolving Credit Loans at such time or all outstanding Term Loans at such time.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Borrower.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Borrower.

“Class C Common Stock” means the Class C Common Stock, par value $0.01 per share, of the Borrower.

“Class C Common Stock Dividend” has the meaning specified in Section 7.06(d).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Co-Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and GE Capital Markets, Inc. and Wells Fargo Bank, National Association, in their capacity as Left Lead Arranger and Right Lead Arrangers, respectively.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreements, the Intellectual Property Security Agreements, each Account Control Agreement, the Mortgages, if any, each intellectual property security agreement supplement, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D

“Consolidated Adjusted Cash Rental Expense” means, as of the date of determination, for any relevant Measurement Period, Consolidated Cash Rental Expense for such Measurement Period multiplied by eight (8).  Notwithstanding the foregoing to the contrary, Consolidated Adjusted Cash Rental Expense for the Fiscal Quarter ending on or about June 15, 2010, September 7, 2010 and December 28, 2010 shall be as set forth on Schedule 1.01(c).

“Consolidated Cash Rental Expense” means, as of the date of determination, for the relevant Measurement Period, all cash rental expense of the Borrower and its Subsidiaries for such Measurement Period, determined on a consolidated basis, incurred under any rental agreements or leases, other than obligations in respect of any Capitalized Leases and Synthetic Lease Obligations.  Notwithstanding the foregoing to the contrary, Consolidated Cash Rental Expense for the Fiscal Quarter ending on or about June 15, 2010, September 7, 2010 and December 28, 2010 shall be as set forth on Schedule 1.01(c).

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes paid or payable, (iii) depreciation and amortization expense, (iv) Consolidated Restaurant Pre-Opening Costs in an amount not to exceed an average of $75,000 per Restaurant for all Restaurants incurred during such Measurement Period, (v) management fees (including the Class C Common Stock Dividend but, for the avoidance of doubt, only if such dividend is deducted in calculating Consolidated Net Income) actually paid if and to the extent permitted to be paid under Section 7.06(d) and the Management Subordination Agreements, (vi) non-cash rent expense, (vii) non-cash compensation expense, (viii) non-recurring expenses or charges (or minus non-recurring income items) reducing (or in the case of non-recurring income, increasing) such Consolidated Net Income, in each case, which do not represent a cash item in such period or any future period, (ix) non-recurring cash expenses or charges, in each case in an aggregate amount not to exceed $250,000 in any Measurement Period, (x) one time fees and out of pocket expenses incurred in connection with the Transaction (including without limitation, fees paid to the Sponsor Investors in connection with the Acquisition, attorney’s fees and upfront fees paid to the Co-Lead Arrangers, the Administrative Agent and/or the Lenders in connection with the financing contemplated by this Agreement including pursuant to Sections 2.16 and 2.17 hereof) to the extent actually paid by the Borrower in an aggregate amount not to exceed $85,000, in all cases, of or by the Borrower and its Subsidiaries for such Measurement Period, (xi) expenses due to the cash settlement of outstanding options to purchase capital stock of the Borrower in connection with the Transaction in an aggregate amount not to exceed $500,000, (xii) one time fees and out of pocket expenses incurred in connection with Permitted Acquisitions consummated after the Closing Date in an aggregate amount not to exceed $250,000 in any one Measurement Period and $1,000,000 over the term of this Agreement, (xiii) expenses during Fiscal Year 2011 for Consulting Payments to the extent actually paid or accrued during such Measurement Period and (xiv) expenses to unwind or restructure the interest rate swap of the Borrower as in effect on the Closing Date in respect of the Existing Credit Agreement and minus (b) to the extent included in calculating such Consolidated Net Income, Federal, state, local and foreign income tax credits (of or by the Borrower and its Subsidiaries for such Measurement Period).  Notwithstanding the foregoing to the contrary, Consolidated EBITDA for the Fiscal Quarter ending on or about June 15, 2010, September 7, 2010 and December 28, 2010 shall be as set forth on Schedule 1.01(c).

“Consolidated EBITDAR” means, as of the date of determination, an amount equal to (without duplication) (i) Consolidated EBITDA for the most recently completed Measurement Period, plus (ii) Consolidated Cash Rental Expense for such Measurement Period.  Notwithstanding the foregoing to the contrary, Consolidated EBITDAR for the Fiscal Quarter ending on or about June 15, 2010, September 7, 2010 and December 28, 2010 shall be as set forth on Schedule 1.01(c).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDAR for the most recently completed Measurement Period, less (ii) the aggregate amount of Consolidated Maintenance Capital Expenditures paid in cash during such Measurement Period less (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such Measurement Period to (b) the sum of (i) Consolidated Interest Charges paid in cash, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, and (iii) Consolidated Cash Rental Expense, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.  For purposes of calculating Consolidated Fixed Charge Coverage Ratio for each Measurement Period ending on or about June 15, 2010, September 7, 2010 and December 28, 2010, respectively, the portion of the Loans funded on the Closing Date shall be deemed to have been funded immediately prior to such Measurement Period and the scheduled principal payments of the Term Loan during such Measurement Period shall be deemed to be equal to 1.00% of the Term Loan outstanding on the Closing Date.

“Consolidated Funded Indebtedness” means, as of any date of determination and without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Growth Capital Expenditures” means Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis for growth (including, but not limited to, New Construction, expenditures for increases to restaurant capacity and expenditures in connection with Permitted Acquisitions).

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Maintenance Capital Expenditures” means all Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis other than those constituting Consolidated Growth Capital Expenditures.  Notwithstanding the foregoing to the contrary, Consolidated Maintenance Capital Expenditures for the Fiscal Quarter ending on or about June 15, 2010, September 7, 2010 and December 28, 2010 shall be as set forth on Schedule 1.01(c)

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, after deduction of all expenses, taxes and other proper charges (including minority interests), in each case, determined in accordance with GAAP, and excluding all extraordinary gains and extraordinary losses for such Measurement Period.

“Consolidated Restaurant Pre-Opening Costs” means “Start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) incurred by the Borrower and/or its Subsidiaries on a consolidated basis related to the acquisition, opening and organizing of New Operating Units, such costs to include, without limitation, the cost of feasibility studies, one-time unit level marketing costs incurred during the one-month period prior to the opening of such New Operating Unit and the one-month period following the opening of such New Operating Unit, staff-training (including training related to food preparation), food costs related to staff training, smallware and recruiting and travel costs for employees engaged in such start-up activities.

“Consolidated Total Lease Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last day of the most recently ended Measurement Period, plus Consolidated Adjusted Cash Rental Expense for such Measurement Period plus to the extent not included in Consolidated Funded Indebtedness, L/C Obligations as at the last day of such Measurement Period to (b) Consolidated EBITDAR for such Measurement Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last day of the most recently ended Measurement Period plus to the extent not included in Consolidated Funded Indebtedness, L/C Obligations as at the last day of such Measurement Period to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consulting Payments” means payments made by the Borrower to unaffiliated consultants in connection with consulting work performed for the Borrower and/or its Subsidiaries relating to business improvement initiatives, which payments shall be made or accrued during Fiscal Year 2011 and shall be in an aggregate amount not to exceed $1,000,000.

“Contractual Obligation” means, as to any Person, any material provision (which for clarity shall include without limitation all provisions relating to monetary obligations) of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreements” means, collectively, any copyright property security agreements in respect of any copyright property that may be entered into after the Closing Date and that is required to be delivered pursuant to Section 6.12, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum, provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (other than, in the case of such other agreements, to the extent such Lender’s notice or public statement of non-compliance is a result of such Lender’s good faith dispute with respect to its funding obligations thereunder), (c) has failed, within one Business Day after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; and provided, further, that in each of clauses (d)(i), (d)(ii) and (d)(iii), the Administrative Agent has determined in its discretion that such Lender is reasonably likely to fail to perform any of its funding obligations under the Loan Documents.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Securities” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is one (1) year after the

Maturity Date, (b) is convertible in or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time prior to the date which is one year after the Maturity Date, (c) contains any repurchase obligations which may come into effect prior to payment in full of all Obligations (other than customary contingent indemnification claims for which a claim has not then been asserted) or (d) requires the payment of cash dividends or distributions prior to the date which is one year after the Maturity Date.

“Documentation Agent” means Regions Bank, in its capacity as documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investment” means an equity investment by the Sponsor Investors on December 27, 2010 in the Borrower (including an equity investment in Merger Sub immediately prior to the effectiveness of its merger with the Borrower) in an amount equal to at least $181,000,000.

“Equity Investors” means, collectively, the Sponsor Investors and the Rollover Investors and their respective Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

Notwithstanding anything to the contrary contained in this Agreement, the Eurodollar Rate shall at no time be less than 1.25%.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Fiscal Year of the Borrower, the excess (if any) of (a) Consolidated EBITDA for such Fiscal Year over (b) the sum (for such Fiscal Year and without duplication, including without duplication of amounts deducted in the calculation of Consolidated Net Income or Consolidated EBITDA) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) all permitted principal repayments, to the extent actually made, of Term Loans, and payments of the Revolving Credit Loans to the extent accompanied by a permanent reduction in the Revolving Credit Facility, (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made in cash by the Borrower and its Subsidiaries in such Fiscal Year in accordance with the terms of this Agreement, (v) any management fees paid in cash under the Management Agreement and permitted under Section 7.06(d) to the extent added back in the calculation of Consolidated EBITDA for such Fiscal Year, (vi) the Class C Common Stock Dividend paid in cash and permitted under Section 7.06(d), (vii) amounts paid in cash for Permitted Acquisitions, if and to the extent permitted to be made under this Agreement, (viii) fees and out of pocket expenses paid in cash incurred in connection with the Transactions; provided that the aggregate of all such fees and expenses incurred and paid (regardless of the time of payment) in connection with the Transaction shall not exceed $85,000, (viii) Consolidated Restaurant Pre-Opening Costs to the extent added back to Consolidated EBITDA in such Fiscal Year, (ix) any Extraordinary Receipts actually received by the Borrower and its Subsidiaries during such Fiscal Year to the extent such Extraordinary Receipts have been included in the calculation of Consolidated EBITDA or reinvested in accordance with, or permitted to be retained by, Section 2.05(b)(vi), (x) non-recurring cash expenses in an aggregate amount not to exceed $250,000 to the extent such amounts are added back in the calculation of Consolidated EBITDA for such Fiscal Year and (xi) solely with respect to Fiscal Year 2011, the Consulting Payments to the extent such amount is added back in the calculation of Consolidated EBITDA for such Measurement Period.

“Excess Cash Flow Percentage” means, as of the Closing Date and for the Fiscal Year ending December 31, 2011 50%, and thereafter the applicable percentage set forth below determined by reference to the Consolidated Total Leverage Ratio for the Measurement Period ending on the Fiscal Year end date for the Fiscal Year of determination for which financial statements have been delivered in accordance with Section 6.01(a):

Consolidated Total Leverage Ratio	Excess Cash Flow Percentage
Greater than or equal to 2.00:1.00	50%
Less than 2.00:1.00	25%

Any increase or decrease in the Excess Cash Flow Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective for the payment due pursuant to Section 2.05(b)(i) for the Fiscal Year covered by such financial statements.

“Excess Revolving Availability” means, as of any date of determination, the amount by which (a) the Revolving Credit Facility exceeds (b) the Total Revolving Credit Outstandings.

“Excluded Issuance” by any Person means (i) an issuance and sale of an Equity Interest in such Person to the Equity Investors or employees of the Borrower pursuant to a stock option plan approved by the board of directors or equivalent governing body of the Borrower, (ii) an issuance and sale of an Equity Interest in such Person to any employee of such Person or a Subsidiary of such Person provided that the Net Cash Proceeds therefrom do not exceed $5,000,000 in the aggregate at any time prior to the Maturity Date or (iii) an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest) the Net Cash Proceeds from which do not exceed $10,000,000 in the aggregate in any Fiscal Year or $35,000,000 in the aggregate at any time prior to the Maturity Date, so long as after giving effect to the issuance of any such Equity Interests, no Change of Control has occurred and so long as no Event of Default then exists or would result from such Excluded Issuance.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) net income taxes and franchise taxes imposed on it (in lieu of net income taxes) as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the recipient having executed delivered or performed on its obligations under this Agreement or any other Loan Document), (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).

“Executive Officer Employment Agreement Stock Put/Call Rights” means the rights to put and call Equity Interests of the Borrower pursuant to (i) the Employment Agreement, dated as of December 27, 2010, by and between the Borrower and Keith Kinsey and (ii) the Employment Agreement, dated as of December 27, 2010, by and between the Borrower and Kevin Reddy, in each case, as in effect on the Closing Date.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 14, 2007 by and among Noodles, the Subsidiaries of Noodles party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, JP Morgan Chase Bank, N.A., as syndication agent, the lenders party thereto and Banc of America Securities LLC, as sole lead arranger and sole book manager.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01(a) hereto issued for the account of the Noodles under the Existing Credit Agreement.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, judgments or the settlement of any dispute (and payments in lieu thereof), indemnity payments and any purchase price adjustments under the Merger Agreement or in connection with a Permitted Acquisition, but expressly excluding proceeds from insurance, eminent domain and condemnation which shall be governed by Section 2.05(b)(ii).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“FASB ACS” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Fee Letters” means, collectively, the Arrangers Fee Letter and the Administrative Agent’s Fee Letter.

“Fiscal Quarter” means each period of thirteen weeks (with the first two months of such Fiscal Quarter having four weeks and the last month of such Fiscal Quarter having five weeks).

“Fiscal Year” means the 52 or 53 week period ending on the Tuesday closest to December 31st of each calendar year.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Franchise Agreements” means each of the agreements entered into from time to time by the Borrower or any of its Subsidiaries pursuant to which a Loan Party as Franchisor agrees to allow a Franchisee to operate a restaurant facility using the “Noodles & Company” restaurant concepts.

“Franchisee” means each third party unaffiliated restaurant operator identified as a franchisee in any Franchise Agreement.

“Franchised Unit Locations” means, collectively, the property comprising Franchised Unit Locations described in Part (b) of Schedule 5.21 (as such Schedule may be updated from time to time with the written consent of the Administrative Agent).

“Franchisor” means any Loan Party.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  Unless such Guarantee is capped at a stated amount, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that if recourse under such Guarantee is limited to the assets securing such Guarantee, the amount of Indebtedness represented by such Guarantee shall be the lesser of (i) the fair market value of such assets or (ii) the amount of the related primary obligation.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each existing direct and indirect Subsidiary of the Borrower and future direct and indirect Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by each Subsidiary of the Borrower under Article X in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract required or permitted under Article VI or VII, is (i) a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract or (ii) any Person with whom a Loan Party has entered into a Secured Hedge Agreement provided or arranged by GE Capital or an affiliate of GE Capital, and any assignee thereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person, or is limited in recourse, valued in an amount equal to the stated or determinable amount of the such Indebtedness so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith or if recourse is limited to such assets, the fair market value of such assets;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (but excluding, for the avoidance of doubt, the right of such Person to receive a dividend arising solely from the declaration thereof); and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date of determination shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date of determination shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property Security Agreements” means, collectively, (i) each of the Trademark Security Agreements, (ii) each of the Patent Security Agreements, if any, (iii) each of the Copyright Security Agreements, if any, and (iv) any other intellectual property security agreements in respect of any intellectual property that may be entered into after the Closing Date and that is required to be delivered pursuant to Section 6.12, in each case, in form and substance reasonably satisfactory to the Administrative Agent and as amended and in effect from time to time.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, in each case, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Book Managers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, GE Capital Markets, Inc. and Wells Fargo Bank, National Association, in their capacity as joint book managers.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leases” means, collectively, each lease of real property related to a Restaurant or to the operation of the business of the Loan Parties.

“Left Lead Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as left lead arranger.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include each Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such date is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $5,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Management Subordination Agreements, (e) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, (f) the Fee Letters (g) each Issuer Document and (h) the Post-Closing Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means the management agreement between the Loan Parties and Catterton Management Company, L.L.C. for the management of the Loan Parties.

“Management Subordination Agreements” means, collectively, (i) that certain Management Fee Subordination Agreement executed and delivered on the date hereof by and among Catterton Management Company, L.L.C., the Borrower and the Administrative Agent with respect to the Management Agreement and (ii) that certain Payover Agreement executed and delivered on the date hereof by and among the PSP Investor, the Borrower and the Administrative Agent with respect to the Class C Common Stock, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, any contract to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person and includes, without limitation, the Merger Agreement, each Lease and Franchise Agreement.

“Maturity Date” means February 28, 2016; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Borrower.

“Merger Agreement” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Recitals.

“Minority Interest” means a percentage of the ownership interest in a Subsidiary of the Borrower that is owned by a Person other than the Borrower or a guarantor to the extent necessary to comply with local licensing requirements.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means deeds of trust, trust deeds, deeds to secure debt and mortgages covering any real estate owned by a Loan Party and in favor of the Administrative Agent for the benefit of itself and the Secured Parties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by any Loan Party, or any Extraordinary Receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by any Loan Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by any Loan Party or the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.

“New Construction” means construction by the Borrower or any of its Subsidiaries related to the opening of a Restaurant owned and operated by the Borrower or any of its Subsidiaries at a new location or the meaningful expansion of capacity at existing facilities of a Restaurant owned and operated by the Borrower or any of its Subsidiaries.

“New Operating Units” means Restaurants owned and operated by the Borrower or any of its Subsidiaries whose ownership or operation by the Borrower or any of its Subsidiaries started on a date after the Closing Date.

“Noodles” has the meaning specified in the Recitals.

“Note” means a Term Note or a Revolving Credit Note, as the context may require, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date of determination, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date of determination, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Patent Security Agreements” means, collectively, any patent property security agreements in respect of any patent property that may be entered into after the Closing Date and that is required to be delivered pursuant to Section 6.12, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means (A) any acquisition consented to in writing by the Required Lenders prior to the date of such acquisition or (B) the purchase or other acquisition in a single transaction or a series of related transactions of (i) all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation), (ii) all or substantially all of the assets associated with the operation of one or more restaurants or (iii) all or substantially all of the assets of a Person, provided that, such assets are associated with the operation of one or more restaurants (in each case, such Equity Interests or assets acquired hereinafter referred to as the “Acquired Assets”), provided that, in each case, each of the following conditions are met:

(a)           the assets of such newly-acquired Subsidiary or the property acquired by the Borrower shall only constitute one or more restaurant facilities consisting of real property (owned or leased), equipment and other property relating to the operations of such restaurant facilities and each of which shall, upon the consummation of such acquisition operate as a Noodles & Company restaurant concept or within twenty-four (24) months after such acquisition thereof (provided that restaurants representing, in the aggregate, less than 10% of the revenue of the Acquired Assets may be held for up to thirty-six (36) months after the acquisition thereof), be converted into a Noodles & Company restaurant concept or disposed of in accordance with Section 7.05(j), and the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of the foregoing;

(b)           no Default or Event of Default shall have occurred and be continuing or would result from such acquisition;

(c)           the Borrower shall deliver evidence satisfactory to the Administrative Agent that, on a Pro Forma Basis, the Consolidated Total Lease Adjusted Leverage Ratio and the Consolidated Total Leverage Ratio for the Measurement Period most recently completed, shall in each case, be 0.25 less than the Consolidated Total Lease Adjusted Leverage Ratio and the Consolidated Total Leverage Ratio required for such Measurement Period, such compliance to be determined on the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b) and all financial information in respect of the Acquired Assets in connection with such acquisition (which such financial information shall be in form, scope and substance satisfactory to the Administrative Agent);

(d)           such purchase or other acquisition shall not include or result in any contingent liabilities which could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(e)           any and all consents and approvals of any Governmental Authority (including, for the avoidance of doubt, in respect of liquor licenses acquired to the extent necessary) or landlord that if not obtained would (i) adversely impact the Acquired Assets in any material respect or (ii) would result in a material impairment of the rights and remedies of the Administrative Agent or any Lender relating to any Lien on the Acquired Assets constituting Collateral;

(f)            the Borrower shall have delivered to the Administrative Agent and each Lender, at least five (5) Business Days prior to the date on which the purchase or acquisition (or such shorter period as may be agreed upon in writing by the Administrative Agent) of the Acquired Assets is to be consummated, a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth herein have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(g)           the Borrower shall have delivered to the Administrative Agent and each Lender (i) at least five (5) Business Days prior to the consummation of such purchase or acquisition (or such shorter period as may be agreed upon in writing by the Administrative Agent), copies, certified by a Responsible Officer on behalf of the Borrower to be true and complete of the purchase and sale documents, together with a complete set of schedules, exhibits, side letters and other documents and instruments delivered in connection therewith and (ii) prior to the consummation of such purchase or acquisition, copies, certified by a Responsible Officer of the Borrower to be true and complete of all documents, instruments, side letters or other material agreements executed in connection with such purchase or acquisition;

(h)           the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all liens and encumbrances with respect to the Acquired Assets, other than Permitted Liens, have been discharged in full or arrangements therefor satisfactory to the Administrative Agent have been made;

(i)            after giving effect to such purchase or other acquisition, the Excess Revolving Availability shall not be less than $10,000,000; and

(j)            any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12, and/or, with respect to any newly-acquired assets, the Borrower shall comply with the requirements of Section 6.12.

“Permitted Liens” means, collectively, the Liens permitted under Section 7.01.

“Permitted Mortgage Financing” means the Indebtedness of any Loan Party incurred after the Closing Date in connection with the acquisition (in a single transaction or a series of related transactions), construction or improvement of up to five (5) Restaurants, provided that each of the following conditions are satisfied: (a) the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000, (b) the aggregate Permitted Transaction Amount at any time outstanding, after giving effect to such Permitted Mortgage Financing, shall not exceed $20,000,000; (c) the mortgagee under such Permitted Mortgage Financing shall be entitled to a Lien only on such assets financed by such mortgage financing; (d) the Administrative Agent, on behalf of the Secured Parties, shall receive a first priority perfected Lien on such assets financed by such mortgage financing (subject only to (i) Liens securing the Permitted Mortgage Financing which shall be first in priority on such assets and (ii) Liens permitted under Section 7.01(c), (d) or (g)); (e) the final maturity date of any such Indebtedness shall be at least twelve calendar months subsequent to the Maturity Date; and (f) no Event of Default exists on the date of the incurrence thereof or would result therefrom.

“Permitted Seller Note” means an unsecured promissory note containing subordination and other provisions or subject to a subordination agreement, in each case, reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrower or any Subsidiary incurred in connection with any Permitted Acquisition and payable to the seller in connection therewith; provided that under no circumstances shall any cash principal payments be due and owing or made with respect to such Permitted Seller Note prior to the date which is six calendar months following the Maturity Date or the payment in full of the Obligations, nor shall cash interest be payable other than in accordance with the subordination terms or subordination agreement applicable to such Permitted Seller Note.

“Permitted Transaction Amount” means the sum of the amounts outstanding at any time related to or in connection with (i) Indebtedness attributed to any or all Permitted Mortgage Financing entered into pursuant to Section 7.02(l), (ii) Indebtedness attributed to Capitalized Leases or purchase money obligations entered into pursuant to Section 7.02(e), (iii) Indebtedness permitted pursuant to Section 7.02(o) and (iv) Investments permitted pursuant to Section 7.03(n).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreements” means, collectively (i) that certain Pledge Agreement dated as of the Closing Date among the Administrative Agent and the Borrower pursuant to which the Borrower pledges its interest in its Subsidiaries to the Administrative Agent for the benefit of the Secured Parties, (ii) the Sponsor Pledge Agreement, in each case, together with each pledge agreement supplement delivered pursuant to Section 6.12, in all cases, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Pledged Collateral” has the meaning ascribed to such term in each of the Pledge Agreements.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Post-Closing Agreement” means that certain Post-Closing Agreement, which may be executed and delivered on the Closing Date, between the Loan Parties and the Administrative Agent as provided in Section 4.01.

“Prepayment Account” has the meaning specified in Section 2.05(b)(x).

“Pro Forma Basis” means, with respect to any Permitted Acquisition, the calculation of Consolidated Total Lease Adjusted Leverage Ratio and Consolidated Total Leverage Ratio for the Measurement Period most recently completed prior to such Permitted Acquisition as if such Permitted Acquisition had occurred immediately prior to the first day of such Measurement Period and excluding any business, business divisions, restaurants or Person sold or otherwise disposed of in connection with a Disposition for the Measurement Period of determination.  For purposes of making this pro forma calculation of Consolidated Total Lease Adjusted Leverage Ratio and Consolidated Total Leverage Ratio, adjustments described in clauses (a), (b) and (c) below (all such adjustments to be reasonably acceptable to the Administrative Agent) shall be included:

(a)           (i) all Indebtedness (whether under this Agreement or otherwise), other liabilities and any other balance sheet adjustments incurred, made or assumed in connection with a Permitted Acquisition shall be deemed to have been incurred, made or assumed as of the last day of the relevant Measurement Period, and all Indebtedness of the Person acquired or to be acquired in such Permitted Acquisition or which is attributable to the business, business division, restaurant or Person acquired or to be acquired which was or will have been repaid in connection with the consummation of the Permitted Acquisition shall be deemed to have been repaid as of the last day of the relevant Measurement Period and (ii) all Indebtedness which was repaid, released or satisfied in connection with a Disposition (to the extent permitted under Section 7.05) shall be deemed to have been repaid on the last day of the relevant Measurement Period; and

(b)           other reasonable specified cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership resulting from such acquisition as may be approved by the Administrative Agent, in its sole discretion, in writing shall be deemed to have been realized on the first day of the Measurement Period most recently ended; and

(c)           for purposes of calculating Consolidated EBITDA or Consolidated EBITDAR for the relevant Measurement Period, the financial results of the business, business division, restaurant or Person, as applicable, to be acquired shall be calculated and included by reference to the audited (if available) or management certified (if audited results are not available) historical financial results of such business, business division, restaurant or Person, as applicable, to be so acquired.

“PSP Investor” means Argentia Private Investments, Inc., together with its Affiliates.

“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“Qualified Securities” means any Equity Interests other than Disqualified Securities.

“Reduction Amount” has the meaning specified in Section 2.05(b)(ix).

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Pledged Stock Amount” means a legal, valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, pursuant to the Sponsor Pledge Agreement, in the Borrower’s Equity Interests in an amount of shares of at least (a) 51% of the Class A Common Stock of Borrower and (b) 75.1% of the combined Class A Common Stock and Class B Common Stock of the Borrower.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the

Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restaurant” means a particular restaurant at a particular location that is owned (regardless of whether the real property is owned or leased) and operated by a Loan Party or any Subsidiary of a Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or (c) any option, warrant or other right to acquire any such dividend or other distribution or payment, or (d) any management fees, fees (consulting, management or other), allowances or similar arrangements directly or indirectly paid or payable by any Loan Party to the Equity Investors or any Affiliate thereof or any other Person under a management agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including, without limitation, pursuant to Section 2.16 hereof.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.  As of the Closing Date, the amount of the Revolving Credit Facility is $45,000,000.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.16(d).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Right Lead Arrangers” means GE Capital Markets, Inc. and Wells Fargo Bank, National Association in their capacity as right lead arrangers.

“Rollover Investors” means management and certain shareholders and option holders of the Borrower, as in existence prior to the Acquisition.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ programs/index.shtml, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Swing Line Lender, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date by and among the Administrative Agent, the Borrower and the Guarantors, together with each security agreement supplement delivered pursuant to Section 6.12, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning specified in Section 8.04.

“Sponsor Investors” means, collectively, the Catterton Investor and the PSP Investor.

“Sponsor Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date among the Administrative Agent and the Sponsor Investors pursuant to which each Sponsor Investor pledges its interest in the Borrower to the Administrative Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Stockholders’ Agreement” means that certain Stockholders Agreement dated as of December 27, 2010 by and among the Catterton Investor, the PSP Investor and Catterton Partners VI-B, L.L.C.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Co-Syndication Agents” means GE Capital Markets, Inc. and Wells Fargo Bank, National Association, in their capacities as co-syndication agents.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a) as may be adjusted pursuant to Section 2.17.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) on the Closing Date in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, including, without limitation, pursuant to Section 2.17.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.  As of the Closing Date, the amount of the Term Facility is $75,000,000.

“Term Increase Effective Date” has the meaning specified in Section 2.17(d).

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $3,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreements” means, collectively, (i) that certain Trademark Security Agreement, executed and delivered on the Closing Date, between the Loan Parties and the Administrative Agent, and (ii) any other trademark property security agreements in respect of any trademark property that may be entered into after the Closing Date.

“Transaction” means, collectively, (a) the organization of Merger Sub and merger of Merger Sub into Noodles, with the Borrower as the surviving entity, (b) the Acquisition, (c) the Equity Investment, (d) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the funding of the Facilities, (e) refinancing of the Existing Credit Agreement and the subordinated loans advanced by the Sponsor Investors in connection with the Acquisition and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unit Locations” means, collectively, the property comprising any Restaurant locations.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document and shall include all exhibits, schedules, appendices, annexes and attachments thereto), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan

Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ACS 825 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        The Loans.

(a)                                 The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date (or pursuant to adjustments under Section 2.17) in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  At the Borrower’s option, Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  At the Borrower’s option, Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term  Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be continued or converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                                  Except as otherwise provided in Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than nine (9) Interest Periods in effect in respect of the Term Facility and the Revolving Credit Facility on a combined basis.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit

Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event within one (1) Business Day thereafter) notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)                                 Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Letter of Credit Fees times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June,

September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g), all Letter of Credit Fees shall accrue at the Default Rate and, upon all other Events of Default, all Letter of Credit Fees shall accrue at the Default Rate at the request of the Required Revolving Lenders.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer, for its own account, a fronting fee with respect to each Letter of Credit in an amount equal to 0.25% per annum times the face amount of each Letter of Credit.  Such fronting fee shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                                    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                                 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total

Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate equal to the rate that would be applicable to a Base Rate Loan from time to time.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Subject to Section 2.04(a), each Borrowing of Swing Line Loans shall be made in accordance with the provisions of any agreement between the Swing Line Lender and the Borrower establishing an “Auto Borrower” plan for, among other things, the automatic advance to the Borrower for deposit into an account of the Borrower with the Swing Line Lender.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any  Revolving Credit Lender) on the date of any proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 Optional.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan pursuant to this Section 2.05(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal installments thereof on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)                                  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Mandatory.  (i)  For each Fiscal Year commencing with the Fiscal Year ending on or about December 31, 2011, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), (or, if not delivered when required hereunder, after such financial statements and Compliance Certificate are required to be delivered pursuant to Sections 6.01(a) and 6.02(a), respectively) the Borrower shall prepay an aggregate principal amount of Loans equal to the Excess Cash Flow Percentage of Excess Cash Flow for the Fiscal Year covered by such financial statements (such prepayments to be applied as set forth in clauses (vii), (ix) and (x) below).

(ii)                                  If any Loan Party Disposes of any property or assets (other than any Disposition of any property permitted by Section 7.04(a), (b), (c), (d), or (e) or Section 7.05(a), (b), (d), (f), (h) or (i)) which results in the realization by such Person of Net Cash Proceeds in excess of $500,000 or such Loan Party receives cash proceeds from insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation or eminent domain proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds promptly (but in any event within one (1) Business Day thereafter) upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vii), (ix) and (x) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or cash proceeds of insurance or condemnation or eminent domain described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date such payment would otherwise be due), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds or proceeds of insurance or condemnation or eminent domain in operating assets or to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received so long as within three hundred and sixty-five (365)  days after the receipt of such Net Cash Proceeds, (x) such purchase, replacement, repair or reimbursement shall have been consummated or (y) the Borrower or such Subsidiary shall have entered into a binding contract to consummate such purchase, replacement, repair or reimbursement within three hundred and sixty-five (365) days after the date of such binding agreement and shall thereafter complete such purchase, replacement, repair or reimbursement in such three hundred and sixty-five (365) day period (in each case, as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested within such required time periods shall be immediately applied to the prepayment of the Loans as set forth in this clause (ii) and clauses (vii), (ix) and (x) below.

(iii)                               Upon the sale or issuance by any Loan Party of any of its Equity Interests (other than Excluded Issuances), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom promptly (but in any event within one (1) Business Day thereafter) upon receipt thereof by such Loan Party (such prepayments to be applied as set forth in clauses (vii), (ix) and (x) below).

(iv)                              Upon the incurrence or issuance by any Loan Party of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom promptly (but in any event within one (1) Business Day thereafter) upon receipt thereof by such Loan Party (such prepayments to be applied as set forth in clauses (vii), (ix) and (x) below).

(v)                                 Upon the receipt by any Loan Party or any of its Subsidiaries of any Specified Equity Contribution, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within two (2) Business Days upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (vii), (ix) and (x) below).

(vi)                              Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party, and not otherwise included in clause (ii), (iii), (iv) or (v) or of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds in excess of $500,000 received therefrom immediately upon receipt thereof by such Loan Party (such prepayments to be applied as set forth in clauses (vi), (viii) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds resulting from Extraordinary Receipts, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date such payment would otherwise be due), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within three hundred and sixty-five (365) days after the receipt of such Net Cash Proceeds, (x) such reinvestment shall have been consummated or (y) the Borrower or such Subsidiary shall have entered into a binding contract to consummate such reinvestment within three hundred and sixty-five (365) days after the date of such binding agreement and shall thereafter complete such reinvestment in such three hundred and sixty-five (365) day period (in each case, as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested within such required time periods shall be immediately applied to the prepayment of the Loans as set forth in this clause (vi) and clauses (vii), (ix) and (x) below.

(vii)                           Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Loan Facility (and the principal installments thereof on a pro rata basis) and second to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b).  Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be (A) accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05, if applicable, and (B) paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(viii)                        If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ix)                              Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business (the sum of such prepayment amounts, cash collateralization amounts and remaining amounts being, collectively, the “Reduction Amount”).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(x)                                 Amounts to be applied as provided in this clause (b) to the prepayment of Loans of any Class shall be applied first to reduce outstanding Base Rate Loans of such Class.  Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Rate Loans of such Class immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans of such Class.  The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Class of Loans to prepay Eurodollar Rate Loans of such Class on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans of such Class have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Class has been exhausted.  For purposes of this Agreement, the term “Prepayment Account” for any Class of Loans shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this clause (b).  The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Class of Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Rate Loans of such Class to be prepaid; provided, however, that (i)  the Administrative Agent shall not be required to make any investment that, in its judgment, would require or cause the Administrative

Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent.  The Borrower shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Rate Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto.  Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest.  Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account.  If the maturity of the Loans has been accelerated pursuant to Article VIII, the Administrative Agent may, in its sole discretion, apply such funds to satisfy any of the Obligations related to such Class of Loans.  The Borrower hereby pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations each Prepayment Account so established.

2.06                        Termination or Reduction of Commitments.  (a)  The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, or the Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) any prepayment of a Revolving Credit Loan or a Swing Line Loan or termination, cancellation or cash collateralization of any L/C Obligations necessary to effectuate a reduction under this Section 2.06 shall be accompanied by payment of (A) accrued interest (or fees) on the amount prepaid to the date of prepayment and (B) any additional amounts required pursuant to Section 3.05 and (iv) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit.  Any such reduction shall be applied to the Revolving Credit Commitment of each Appropriate Lender according to its Applicable Revolving Credit Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)                                 Mandatory.  (i)  The aggregate Term Commitments on the Closing Date shall be automatically and permanently reduced to zero immediately following the Term Borrowing on the Closing Date.

(ii)                                  The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made under Section 2.05(b)(vii) and (ix).

(iii)                               If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)                                  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination or reduction of the Revolving Credit Facility shall be paid by the Borrower to the Administrative Agent on the effective date of such termination or reduction.

2.07                        Repayment of Loans.

(a)                                 Term Loans.  The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
June 30, 2011	$187,500.00
September 30, 2011	$187,500.00
December 31, 2011	$187,500.00
March 31, 2012	$187,500.00
June 30, 2012	$187,500.00
September 30, 2012	$187,500.00
December 31, 2012	$187,500.00
March 31, 2013	$187,500.00
June 30, 2013	$187,500.00
September 30, 2013	$187,500.00
December 31, 2013	$187,500.00
March 31, 2014	$187,500.00
June 30, 2014	$187,500.00
September 30, 2014	$187,500.00
December 31, 2014	$187,500.00
March 31, 2015	$187,500.00
June 30, 2015	$187,500.00
September 30, 2015	$187,500.00
December 31, 2015	$187,500.00

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)                                 Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)                                  Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility

2.08                        Interest.

(a)                                 Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under such Facility and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans under the Revolving Credit Facility.

(b)                                 If any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) arises the Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  If any other Event of Default occurs, upon the request of the Required Lenders, the Borrower shall pay interest on the amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by applicable Laws.

(c)                                  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand.

(d)                                 Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)                                 Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.625% per annum times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.  For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the Outstanding Amount of Revolving Credit Loans.

(b)                                 Other Fees.  The Borrower shall pay to each Co-Lead Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Lease Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Lease Adjusted Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) promptly to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans and Swing Line Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Cash Collateral.

(a)                                 Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05 2.15 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting

Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  A Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16                        Increase in Revolving Credit Facility.

(a)                                 Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may on a one-time basis, request an increase in the Revolving Credit Facility by an amount not to exceed the difference between (i) $15,000,000 and (ii) the amount of any increase made pursuant to Section 2.17.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b)                                 Lender Elections to Increase.  Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.  For the avoidance of doubt, no Revolving Credit Lender shall be obligated to participate in such increase and the decision to participate in such increase shall be in the sole discretion of the applicable Revolving Credit Lender.

(c)                                  Notification by Administrative Agent; Additional Revolving Credit Lenders.  The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder.  To achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section 2.16, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Revolving

Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (y) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01 and (z) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (ii) commitments from applicable Lenders or Eligible Assignees shall have been received in an amount no less than the amount of such requested increase and (iii) the Borrower shall pay all reasonable and documented out of pocket expenses (including the reasonable and documented fees and costs of counsel to the Administrative Agent and Co-Lead Arrangers) incurred in connection with this Section 2.16.  So long as the Borrower shall have complied with all other conditions contained in this Section 2.16, the Lenders hereby consent, without the need for further or subsequent consent but subject to Section 2.16(b), to an amendment to this agreement to the extent necessary to evidence and document an increase in the Revolving Credit Facility so long as any terms applicable to any such increase are on the same terms as the existing Revolving Credit Facility.  Any such amendment shall only require the consent of the Loan Parties and the Administrative Agent and the Lenders or lenders participating in such increase.  Each Loan Party shall acknowledge and agree that the Obligations of such Loan Party extend to and include the Obligations after giving effect to such increase.  The Administrative Agent shall have received such other assurances, certificates, documents or opinions as the Administrative Agent reasonably may require, including such assurances, certificates, documents or opinions as may be required to evidence such increase, the validity and enforceability of the Obligations and the validity, perfection and first priority Lien securing the Obligations after giving effect to such increase.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.16.

(f)                                   Conflicting Provisions.  This Section 2.16 shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.

2.17                        Increase in Term Facility.

(a)                                 Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Borrower may, on a one-time basis, request an increase in the Term Loans by an amount not to exceed the difference between (i) $15,000,000 and (ii) the amount of any increase made pursuant to Section 2.16.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Term Lenders).

(b)                                 Lender Elections to Increase.  Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase.  Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.  For the avoidance of doubt, no Term Lender shall be obligated to participate in such increase and the decision to participate in such increase shall be in the sole discretion of the applicable Term Lender

(c)                                  Notification by Administrative Agent; Additional Term Lenders.  The Administrative Agent shall notify the Borrower and each Term Lender of the Term Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.  If the Term Loans are increased in accordance with this Section 2.17, the Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Term Lenders of the final allocation of such increase and the Term Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01 and (y) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (ii) commitments from Term Lenders or Eligible Assignees shall have been received in an amount no less than the amount of such requested increase and (iii) the Borrower shall pay all reasonable and documented out of pocket expenses (including the reasonable and documented fees and costs of counsel to the Administrative Agent and Co-Lead Arrangers) incurred in connection with this Section 2.17.  So long as the Borrower shall have complied with all other conditions contained in this Section 2.17, the Lenders hereby consent, without the need for further or subsequent consent but subject to Section 2.17(b), to an amendment to this agreement to the extent necessary to evidence and document an increase in the Term Loans so long as any terms applicable to any such increase are on the same terms as the existing Term Loans, except if the interest rate payable in respect of any increase in Term Loans made available pursuant to this Section 2.17 at any time exceeds the interest rate payable in respect of the existing Term Loans plus 0.50%, then the interest rate payable in respect of the existing Term Loans shall automatically be increased to a rate that is at all times equal to the rate payable with respect to such increase in Term Loans less 0.50% without the requirement of any further action or consent on the part of the Administrative Agent, any Lender or the Borrower; provided that any such increase in the Term Loans will not have a weighted average life to maturity earlier than the existing Term Loans.  Any such amendment shall only require the consent of the Loan Parties and the Administrative Agent and the Lenders or lenders participating in such increase.  Each Loan Party shall acknowledge and agree that the Obligations of such Loan Party extend to and include the Obligations after giving effect to such increase.  The Administrative Agent shall have received such other assurances, certificates, documents or opinions as the Administrative Agent reasonably may require, including such assurances, certificates, documents or opinions as may be required to evidence such increase, the validity and enforceability of the Obligations and the validity, perfection and first priority Lien securing the Obligations after giving effect to such increase.  The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f)                                   Conflicting Provisions.  This Section 2.17 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)                                  Tax Indemnifications.  (i)  Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower and shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)                                  Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)                               any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                              executed originals of Internal Revenue Service Form W-8ECI,

(III)                         executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)                               executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans  and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in

Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Within ten (10) Business Days of a demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (unless the Administrative Agent, in its sole and absolute discretion, determines that the satisfaction of one or more of the following conditions precedent may be satisfied on a post-closing basis pursuant to a Post-Closing Agreement entered into by the Loan Parties and the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent):

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     duly executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               duly executed counterparts of each other Loan Document sufficient in number for distribution to the Administrative Agent and the Borrower, together with:

(A)                               certificates, if any, representing the pledge equity interest referred to in the Pledge Agreements accompanied by undated transfer powers executed in blank and instruments evidencing the any pledged debt indorsed in blank,

(B)                               proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)                               results of searches (including, without limitation, intellectual property and lien searches), dated on or before the date of the initial Credit Extension, together with copies of such other supporting documentation as may be necessary or desirable showing that the Liens created by the Collateral Documents are the only Liens upon the Collateral, except Permitted Liens and Liens to be discharged on or prior to the Closing Date,

(D)                               evidence of the completion of or arrangements reasonably satisfactory to the Administrative Agent for all other actions, recordings and filings of or with respect to the Collateral Documents that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens on the Collateral

(E)                                evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement, the Pledge Agreements and the Intellectual Property Security Agreements has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements); and

(F)                                 the Account Control Agreements, duly executed by the appropriate parties;

(iv)                              certificates executed by a Responsible Officer of each Loan Party attaching resolutions or other action authorizing the actions under the Loan Documents, incumbency certificates, certified copies of the Organization Documents of such Loan Party, in each case, certified to be true, accurate and complete and in effect on the Closing Date and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a favorable opinion of Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, in form, scope and substance reasonably satisfactory to the Administrative Agent;

(vi)                              a favorable opinion of (i) Dorsey & Whitney LLP local counsel to the Loan Parties in Minnesota, (ii) Hogan Lovells US LLP local counsel to the Loan Parties in Maryland, Colorado and Virginia, (iii) Bryan Cave LLP local counsel to the Loan Parties in Illinois and Kansas and (iv) Foley & Larnder LLP local counsel to the Loan Parties in Wisconsin, in each case, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, in form, scope and substance reasonably satisfactory to the Administrative Agent;

(vii)                           a favorable opinion of Gibson, Dunn & Crutcher LLP as counsel to the Catterton Investor and the PSP Investor and Davies Ward Phillips & Vineberg S.E.N.C.R.L., s.r.l. as Canadian counsel to the PSP Investor in connection with that certain Pledge Agreement dated as of the Closing Date among the Administrative Agent and the Sponsor Investors pursuant to which each Sponsor Investor pledges its interest in the Borrower to the Administrative Agent for the benefit of the Secured Parties;

(viii)                        a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and/or deemed necessary by the Administrative Agent, and the execution, delivery and performance by such Loan

Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                              a certificate of a Responsible Officer of the Catterton Investor attaching a true, correct and complete copy of the Stockholders’ Agreement.

(x)                                 a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 29, 2009 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi)                              certificates attesting to the Solvency of the Loan Parties on a consolidated basis before and after giving effect to the Transaction, from the chief financial officer of the Borrower;

(xii)                           binding certificates of insurance and endorsements demonstrating coverage reasonably satisfactory to the Administrative Agent and naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xiii)                        certified copies of each of the Merger Agreement and the Management Agreement (including all exhibits and schedules thereto) duly executed by the parties thereto and certifying that such documents (including all exhibits and schedules thereto) have not been amended, updated, modified or varied, together with all agreements, instruments, bills of sale, opinions and other documents delivered in connection therewith as the Administrative Agent shall request;

(xiv)                       evidence that the Credit Agreement dated as of November 14, 2007 by and among Noodles, certain Subsidiaries of Noodles, Bank of America, N.A., JP Morgan Chase Bank, N.A., the lenders party thereto and Banc of America Securities LLC has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under such Credit Agreement have been, or concurrently with the Closing Date are being, released;

(xv)                          a certificate of the Borrower signed by a Responsible Officer of the Borrower attaching financial statements for the fiscal month ending December 28, 2010, each reasonably satisfactory to the Administrative Agent;

(xvi)                       a certificate of the Borrower signed by a Responsible Officer of the Borrower attaching financial projections of the Loan Parties of balance sheets, income statements and cash flow statements prepared on a quarterly basis for the first year after the Closing Date and annually thereafter through the Maturity Date;

(xvii)                    a certificate of the Borrower signed by a Responsible Officer of the Borrower attaching pro forma consolidated balance sheets of the Borrower and its

Subsidiaries giving effect to all elements of the Transaction to be effected on or before the Closing Date based on the financial statements for the fiscal month ending December 28, 2010, in form and substance reasonably satisfactory to the Administrative Agent;

(xviii)                 executed copies of any relevant Committed Loan Notices and Letter of Credit Applications;

(xix)                       an executed copy of a disbursement letter, executed by the Borrower;

(xx)                          all accounting reports, financial reports and such other reports, audits, certificates and due diligence material provided to the Borrower or the Equity Investors by third parties in connection with the Transactions on or prior to the Closing Date, in all cases, in form and substance reasonably satisfactory to the Administrative Agent;

(xxi)                       a filed copy of the certificate of merger; and

(xxii)                    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or any Lender reasonably may require.

(b)                                 (i) All fees required to be paid to the Administrative Agent and the Co-Lead Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)                                  All filing and recording fees and all taxes shall have been paid.

(d)                                 The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and the Co-Lead Arrangers (directly to such counsel if requested by the Administrative Agent) to the extent documented prior to or on the Closing Date (for the avoidance of doubt, a summary statement of such fees, charges and disbursements shall be sufficient documentation for the obligations set forth in this Section 4.01(d) provided that supporting documentation for such summary statement is provided promptly thereafter), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent and counsel to the Administrative Agent).

(e)                                  The Merger Agreement shall be in full force and effect and the Administrative Agent shall be satisfied that the Acquisition shall have been consummated in accordance with the terms of the Merger Agreement (without giving effect to any amendments, updates, changes or supplements thereto or any waivers adverse to the Administrative Agent and the Lenders and not approved in writing by the Administrative Agent and the Co-Lead Arrangers) and in compliance with all applicable requirements of Law.

(f)                                   The Administrative Agent shall have received a funds flow memorandum and statement of sources and uses, detailing the flow of funds in respect of the Transactions on the Closing Date and in form and substance acceptable to the Administrative Agent.

(g)                                  The capital structure of the Borrower shall be satisfactory to the Administrative Agent and the Co-Lead Arrangers.

(h)                                 The Administrative Agent shall have received evidence reasonably satisfactory to the Lenders that the Sponsor Investors have made a cash equity contribution of at least $181,000,000 to the Borrower in exchange for common stock having terms reasonably acceptable to the Administrative Agent and shall have received a copy of the certificate of merger evidencing the consummation of the merger under the Merger Agreement, certified by the Secretary of State of Delaware.  The terms and conditions of and documentation for such equity investment shall be reasonably satisfactory to the Administrative Agent.

(i)                                     The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the Consolidated Total Lease Adjusted Leverage Ratio calculated as of the twelve month period ending December 28, 2010 and calculated as if the Transaction had occurred on the first day of such twelve month period ending on such date, including the initial funding of the Facilities, does not exceed 4.75 to 1.00.

(j)                                    The Administrative Agent and the Co-Lead Arrangers shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the Consolidated Total Leverage Ratio calculated as of the twelve month period ending December 28, 2010 and calculated as if the Transaction had occurred on the first day of such twelve month period ending on such date, including the initial funding of the Facilities, does not exceed 2.90 to 1.00.

(k)                                 Since December 29, 2009, there shall have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

(l)                                     Any and all approvals by any federal, state or local liquor authority necessary for the continued operation of any restaurant operated by Noodles or any of its Subsidiaries with any liquor service provided by such restaurant immediately prior to the Merger shall have been received by the Borrower as of the Closing Date and remain in full force and effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be  true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a), (b) and (c) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b) and (c), respectively.

(b)                                 No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 The Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, after giving effect to such Credit Extension

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and the Merger Agreement and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document and/or the Merger Agreement to which such Person is or is to be a party and the consummation of the Transactions have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation (other than the creation of Liens under the Loan Documents) to which such Person is a party or affecting such Person or the properties of such

Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except to the extent that any such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or the Merger Agreement, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) except for filings completed on or prior to the Closing Date as contemplated hereby and by the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.  The Acquisition has been consummated in accordance with the Merger Agreement and applicable Laws.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, whether enforcement is sought by a proceeding in equity or at law.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Noodles and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Noodles and its Subsidiaries as of the date thereof that are required by GAAP to be included in such Audited Financial Statements.

(b)                                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries delivered in connection with Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on the date thereof (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries delivered in connection with Section 6.01(c), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal month ended on the date thereof (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)                                  The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 and Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, the Merger Agreement, the Management Agreement or the consummation of the Transaction, or (b) except as specifically disclosed in  Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.06.

5.07                        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Ownership of Property.

(a)                                 Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, including all leases relating to real property on which a Restaurant is situated, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.

(c)                                  As of the date hereof, Schedule 5.08(b) (as such Schedule may be updated from time to time pursuant to Section 6.02) sets forth a complete and accurate list of all real property owned and leased by each Loan Party and each of its Subsidiaries, except for such real property (whether owned or leased) acquired after the date on which such Schedule was most recently updated pursuant to Section 6.02 and for which the Borrower has delivered written notice of any Loan Party’s acquisition thereof to the Administrative Agent pursuant to the terms of Section 6.12.  Such Schedule shows as of the date on which it was most recently updated the street address, county or other relevant jurisdiction, state, and record owner or lessee with respect to all real property owned or leased and set forth thereon.  Each Loan Party and each of its Subsidiaries has good and marketable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.  Each real property lease in respect of which a Loan Party is lessee is the legal, valid and binding obligation of such Loan Party, and to the knowledge of the Loan Parties, the lessor thereof, enforceable in accordance with its terms.

5.09                        Environmental Compliance. (a)  The Loan Parties and their respective Subsidiaries have conducted in connection with the Transaction a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(a)                                 Except as listed on Schedule 5.09, none of the properties currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list or, to the knowledge of any Loan Party, is adjacent to any such property; to the knowledge of any Loan Party, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; to the knowledge of any Loan Party, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except as is otherwise in compliance with applicable Environmental Law; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party or, to the knowledge of any Loan Party, by any other Person on any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11                        Taxes.  The Borrower and Noodles and their respective Subsidiaries (i) have filed all Federal and state income, workers’ compensation and payroll taxes and all other material Federal, state and other tax returns and reports required to be filed, and (ii) have paid all Federal and state income, workers’ compensation and payroll taxes and all other material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided as required by GAAP; provided, however, with respect to Federal and state workers’ compensation and payroll taxes described in clause (ii) herein and arising from income constituting tips (i.e., non-wage income), such taxes have been paid to the extent that the Borrower and Noodles and their respective Subsidiaries have received the corresponding information from the employees of such Person for computation and payment of such taxes.  There is no proposed tax assessment against the Borrower or any Subsidiary that could, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.  The Merger was not taxable to the Borrower, Noodles or any of their respective Subsidiaries.

5.12                        ERISA Compliance.

(a)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13                        Subsidiaries; Equity Interests; Loan Parties.  No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time) free and clear of all Liens except those created under the Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time).  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Equity Investors in the amounts specified on Part (c) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time) free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (d) of Schedule 5.13 (as such Schedule may be updated from time to time pursuant to Section 6.02 or as disclosed in writing to the Administrative Agent pursuant to the terms of Section 6.12 from time to time) is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) and a true and correct copy of the organizational documents of each Subsidiary formed or acquired after the Closing Date has been delivered to the Administrative Agent, each of which is valid and in full force and effect.

5.14                        Margin Regulations; Investment Company Act.

(a)                                 No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 Neither a Loan Party, any Person Controlling a Loan Party, nor any Subsidiary of a Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact (known to such Loan Party, in the case of any document not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16                        Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person except, in each case or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect, and Schedule 5.17 (as such Schedule may be updated from time to time pursuant to Section 6.02) sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries (other than such IP Rights acquired after the date on which such Schedule was most recently updated).  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person, except, whether individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18                        Status of Liquor License Approvals and Filings.  As of the Closing Date, any and all approvals and/or filings by any federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party on the Closing Date with full food and liquor service have been received and/or filed, as applicable, and are in full force and effect.  As of any date after the Closing Date, any and all approvals and/or filings by any federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party with full food and liquor service have been received and/or filed, as applicable, and are in full force and effect, except where the failure to have been received and/or filed, as applicable, or be in full force and effect, could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.19                        Material Contracts.  No default by any Loan Party or to the knowledge of any Loan Party, by any other party exists under any Material Contract, other than such defaults that could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20                        Leases.  There is a Lease in force for each Unit Location which is ground leased or space leased by any Loan Party; a correct and complete copy of each Lease has been delivered to the Administrative Agent and each Lease is in full force and effect without amendment or modification from the form or copy delivered to the Administrative Agent and the Lenders except for amendments that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No default by any party exists under any such Lease that could reasonably be expected to result in termination of such Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default, except in each case, to the extent any such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.20 (as such Schedule may be updated from time to time pursuant to Section 6.02) is a complete and correct listing of all Leases, except for any Leases acquired after the date on which such Schedule was most recently updated.

5.21                        Unit Locations; Franchised Unit Locations.

Part (a) of Schedule 5.21 (as such Schedule may be updated from time to time pursuant to Section 6.02 or supplemented pursuant to the terms of Section 6.12) sets forth a complete and accurate list of all Unit Locations held by any Loan Party or any Subsidiary of a Loan Party as of the Closing Date or, if later, the most-recent date on which such Schedule has been updated.  Part (b) of Schedule 5.21 (as such Schedule may be updated from time to time pursuant to Section 6.02) sets forth a complete and accurate list of all Franchised Unit Locations franchised by any Loan Party or any Subsidiary of a Loan Party as Franchisor to any Franchisee as of the Closing Date or, if later, the most-recent date on which such Schedule has been updated.

5.22                        Franchise Agreements.

(a)                                 Schedule 5.22 (as such Schedule may be updated from time to time pursuant to Section 6.02) sets forth a complete and accurate list of all Franchise Agreements as of the Closing Date or, if later, the most-recent date on which such Schedule has been updated.

(b)                                 Each Franchise Agreement is in full force and effect except to the extent the failure to comply therewith, either individually or in the aggregate with all other failures to comply with any Franchise Agreement, could not reasonably be expected to have a Material Adverse Effect, without any amendment or modification from the form or copy delivered to the Administrative Agent and the Lenders except for amendments permitted hereunder and which do not materially and adversely affect the rights of the Lenders.

5.23                        Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.24                        Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.25                        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens that are senior in priority under applicable Law) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.26                        Compliance with OFAC Rules and Regulations.  Neither Borrower, nor any Subsidiary or, to Borrower’s knowledge, any Affiliate of Borrower (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.27                        Foreign Assets Control Regulations, Etc.  Neither Borrower nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  Neither Borrower nor any or Subsidiary is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Act.  No Borrower nor any Subsidiary (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of Borrower’s knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.28                        Use of Proceeds.

The proceeds of the Loans shall be used in accordance with Section 6.11.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnification liabilities arising under the Loan Documents for which a claim has not then been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit that is Cash Collateralized in accordance with the terms hereof), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 as soon as available, but in any event within 120 days (or, after the creation of a Public Market, such earlier date as required by the Securities and Exchange Commission) after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 28, 2010), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accounting firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a statement detailing unit-level sales and operating income, as of the end of and for such Fiscal Year then ended; in each case, setting forth in comparative form the corresponding information for the previous Fiscal Year (such comparisons to commence with the financial statements delivered in December 2011) and setting forth the corresponding information for the corresponding period set forth in the applicable Budget, in each case, in reasonable detail and prepared in accordance with GAAP;

(b)                                 as soon as available, but in any event within (i) 45 days (or, after the creation of a Public Market, such earlier date as required by the Securities and Exchange Commission) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and (ii) 60 days (or, after the creation of a Public Market, such earlier date as required by the Securities and Exchange Commission) after the end of the fourth Fiscal Quarter of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in comparative form the corresponding information for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year (such comparisons to commence with the financial statements delivered in December 2011), and setting forth in comparative form the corresponding information for the corresponding Fiscal Quarter set forth in the applicable Budget, in each case, in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)                                  as soon as available, but in any event within 30 days after the end of each of the first two fiscal months of each Fiscal Quarter of the Borrower following the Closing Date, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month, and the related consolidated statements of income or operations, and cash flows for such fiscal month and for the portion of the Borrower’s Fiscal Year then ended, setting forth in comparative form the corresponding information for the corresponding fiscal month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year (such comparisons to commence with the financial statements delivered in December 2011), and the corresponding information set forth in the applicable Budget, in each case, all in reasonable detail and duly certified by a Responsible Officer of the Borrower; provided that if the Consolidated Total Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is less than 4.00 to 1.00 then the Borrower shall not be required to deliver the financial statements required by this Section 6.01(c); and

(d)                                 as soon as available, but in any event within 45 days after the end of each Fiscal Year of the Borrower, an annual business plan and budget (the “Budget”) of the Borrower and its Subsidiaries on a consolidated basis, including (i) forecasts prepared by management of the Borrower setting forth such forecasts on a yearly and quarterly basis and (ii) assumptions made in the formulation of such budget, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for the immediately following Fiscal Year (the “Budget”).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a), (b) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a), (b) and (c) above at the times specified therein.

6.02                        Compliance Certificates and Certain Reports Sent to Other Parties.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and (ii) a copy of management’s discussion and analysis with respect to such financial statements delivered in connection with Section 6.01(b) in the form prepared by management consistent with past practices and to the extent such a discussion and analysis is prepared for the Borrower or the board of directors or equivalent governing body;

(b)                                 promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c)                                  promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 to the extent applicable, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)                                  promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(f)                                   as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)                                  promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)                                 not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to the Merger Agreement or the Management Agreement or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Merger Agreement or the Management Agreement and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i)                                     promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law; and

(j)                                    as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, (i) a report supplementing Schedules 5.08(b), 5.13, 5.17, 5.20 and 5.22 including an identification of all owned and leased real property disposed of by the Borrower or any Loan Party or any Subsidiary thereof during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to the Borrower or any Loan Party or any Subsidiary thereof during such Fiscal Year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by the Borrower or any Loan Party or any Subsidiary thereof during such Fiscal Year and the status of each such application; and (iii) a report supplementing Schedules 5.08(b) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the date such supplements are delivered, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC.”

6.03                        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e)                                  of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(vi);

(f)                                   the termination or material amendment to any approval by any Federal, state or local food or liquor authority in respect of any liquor licenses held and maintained by any Loan Party or any of its Subsidiaries unless the termination or material amendment of such approval or license, whether individually or in the aggregate with any other terminations or material amendments of any approval or license, could not reasonably be expected to have a Material Adverse Effect;

(g)                                  (x) any dispute, opposition, notice of opposition, litigation, investigation or proceeding in respect of any IP Rights or registration relating to the “Noodles & Company” mark, (y) any dispute, opposition, notice of opposition, litigation, investigation or proceeding in respect of any material IP Rights or registration relating to any material trademark or suspension of any other material IP Rights and (z) any institution of, or any final adverse determination in, any proceeding in the United States Patent and Trademark Office or any similar office or agency of the United States or any foreign country, or any court, regarding the validity of any IP Rights, and of any event that does or could reasonably be expected to materially adversely affect the value of any of the IP Rights, the ability of any Loan Party or the Administrative Agent to dispose of any of the IP Rights or the rights and remedies of the Administrative Agent in relation thereto (including but not limited to the levy of any legal process against any IP Rights); and

(h)                                 any indemnification claim made by any party under the Merger Agreement.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all of its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves as required by GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05                        Preservation of Existence, Permits, License, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate the Acquisition and any other merger or consolidation permitted under Section 7.04, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties and Liquor Licenses.

(a)                                 (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

(b)                                 Maintain, preserve and protect any and all approvals by any Federal, state or local food or liquor authority necessary for the continued operation of any Restaurant operated by any Loan Party with full food and liquor service except where failure could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that so long as an Event of Default is not then continuing, a representative of the Borrower may be present during any discussions with such independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that such visits shall be limited to two times per year unless an Event of Default shall have occurred and be continuing, and if an Event of Default shall have occurred and be continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions to (a) to refinance the Indebtedness of Noodles on the Closing Date, including existing senior credit facilities and any subordinated indebtedness advanced by the Sponsor Investors and used to consummate the Acquisition and (b) for working capital and general corporate purposes (including acquisitions and Capital Expenditures permitted by this Agreement), in all cases, not in contravention of any Law or of any Loan Document.

6.12                        Additional Subsidiaries, Mortgaged Property and Collateral Generally.

(a)                                 At any time that any Loan Party or any newly formed or acquired Subsidiary that is to become a Loan Party pursuant to clause (b) below acquires any real or personal property not subject to a perfected, first priority Lien in favor of the Administrative Agent pursuant to the Collateral Documents, within five (5) Business Days after the acquisition of such real or personal property by such Loan Party (other than any leasehold interests in real property) or the formation or acquisition of such Subsidiary, the Borrower shall furnish to the Administrative Agent, in detail satisfactory to the Administrative Agent, a written description of such real and personal property.

(b)                                 Within forty-five (45) days of the formation or acquisition of a Subsidiary (other than a CFC which is addressed in clause (c) below or otherwise expressly provided in Section 7.03(k)) by any Loan Party, the Borrower shall, or cause such Loan Party and/or such Subsidiary to, at the Borrower’s expense, (i) duly execute and deliver to the Administrative Agent a joinder to the Guaranty, the Security Agreement and the Pledge Agreements, and all other applicable Collateral Documents specified by and in form and substance reasonably satisfactory to the Administrative Agent; (ii) deliver appropriate UCC-1 financing statements or such other financing statements as may be necessary in the Administrative Agent’s reasonable determination to obtain a first priority Lien (subject to Permitted Liens); (iii) deliver to the Administrative Agent any Pledged Collateral, Pledged Debt or other instruments specified in the Collateral Documents (including delivery of all pledged Equity Interests in and of such Subsidiary (for the avoidance of doubt, such pledged Equity Interests shall not include any Minority Interests), and other instruments of the type specified in Section 4.01(a)(iii)(A)); (iv) deliver to the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent that all taxes, filing fees and recording fees and other related transaction costs have been paid; (v) deliver to the Administrative Agent a copy of each Lease with respect to each Unit Location leased by such Loan Party or such Subsidiary; and (vi) provide to Administrative Agent all other documentation, including one or more legal opinions of counsel reasonably satisfactory to Administrative Agent with respect to the execution and delivery of the applicable documentation referred to herein; in each case, all in form and substance reasonably satisfactory to Administrative Agent.

(c)                                  Within forty-five (45) days of the formation or acquisition of any new direct Subsidiary that is a CFC by any Loan Party that is a Domestic Subsidiary, the Borrower shall, at the Borrower’s expense, (i) cause such Loan Party and such Subsidiary to enter into a Pledge Agreement to pledge 66% of the voting Equity Interests held by such Loan Party in such Subsidiary and 100% of any non-voting Equity Interests held by such Loan Party and to cause such Subsidiary to execute and/or deliver such documents, instruments or agreements as may be necessary in the Administrative Agent’s reasonable determination to obtain a first priority Lien (subject to Permitted Liens) in such Equity Interests of such Subsidiary and held by such Loan Party; (ii) deliver to the Administrative Agent any Pledged Collateral, Pledged Debt or other instruments specified in the Collateral Documents to which such Loan Party and such Subsidiary is a party; and (iii) provide to Administrative Agent all other documentation, including one or more legal opinions of counsel reasonably satisfactory to Administrative Agent with respect to the execution and delivery of the applicable documentation referred to herein; in each case, all in form and substance reasonably satisfactory to Administrative Agent.

(d)                                 Within forty-five (45) days of the acquisition (either directly or by virtue of acquiring a Subsidiary) of any real property owned by a Loan Party or a Subsidiary that is or is to become a Loan Party hereunder (other than a Loan Party or a Subsidiary of a Loan Party that is a CFC or a subsidiary of a CFC) as provided herein with a fair market value in excess of $1,000,000 in the case of a single property or $2,500,000 in the aggregate in the case of multiple properties, the Borrower shall, or shall cause the applicable Loan Party or such Subsidiary to, at the Borrower’s expense, (i) duly execute and deliver to the Administrative Agent a Mortgage specified by and in form and substance satisfactory to the Administrative Agent; (ii) take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority Liens (subject to Permitted Liens) on the properties purported to be subject to Collateral Documents delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms; (iii) with respect to such owned real property subject to a Mortgage, or to become subject to a Mortgage, deliver to the Administrative Agent Mortgage Policies in form and substance reasonably satisfactory to the Administrative Agent in respect of such owned real property; (iv) deliver to the Administrative Agent title reports, surveys and engineering, soils and ether reports, and environmental assessments reports, each in scope, form and substance satisfactory to the Administrative Agent; and (v) deliver to the Administrative Agent evidence satisfactory to the Administrative Agent that all taxes, filing fees and recording fees and other related transaction costs have been paid.

(e)                                  Within forty-five (45) days of the acquisition of any personal property not subject to a first priority, perfected Lien in favor of the Administrative Agent by a Loan Party, the Borrower shall, or shall cause the applicable Loan Party or such Subsidiary to, at the Borrower’s expense, (i) deliver to the Administrative Agent any Pledged Collateral, Pledged Debt or other instruments specified in the Collateral Documents and (ii) take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Collateral Documents; provided, however, that the Loan Parties shall not be obligated to grant leasehold mortgages in real property to the Administrative Agent.

(f)                                   At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure the Mortgages and the other Collateral Documents.

(g)                                  Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.

6.13                        Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14                        Further Assurances.  Promptly upon the request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) convey, grant, assign, transfer, preserve, protect and confirm unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15                        Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all material obligations in respect of all Leases and other leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16                        Interest Rate Hedging.  Enter into within 120 days following the Closing Date, and maintain at all times thereafter until the date that is the later of two years after (i) the Closing Date and (ii) the date of entry into each Swap Contract, interest rate Swap Contracts on terms and with Persons acceptable to the Co-Lead Arrangers or as arranged by GE Capital, covering a notional amount of not less than 50% of the aggregate outstanding amount of the Term Facility, and each such Swap Contract providing for such Persons to make payments thereunder for an initial period of no less than two years from the date that is the later of (i) the Closing Date and (ii) the date of entry into such Swap Contract.

6.17                        Material Contracts.  Perform and observe all material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms and take all such action to such end as may be from time to time requested by the Administrative Agent, except, in each case, where the failure to do so, whether individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

6.18                        Compliance with Terms of Franchise Agreements.  Make all payments and otherwise perform all obligations in respect of Franchise Agreements to which the Borrower or any of its Subsidiaries is a party, keep such Franchise Agreements in full force and effect and not allow such Franchise Agreements to lapse or be terminated or any rights to renew such Franchise Agreements to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Franchise Agreements and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, other than, in any case, where the failure to do so, either individually or in the aggregate, would be reasonably expected not to have a Material Adverse Effect.

6.19                        Cash Collateral Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Bank of America or another commercial bank located in the United States, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

6.20                        Cash Management Arrangements.  Maintain, and cause each of the other Loan Parties to maintain all deposit accounts and securities accounts with Bank of America or any Affiliate of Bank of America, any Lender or any Affiliate of such Lender, or another commercial bank located in the United States and acceptable to the Administrative Agent, and shall, from and after the date that is 60 days after the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion upon notice to the Lenders; provided that such later date shall be no later than 120 days after the Closing Date), enter into deposit account control agreements, securities account control agreements and such other agreements, documents and instruments as may be necessary, in the Administrative Agent’s determination, to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected, first-priority Lien and “control” (as defined in the UCC) on such deposit accounts and securities accounts, unless otherwise consented to in writing by the Administrative Agent in its sole discretion, provided that in respect of any deposit account over which the Administrative Agent does not have a perfected, first-priority Lien and “control” as provided herein, the Borrower shall cause, and cause each of the other Loan Parties, to, transfer no less frequently than once per calendar week all amounts in excess of $5,000 in each such deposit account to a deposit account over which the Administrative Agent has a perfected, first priority Lien and “control’ as provided herein and provided further that the aggregate amount maintained in all such deposit accounts not subject to the “control” of the Administrative Agent shall not exceed $250,000 at any time immediately following such weekly sweep.

6.21                        Landlord Waivers.  Use commercially reasonable efforts to deliver within 90 days after the Closing Date landlord waivers in form, scope and substance reasonably acceptable to the Administrative Agent governing the Unit Locations (it being understood and agreed that the obligation to use commercially reasonable efforts to obtain such landlord waivers shall not require the Borrower to pay any fees to such landlords, other than de minimis out of pocket costs and expenses of such landlords (other than legal fees incurred by such landlords in connection therewith)).

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnification liabilities arising under the Loan Documents for which a claim has not then been asserted) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit Cash Collateralized in accordance with the terms hereof), no Loan Party shall directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names such Loan Party as debtor, or assign any accounts or other right to receive income, other than the following:

(a)                                 Liens securing the Obligations pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)                                  Liens for taxes, assessments or government charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person as required by GAAP;

(d)                                 statutory landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   deposits to secure the performance of bids, trade contracts, leases and subleases (in each case, other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)                                    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment, do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and are not for Consolidated Funded Indebtedness;

(k)                                 Liens arising under any equipment lease agreement entered into by any Loan Party in the ordinary course of business consistent with past practices, provided that such Liens do not extend to any assets other than those subject to the equipment lease;

(l)                                     Liens arising in the ordinary course of business in favor of one or more financial institutions in which any Loan Party maintains one or more deposit accounts in the ordinary course of business securing usual and customary fees and expenses (but not attorneys fees and expenses) directly relating to such deposit accounts, provided that such Liens secure amounts outstanding for not more than thirty days from the date of incurrence;

(m)                             precautionary Liens arising from filing UCC financing statements in respect of operating leases, provided that such Liens do not extend to any assets other than those subject of such operating lease;

(n)                                 Liens arising under licenses entered into by any Loan Party in the ordinary course of business; provided that such Liens (i) do not extend to any assets other than those subject to the license, (ii) do not interfere in any material respect with the business of the Loan Parties as conducted prior to giving effect to such license and (iii) are reasonably expected to be additive to Consolidated EBITDA for the Measurement Period ending immediately prior to the date on which any such license is entered into;

(o)                                 Liens constituting leases or subleases of real property granted to others in the ordinary course of business consistent with past practices;

(p)                                 Liens granted in connection with any Permitted Mortgage Financings; provided that such Liens do not extend to any assets other than those subject to the Permitted Mortgage Financings and do not secure an amount in excess of the Permitted Mortgage Financing; and

(q)                                 other Liens with respect to obligations that do not exceed $1,500,000 at any one time outstanding.

7.02                        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)                                 Indebtedness of a Guarantor owed to the Borrower or a Guarantor, which Indebtedness shall (i) constitute pledged debt under the Pledge Agreements, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c)                                  Indebtedness constituting the Obligations;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)                                  Indebtedness in respect of Capitalized Leases and purchase money obligations arising in connection with the acquisition of equipment within the limitations set forth in Section 7.01(i); provided, however, that (i) the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000 and (ii) the aggregate amount of the Permitted Transaction Amount at any one time outstanding and after giving effect to such transaction shall not exceed $20,000,000;

(f)                                   Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(g)                                  Indebtedness of the Borrower or any other Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Loan Party in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days;

(h)                                 Indebtedness in the form of (i) performance based earn-outs and purchase price adjustments and other similar contingent payment obligations in respect of any Permitted Acquisition and (ii) and (A) payments to the former stockholders of the Borrower pursuant to the Merger Agreement so long as such payments are made from funds allotted for such purpose and held in their own account, segregated from all other assets of the Borrower and (B) indemnification claims under the Merger Agreement;

(i)                                     Indebtedness incurred by the Borrower or any other Loan Party (other than the Borrower) in respect of indemnification claims relating to adjustments of purchase price or similar obligations in any case incurred in connection with any Disposition permitted under Section 7.05;

(j)                                    Indebtedness of any Loan Party in respect of workers’ compensation claims, performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business, which, in each case, is consistent with past practices;

(k)                                 all obligations of the type described in clause (g) of the definition of “Indebtedness” so long as no such obligation shall require such purchase, redemption, retirement, defeasement, distribution in respect thereof or other similar payment to occur prior to the earlier to occur of (i) a date that is one calendar year following the Maturity Date or (ii) the payment in full in cash of the Obligations;

(l)                                     Permitted Mortgage Financings;

(m)                             Executive Officer Employment Agreement Stock Put/Call Rights;

(n)                                 the Class C Common Stock, subject to the terms of the Management Subordination Agreements; and

(o)                                 other Indebtedness; provided, however, that (i) the aggregate principal amount of Indebtedness permitted under this Section 7.02(o) shall not exceed $5,000,000 at any time outstanding and (ii) the aggregate amount of the Permitted Transaction Amount at any one time outstanding shall not exceed $20,000,000.

7.03                        Investments.  Make or hold any Investments, except:

(a)                                 Investments held by the Loan Parties in the form of Cash Equivalents, provided that such Cash Equivalents are maintained in an account with the Administrative Agent or, an account subject to an Account Control Agreement in form and substance satisfactory to the Administrative Agent, or an account permitted to exist pursuant to Section 6.20;

(b)                                 advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  (i) Investments by the Borrower and its Domestic Subsidiaries in their respective Domestic Subsidiaries outstanding on the date hereof, (ii) additional Investments by a Loan Party in another Loan Party that is a wholly owned Domestic Subsidiary and (iii) Investments not to exceed $15,000 to repurchase any Minority Interests; provided that Investments permitted by this clause (iii) shall not exceed $250,000 in the aggregate over the term of this Agreement;

(d)                                 Investments consisting of accounts receivable from credit card companies in the ordinary course of business;

(e)                                  Guarantees permitted by Section 7.02;

(f)                                   Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(f); and

(g)                                  Investments by any Loan Party in Swap Contracts permitted under Section 7.02(a);

(h)                                 Investments made in the ordinary course of business in connection with security deposits and prepayments of rents under Leases or prepayments of suppliers in the ordinary course of business, provided that in any case not more than one month’s security deposit, rent or amounts paid to such suppliers in the ordinary course of business shall be so paid;

(i)                                     Investments of any Person in existence at the time such Person becomes a Loan Party; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower;

(j)                                    Subsidiaries may be established or created, if the Borrower and such Subsidiary complies with the provisions of Section 6.12 and, provided, that to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.12 until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(k)                                 Investments that constitute a Permitted Acquisition;

(l)                                     Investments that constitute Permitted Seller Notes;

(m)                             Investments that constitute loans to employees of the Borrower or its Subsidiaries, the proceeds of which are used to purchase Equity Interests in the Borrower; provided that the amount of such loans at any time outstanding shall not exceed $1,000,000; and

(n)                                 other Investments; provided, however, that (i) the aggregate amount of Investments permitted under this Section 7.03(n) does not exceed $5,000,000 at any time outstanding and (ii) the aggregate amount of the Permitted Transaction Amount at any one time outstanding shall not exceed $20,000,000 (in each case determined as the amount originally advanced, loaned or otherwise invested).

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 any Guarantor may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Guarantors;

(b)                                 any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)                                  any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)                                 the Borrower and its Subsidiaries may consummate the Acquisition;

(e)                                  in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person (other than the Borrower) to merge into or consolidate with it; provided that the Person surviving such merger shall be a Loan Party;

(f)                                   Dispositions expressly permitted by Section 7.05 may be consummated; and

(g)                                  any Restricted Payment expressly permitted by Section 7.06 may be consummated.

7.05                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the Net Cash Proceeds of such Disposition either (A) are applied to the purchase price of such replacement property; or (B) are applied to prepay the Loans, in each case pursuant to Section 2.05(b)(ii);

(d)                                 Dispositions of property by any Subsidiary to the Borrower or to a Guarantor;

(e)                                  Dispositions expressly permitted by Section 7.04;

(f)                                   non-exclusive licenses of IP Rights in the ordinary course of business in connection with Franchise Agreements and substantially consistent with past practice;

(g)                                  other Dispositions of assets in arms-length transactions so long as the aggregate proceeds from assets Disposed of pursuant to this clause (g) during the term of this Agreement does not exceed $5,000,000; provided, however, that should any Disposition cause the aggregate proceeds from all assets Disposed of pursuant to this clause (g) to exceed $2,000,000, then such Disposition (and any subsequent Disposition thereafter made pursuant to this clause (g)) shall be permitted only to the extent that the Consolidated Total Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received prior to such Disposition by the Administrative Agent pursuant to Section 6.02(a) is less than 4.00 to 1.00;

(h)                                 the sale or issuance of (i) any Subsidiary’s Equity Interests to the Borrower or any Guarantor or (ii) any Minority Interest;

(i)                                     the leasing or sub-leasing of real property or entering into occupancy agreements with respect thereto, in each case, that would not materially interfere with the required use of such real property by the Borrower or its Subsidiaries and is in the ordinary course of business at arm’s length and on market terms;

(j)                                    Dispositions of restaurants or other assets acquired pursuant to Permitted Acquisitions that have not been rebranded as “Noodles & Company” restaurant; and

(k)                                 any transfer of assets of any Loan Party to any Person other than a Loan Party in exchange for assets of such Person as part or all of the purchase price in a Permitted Acquisition; provided, that (i) such exchange is consummated on an arm’s length basis for fair consideration, (ii) to the extent applicable, the Borrower complies with Section 2.05(b)(ii) if any Net Cash

Proceeds received from such exchange are not credited to the purchase price of such Permitted Acquisition and (iii) the provisions relating to a Permitted Acquisition shall otherwise have been complied with, including with respect to Section 6.12 hereof;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(k) shall be for fair market value.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing other than in respect of Restricted Payments made under paragraphs (a), (b), (e) which shall not be subject to the requirement that no Default be then continuing) at the time of any action described below or would result therefrom:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower or any Guarantors;

(b)                                 the Borrower and each Guarantor may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person so long as no Change of Control would result therefrom;

(c)                                  except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(iii), the Borrower and each Guarantor may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new Equity Interests so long as no Change of Control would result therefrom;

(d)                                 the Borrower may make (i) Restricted Payments under the Management Agreement constituting management fees in an aggregate amount not to exceed $500,000 in the aggregate in any Fiscal Year, and (ii) Restricted Payments to the PSP Investor in respect of its Class C Common Stock in an aggregate amount not to exceed $500,000 in the aggregate in any Fiscal Year (such Restricted Payments, the “Class C Common Stock Dividend”) plus, in each case, any accrued amounts permitted to be paid pursuant to the Management Subordination Agreements, in each case, so long as the Borrower demonstrates pro forma compliance with the financial covenants set forth in Section 7.11;

(e)                                  the Borrower may declare and pay cash dividends to the Sponsor Investors not to exceed an amount necessary for the Sponsor Investors to pay (i) reasonable and customary corporate and operating expenses; provided that the aggregate amount of dividends under this clause (i) in any Fiscal Year shall not exceed $250,000 and (ii) franchise fees or similar taxes and fees required to maintain its corporate existence;

(f)                                   Borrower may redeem Equity Interests acquired pursuant to the exercise of options by employees issued pursuant to an option plan approved by the board of directors or equivalent governing body of the Borrower in the ordinary course of business;  provided that no Default or Event of Default shall have occurred and be continuing before or after giving effect to any such redemption and the Restricted Payments made pursuant to this Section 7.06(f) shall not exceed $1,000,000 in the aggregate over the term of this Agreement;

(g)                                  the Borrower may purchase, redeem or otherwise retire Equity Interests in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; provided that, before or after giving effect to any such purchase, redemption or acquisition of Equity Interests, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) should any Restricted Payment cause the aggregate Restricted Payments permitted under this clause (g) to exceed $2,000,000, then such Restricted Payment (and any subsequent Restricted Payment thereafter made pursuant to this clause (g)) shall be permitted only to the extent that the Consolidated Total Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received prior to such Disposition by the Administrative Agent pursuant to Section 6.02(a) is less than 4.00 to 1.00;

(h)                                 the Borrower may make Restricted Payments required in connection with the Executive Officer Employment Agreement Stock Put/Call Rights in an aggregate amount not to exceed $5,000,000 over the life of this Agreement; provided that, before or after giving effect to any such Restricted Payment the Borrower is in compliance with the terms of this Agreement; and

(i)                                     the Borrower may purchase fractional shares of the Borrower’s common stock arising out of stock dividends, splits or combinations or business combinations.

7.07                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.  Own, operate or franchise any restaurant concept other than a “Noodles & Company” restaurant concept, except, in each case, for the temporary ownership, operation or franchise of other restaurant concepts in connection with a Permitted Acquisition prior to re-branding or disposing of such Acquired Assets in accordance with the terms of the Permitted Acquisition definition.

7.08                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms which are fair and reasonable and comparable to the terms which would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate and other than Restricted Payments permitted by Section 7.06.

7.09                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) or any licenses of software and other Intellectual Property in connection with which the Borrower is the licensee solely, in each case, to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.

(a)                                 Consolidated Total Lease Adjusted Leverage Ratio.  Permit the Consolidated Total Lease Adjusted Leverage Ratio as of the end of any four Fiscal Quarters of the Borrower ending during the periods set forth below to be greater than the ratio set forth below opposite the applicable period:

Period	Maximum Consolidated Total Lease Adjusted Leverage Ratio
Closing Date through the ending date of the Third Fiscal Quarter of 2012	5.50:1.00
The first day of the Fourth Fiscal Quarter of 2012 through the ending date of the Third Fiscal Quarter of 2014	5.25:1.00
The first day of the Fourth Fiscal Quarter of 2014 through the ending date of each Fiscal Quarter thereafter	5.00:1.00

; provided that at all times after the creation of a Public Market, the Consolidated Total Lease Adjusted Leverage Ratio as of the end of any four Fiscal Quarters of the Borrower shall be less than or equal to 5.00:1.00.

(b)                                 Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of any four Fiscal Quarters of the Borrower ending during the periods set forth below to be greater than the ratio set forth below opposite the applicable period:

Period	Maximum Consolidated Total Leverage Ratio
Closing Date through the ending date of the Third Fiscal Quarter of 2011	3.50:1.00
The first day of the Fourth Fiscal Quarter of 2011 through the ending date of the Third Fiscal Quarter of 2012	3.25:1.00
The first day of the Fourth Fiscal Quarter of 2012 through the ending date of the Third Fiscal Quarter of 2013	3.00:1.00
The first day of the Fourth Fiscal Quarter of 2013 through the ending date of the Third Fiscal Quarter of 2014	2.75:1.00
The first day of the Fourth Fiscal Quarter of 2014 through the ending date of each Fiscal Quarter thereafter	2.50:1.00

; provided that at all times after the creation of a Public Market, the Consolidated Total Leverage Ratio as of the end of any four Fiscal Quarters of the Borrower shall be less than or equal to 2.50:1.00.

(c)                                  Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter of the Borrower to be less than 1.50:1.00.

7.12                        Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each Fiscal Year, the amount set forth below opposite such Fiscal Year:

Fiscal Year	Maximum Capital Expenditures
2011	$35,000,000
2012	$40,000,000
2013	$47,000,000
2014	$53,000,000
2015	$60,000,000

; provided, however, that if at any time, the Consolidated Total Lease Adjusted Leverage Ratio, as demonstrated in a Compliance Certificate reasonably satisfactory to the Administrative Agent, is less than 4.00 to 1.00 for the Measurement Periods ended as at the end of the two immediately prior Fiscal Quarter end dates, the restrictions set forth in this Section 7.12 shall not apply until the earlier of (i) the end of the applicable Fiscal Year or (ii) the date on which the Consolidated Total Lease Adjusted Leverage Ratio, as the end of a Measurement Period for any successive Fiscal Quarters as demonstrated in a compliance certificate reasonably satisfactory to the Administrative Agent, is equal to or greater than 4.00 to 1.00; and

; provided further, however, that if as of the last day of any Fiscal Year, the Borrower and its Subsidiaries have made Capital Expenditures in the period consisting of four Fiscal Quarters then ended in an aggregate amount less than the applicable amount set forth above, then so long as no Event of Default is then continuing, an amount equal the lesser of (i) fifty percent (50%) of the unused portion of such permitted Capital Expenditures for such Fiscal Year (excluding any unused amounts carried over from Fiscal Year prior to such Fiscal Year) and (ii) twenty-five percent (25%) of the maximum amount of Capital Expenditures permitted for such Fiscal Year (excluding any unused amounts carried over from the Fiscal Year prior to such Fiscal Year) as reflected in the table set forth above may be carried over for expenditure in the immediately following Fiscal Year.

Notwithstanding the foregoing, the Borrower will not enter into any new lease arrangements and will not permit any of its Subsidiaries to enter into any new lease arrangements (other than leases which are subject to a binding written commitment on the Closing Date), and will not make, and will not permit any of its Subsidiaries to make, any uncommitted Capital Expenditures, unless the Consolidated Total Lease Adjusted Leverage Ratio for the Measurement Period most recently completed, after giving pro forma effect to such lease or Capital Expenditure, is 0.25 less than the Consolidated Total Lease Adjusted Leverage Ratio required for such Measurement Period, such compliance to be determined on the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), and no Default or Event of Default then exists or would result therefrom.

7.13                        Amendments of Organization Documents.  (a) Amend any of its Organization Documents, except to the extent any such amendment could not reasonably be expected to have a Material Adverse Effect or, notwithstanding the foregoing to the contrary, without the prior written consent of the Administrative Agent, the Organization Documents of any Loan Party shall not be amended (i) to create any class of Equity Interests that (x) is required to be repurchased, redeemed, retired, defeased or otherwise similarly acquired or discharged or (y) the holders of which are entitled to receive mandatory dividend, distributions or other similar payments in respect of such Equity Interests or (z) permits the acceleration of any such rights acquired (whether automatically or upon demand of the holder thereof); in each case, at any time prior to the date that is one calendar year following the Maturity Date unless all Obligations (other than inchoate indemnification liabilities arising under the Loan Documents for which a claim has not been asserted) have been paid in full in cash, the Commitments hereunder have been terminated and the Loan Documents have been terminated or (ii) to change the name of any Loan Party or its type of organization or (b) in addition to the provisions of clause (a) above, amend, modify or change in any manner any term or condition of the Organization Documents of the Borrower in a manner that provides any voting or consent rights or negative covenants to any shareholders unless the Administrative Agent shall have, for the benefit of the Secured Parties, pursuant to the Sponsor Pledge Agreement, a pledge of an amount of the shares held by such shareholders so as to have control over such voting or consent rights.

7.14                        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) Fiscal Year.

7.15                        Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(d).

7.16                        Amendment, Etc. of Merger Agreement, the Management Agreement and Indebtedness.

(a)  Cancel or terminate the Merger Agreement or consent to or accept any cancellation or termination thereof (b) amend, modify or change in any manner any term or condition of the Merger Agreement or the Management Agreement or give any consent, waiver or approval thereunder, (c) waive any default under or any breach of any term or condition of the Merger Agreement, or (d) take any other action in connection with the Merger Agreement or the Management Agreement, in each case, that would materially impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender.

7.17                        Equity Issuances.       The Borrower shall not issue any Equity Interests if as a result of such issuance (and assuming the exercise of all outstanding options and warrants for all Equity Interests of the Borrower and after giving effect to all transfers of Equity Interests of the Borrower made by the Sponsor Investors), the Lien of the Administrative Agent for the benefit of the Secured Parties, pursuant to the Sponsor Pledge Agreement shall result in a pledge of Equity Interests of the Borrower in an amount less than the Required Pledged Stock Amount or if such issuance would result in a breach of Section 10 (b) or (d) of the Sponsor Pledge Agreement.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(a), (b), (c) and (j), 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.19, 6.20, 6.22 or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained any Collateral Document to which it is a party; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document that is not qualified by materiality shall be materially incorrect or misleading when made or deemed made; or any other representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (after the expiration of any applicable grace or cure periods set forth therein) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract)  and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Stock Pledge Release Certificate.  Any certificate delivered pursuant to the Sponsor Pledge Agreement in connection with the Administrative Agent’s release of any portion of its Lien pursuant to Section 10 of the Sponsor Pledge Agreement shall be incorrect and if such certificate had accurately reflected all outstanding Equity Interests of the Borrower (assuming the exercise of all outstanding options and warrants for Equity Interests of the Borrower and after giving effect to all issuances of Equity Interests by the Borrower and all transfers of Equity Interests of the Borrower made by the Sponsor Investors, including the issuances, transfers or exercise giving rise to the delivery of such certificate), such certificate would have reflected a breach of Section 6(e) of the Sponsor Pledge Agreement.

(g)                                  Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or

(i)                                     Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)                                    ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or an ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k)                                 Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Equity Investor contests in any manner the validity or enforceability of any provision of any Loan Document; or any other Person contests in writing in any judicial proceeding in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any Equity Investor denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l)                                     Change of Control.  There occurs any Change of Control; or

(m)                             Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens that are senior in priority under applicable Law) on the Collateral purported to be covered thereby; or

(n)                                 Subordination.  (i)  The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) or the provisions of the Management Subordination Agreements shall, in whole or in part, terminate (other than explicitly pursuant to the terms of such Subordination Provisions or the Management Subordination Agreements, as applicable), cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness or the Management Subordination Agreements, as applicable; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions or the Management Subordination Agreements, (B) that the Subordination Provisions and the Management Subordination Agreements exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions or the Management Subordination Agreements; or

(o)                                 Material Franchisee Agreement Default.  Any (i) event of default (howsoever defined under any Franchise Agreement) under any Franchise Agreement as it relates to the failure by such Franchisee to make any material payment required thereunder if such payment is not made within thirty (30) days of the date on which it was originally due, (ii) any Franchisee instituting or consenting to the institution of any proceeding under any Debtor Relief Law or making an assignment for the benefit of creditors, or (iii) any Franchisee applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; in each case, which, either individually or in the aggregate with all other such similar events under any Franchise Agreement, could reasonably be expected to have a Material Adverse Effect.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents and under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13, 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

8.04                        Borrower’s Right to Cure Financial Covenants.  In the event that for any Measurement Period, the Loan Parties fail to comply with one or more of the  financial covenants contained in Section 7.11(a), Section 7.11(b) or Section 7.11(c) (in each such case, a “Financial Covenant Event of Default” and if more than one, the “Financial Covenant Events of Default), the Loan Parties shall have the right to cure any or all of the Financial Covenant Events of Default occurring as at the end of such Measurement Period on the following terms and conditions (the “Equity Cure Right”):

(a)                                 In the event the Loan Parties desire to cure a Financial Covenant Event of Default, the Loan Parties shall deliver to the Administrative Agent irrevocable written notice of the Loan Parties’ intent to cure (a “Cure Notice”) no later than three (3) Business Days following the date on which financial statements under Section 6.01(b) should have been delivered for the last Fiscal Quarter in such Measurement Period (the “Notice Date”) as to which the Financial Covenant Event of Default occurred (such last Fiscal Quarter, the “Test Fiscal Quarter”).  The Cure Notice shall set forth the calculation of the applicable “Specified Equity Contribution” (as hereinafter defined).

(b)                                 In the event the Loan Parties deliver a Cure Notice as required pursuant to Section 8.04(a), the Equity Investors shall purchase Qualified Securities issued by the Borrower for cash consideration or make a cash contribution to the Borrower in an amount not less than the Specified Equity Contribution, no later than five (5) days after receipt by the Administrative Agent of the Cure Notice (the “Required Contribution Date”).  The “Specified Equity Contribution” shall equal an amount by which Consolidated EBITDA and/or Consolidated EBITDAR, as applicable, for such Measurement period would have to be increased in order to have prevented the occurrence of any Financial Covenant Event of Default for such Measurement Period; provided that in no event shall such Specified Equity Contribution exceed such required amount and such Specified Equity Contribution shall be treated as an increase in Consolidated EBITDA or Consolidated EBITDAR, as applicable, solely for such Test Fiscal Quarter.  For each Measurement Period ending thereafter which includes such Test Fiscal Quarter, such Specified Equity Contribution, subject to compliance with Section 2.05(b)(v), shall be treated as reducing Consolidated Funded Indebtedness (and any prior increase in Consolidated EBITDA or Consolidated EBITDAR on account of such Specified Equity Contribution shall be disregarded).

(c)                                  The Loan Parties may exercise the Equity Cure Right no more frequently than (i) two (2) times during any Measurement Period (provided that the Equity Cure Right shall not be exercised in two consecutive Fiscal Quarters) and (ii) four (4) times during the term of this Agreement. Subject to the limitations set forth in the definition of Specified Equity Contribution, the Specified Equity Contribution may not exceed (i) more than $3,000,000 with regard to any single exercise of the Equity Cure Right and (ii) no more than $5,000,000 in aggregate cash consideration with regard to all exercises of the Equity Cure Right during the term of this Agreement.

(d)                                 Between the Notice Date and the Required Contribution Date, neither the Administrative Agent nor any Lender shall exercise any enforcement remedy pursuant to Section 8.02 of this Agreement or any other Loan Document against any Loan Parties or any of their respective properties solely with respect to any such Financial Covenant Event of Default but shall not be restricted from doing any of the foregoing with respect to any other Event of Default and each other Default or Event of Default that may exist at such time shall continue to exist (unless cured or waived in accordance with the terms of this Agreement) and shall not be affected by the exercise of such Equity Cure Right; provided that, until timely receipt of the Specified Equity Contribution, an Event of Default shall be deemed to exist for all other purposes of the Loan Documents.

(e)                                  Upon receipt by the Borrower in cash of the Specified Equity Contribution on or before the Required Contribution Date and the making of the required mandatory prepayment pursuant to Section 2.05(b)(v), the applicable Financial Covenant Events of Default for the Measurement Period ending on the Test Fiscal Quarter shall be deemed cured and shall no longer be considered continuing for all purposes hereunder.

This Section 8.04 may not be relied on for any purposes other than demonstrating compliance with Section 7.11(a), (b) or (c), as applicable, for purposes of determining whether an Event of Default exists and shall not result in any adjustment to Consolidated EBITDA or Consolidated EBITDAR for any other purpose hereunder, including, without limitation, the calculation of Excess Cash Flow, the Excess Cash Flow Percentage and the Applicable Rate.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.

(a)                                 Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and attorneys in fact appointed by the Administrative Agent.  The Administrative Agent and any such co-agent, sub-agent and attorney in fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such co-agent, sub-agent and attorney in fact and to the Related Parties of the Administrative Agent and any such co-agent, sub-agent, and attorney in fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the L/C Issuer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Book Managers, Co-Lead Arrangers, Co-Syndication Agents or the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10                        Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations for which no claim has then been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)                                 to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents or with respect to rights expressly afforded to a Hedge Bank that is not a Lender under the second to last paragraph of Section 11.01.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X
CONTINUING GUARANTY

10.01                 Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, jointly and severally with the other Guarantors, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive absent manifest error for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02                 Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03                 Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.  Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.  As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.  The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04                 Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05                 Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06                 Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under the preceding sentence shall survive termination of this Guaranty.

10.07                 Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by any Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.

10.08                 Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Secured Parties.

10.09                 Condition of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other Guarantor (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10                 Contribution.  To the extent any Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other Guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Guarantor to the total Benefit Amount received by all Guarantors, and the right to such recovery shall be deemed to be an asset and property of such Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment, without any limitation as to the increases in the Obligations arising hereunder or thereunder, to the prior final and indefeasible payment in full in cash of all of the Obligations and, in the event of the application of any Debtor Relief Laws relating to any Guarantor, its debts or assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Guarantor therefor.

10.11                 Concerning Joint and Several Liability of the Guarantors.  In addition to and not in limitation of the provisions set forth herein, each of the Guarantors hereby agrees to the following:

(a)                                 The obligations of each Guarantor under the provisions of this Guaranty constitute full recourse obligations of each Guarantor enforceable against each such Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, any other Loan Documents or any other agreement or document relating to the Obligations or any other circumstance whatsoever.

(b)                                 Until all Obligations shall have been indefeasibly paid in full in cash and all of the lending and other credit commitments under this Agreement and Loan Documents have been terminated, the Guarantors will not, and will not cause or permit any of their Subsidiaries to, commence or join with any other creditor or creditors of any of their Subsidiaries in commencing the application of any Debtor Relief Laws against any of their Subsidiaries.

10.12                 Guarantors’ Agreement to Pay Enforcement Costs, etc.  Each Guarantor further jointly and severally agrees, as a principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all costs and expenses set forth in Section 11.04.  The obligations of each Guarantor under this paragraph shall survive the payment in full of the Obligations and termination of this Guaranty.

ARTICLE XI

MISCELLANEOUS

11.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders plus the Required Lenders;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder.

(e)                                  change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Sections 2.05(a) and 2.05(b) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f)                                   change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(g)                                  release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)                                 release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i)                                     impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights and duties of the Swing Line Lender under the Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Subject to compliance with the last paragraph of Section 8.03, no amendment, waiver or consent with respect to this Agreement or any other Loan Document shall (i) alter the ratable treatment of the Obligations owing under Secured Hedge Agreements in right of payment to principal on the Loans or (ii) result in the Obligations owing under Secured Hedge Agreements becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case, in a manner adverse to the applicable Hedge Bank unless such amendment waiver or consent has been consented to in writing by such Hedge Bank (or in the case of a Secured Hedge Agreement provided or arranged by a Lender or an Affiliate of a Lender, such Lender or Affiliate).

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) the reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements and other charges of counsel for the Administrative Agent (including all costs and expenses incurred by the Administrative Agent and its counsel in connection with the perfection and priority of the security interests and Liens granted to the Administrative Agent pursuant to the Loan Documents, including, without limitation, complete UCC and other lien searches and requests for information listing the financing statements referenced in Section 4.01(a)(iii)(B) and post filing confirmatory searches and any amendments or modifications thereto), in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications, waivers or other supplements of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the due diligence undertaken in connection therewith and any other aspect of the Transaction, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Co-Lead Arrangers each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses arising out of or relating to the Transaction (including, without limitation, the reasonable fees, charges and disbursements of any counsel for any Indemnitee and any settlement costs), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of

(i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (other than, in the case of a Loan Party, pursuant to a transaction expressly permitted under Section 7.04(a), (b), (d), (e), or 7.05(h) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights an obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Sections 2.16(c) or 2.17(c) (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender, (ii) was or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (iii) was independently developed by the Administrative Agent, such Lender or L/C Issuer.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the L/C Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the L/C Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent and the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)                                 such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN

INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Co-Lead Arrangers and the Joint Book Managers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Co-Lead Arrangers and the Joint Book Managers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Co-Lead Arrangers and the Joint Book Managers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Co-Lead Arranger nor any Joint Book Manager has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Lead Arrangers, the Joint Book Managers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Co-Lead Arranger nor any Joint Book Manager has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Lead Arrangers and the Joint Book Managers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18                 USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

11.19                 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NOODLES & COMPANY,
a Delaware corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Executive Vice President

TNSC, INC.,
a Colorado corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

NOODLES & COMPANY SERVICES CORP., a Colorado corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

NOODLES & COMPANY FINANCE CORP.,
a Colorado corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — COLORADO, INC.,
a Colorado corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — WISCONSIN, INC.,
a Wisconsin corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — MINNESOTA, INC.,
a Minnesota corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	President

THE NOODLE SHOP, CO. — ILLINOIS, INC., an Illinois corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — VIRGINIA, INC., a Virginia corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — MARYLAND, INC.,
a Maryland corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Assistant Secretary

THE NOODLE SHOP, CO. — COLLEGE PARK, LLC,
a Maryland limited liability company

By: Noodles & Company, a Delaware corporation, its Class A Member

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Executive Vice President

THE NOODLE SHOP, CO. — BALTIMORE COUNTY, LLC,
a Maryland limited liability company

By: Noodles & Company, a Delaware corporation, its Class A Member

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Executive Vice President

THE NOODLE SHOP, CO. — ANNAPOLIS, LLC,
a Maryland limited liability company

By: Noodles & Company, a Delaware corporation, its Class A Member

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Executive Vice President

THE NOODLE SHOP, CO. — MONTGOMERY COUNTY, MARYLAND,
a Maryland corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — CHARLES COUNTY, INC.,
a Maryland corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Assistant Secretary

THE NOODLE SHOP, CO. — HOWARD COUNTY, INC.,
a Maryland corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Assistant Secretary

THE NOODLE SHOP, CO. — KANSAS, LLC,
a Kansas limited liability company

By: TNSC, Inc., a Colorado corporation, its member

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	Vice President

THE NOODLE SHOP, CO. — DELAWARE, INC.,
a Delaware corporation

By:	/s/ Paul A. Strasen
Name:	Paul A. Strasen
Title:	President

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Erik M. Truette
Name:	Erik M. Truette
Title:	Assistant Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ John H. Schmidt
Name:	John H. Schmidt
Title:	Director

GE CAPITAL FINANCIAL INC., a Utah industrial loan corporation, as a Lender

By:	/s/ Thomas Moro
Name:	Thomas Moro
Its:	Authorized Signatory

Golub Capital BDC 2010-1 LLC
By: GC Advisors LLC, its Collateral Manager, as a Lender

By:	/s/ Gregory Cashman
Name:	Gregory Cashman
Its:	Authorized Signatory

GC Advisors LLC as Agent for The Phoenix Insurance Company, as a Lender

By:	/s/ Gregory Cashman
Name:	Gregory Cashman
Its:	Authorized Signatory

GC FINANCE 2010 LLC, as a Lender

By:	/s/ Heather Jousma
Name:	Heather Jousma
Its:	Authorized Signatory

COÖPERATIEVE CENTRALE RAIFFEISEN — BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Lissy Smit
Name:	Lissy Smit
Its:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Its:	Executive Director

REGIONS BANK, as a Lender

By:	/s/ Daniel R. Holland
Name:	Daniel R. Holland
Its:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Tim G. Loyd
Name:	Tim G. Loyd
Title:	Managing Director

Schedule 1.01(a)

Existing Letters of Credit

Bank of America

Beneficiary	Amount	LOC Number	Description	Renewal/Expiration Date

Arch Insurance	$668,000	68033879	Worker’s Comp	Adjusted Annually
Zurich American	$200,000	68018478	Worker’s Comp	Adjusted Annually
Wakarusa Development	$100,000	68047320	Landlord	Expires 8/10/12

Totals	$968,000

Schedule 1.01(c)

Consolidated Adjusted Cash Rental Expense; Consolidated EBITDA; Consolidated EBITDAR

Consolidated Adjusted Cash Rental Expense for the Fiscal Quarter ending:	June 15, 2010 September 7, 2010 December 28, 2010	$ $ $	28,576,984 26,300,704 33,697,984

Consolidated Cash Rental Expense for the Fiscal Quarter ending:	June 15, 2010		$3,572,123
	September 7, 2010		$3,287,588
	December 28, 2010		$4,212,248

Consolidated EBITDA for the Fiscal Quarter ending:	June 15, 2010		$8,222,142
	September 7, 2010		$8,175,650
	December 28, 2010		$9,394,042

Consolidated EBITDAR for the Fiscal Quarter ending:	June 15, 2010		$11,794,265
	September 7, 2010		$11,463,238
	December 28, 2010		$13,606,290

Consolidated Maintenance Capital Expenditures for the Fiscal Quarter ending:	June 15, 2010		$1,117,080
	September 7, 2010		$773,286
	December 28, 2010		$750,250

Schedule 2.01

Lender Commitments and Applicable Percentages

Lender	Revolving Credit Commitment	Revolving Credit Facility Commitment Percentage	Term Loan Facility Commitment	Term Loan Facility Commitment	Aggregate Commitments	Commitment Percentage
Bank of America, N.A.	$10,000,000	22.222222222%	$15,000,000	20.000000000%	$25,000,000	20.833333333%
GE Capital Financial Inc.	$10,000,000	22.222222222%	$15,000,000	20.000000000%	$25,000,000	20.833333333%
Wells Fargo Bank, National Association	$10,000,000	22.222222222%	$15,000,000	20.000000000%	$25,000,000	20.833333333%
Regions Bank	$9,000,000	20.000000000%	$13,500,000	18.000000000%	$22,500,000	18.750000000%
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch	$6,000,000	13.333333333%	$9,000,000	12.000000000%	$15,000,000	12.500000000%
GC Finance 2010	$0	0.000000000%	$5,223,000	6.964000000%	$5,223,000	4.352500000%
Golub Capital BDC 2010-1 LLC	$0	0.000000000%	$1,629,000	2.172000000%	$1,629,000	1.357500000%
The Phoenix Insurance Company	$0	0.000000000%	$648,000	0.864000000%	$648,000	0.540000000%
Total	$45,000,000	100.000000000%	$75,000,000	100.000000000%	$120,000,000	100.000000000%

Schedule 5.06

Material Litigation

None.

Schedule 5.08(b)

Fee and Leased Properties

Fee Property

None.

Leased Property

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
101	Cherry Creek	2360 E. 3rd Avenue	Denver	Denver	CO	80206	Noodles & Company
102	North Boulder	1245 Alpine Avenue	Boulder	Boulder	CO	80304	The Noodle Shop, Co. — Colorado, Inc.
103	Applewood	3294 Youngfield, Unit F	Wheat Ridge	Jefferson	CO	80033	Noodles & Company
105	Broomfield	1100 Hwy. 287, #100	Broomfield	Broomfield	CO	80020	Noodles & Company
106	6th and Broadway	550 Broadway, Unit B	Denver	Denver	CO	80203	Noodles & Company
107	Highlands Ranch	9563 South University Blvd	Highlands Ranch	Douglas	CO	80126	The Noodle Shop, Co. — Colorado, Inc.
108	Interlocken	635A Flatiron Marketplace Drive	Broomfield	Broomfield	CO	80021	Noodles & Company
109	16th and Market	1460 16th Street	Denver	Denver	CO	80202	The Noodle Shop, Co. — Colorado, Inc.
110	Louisville	1100 West Dillon Road, Suite 1	Louisville	Boulder	CO	80027	Noodles & Company
111	Fort Collins	4733 S. Timberline Road, Suite 104	Fort Collins	Larimer	CO	80528	Noodles & Company
112	Lakewood	7740 West Alameda Avenue	Lakewood	Jefferson	CO	80226	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
113	South Boulder	2850 Baseline Road	Boulder	Boulder	CO	80303	Noodles & Company
114	C470 & Kipling	9956 Remington, Space A-5	Littleton	Jefferson	CO	80128	The Noodle Shop, Co. — Colorado, Inc.
115	Aurora	12101K East Iliff Avenue	Aurora	Arapahoe	CO	80014	Noodles & Company
116	Lone Tree	9400 Heritage Hills Circle, Suite 100	Littleton	Douglas	CO	80124	Noodles & Company
117	Parker	11153A South Parker Road	Parker	Douglas	CO	80134	Noodles & Company
118	Arvada	8071 Wadsworth Blvd., Unit 1-C	Arvada	Jefferson	CO	80003	Noodles & Company
119	Colorado Springs	7234 North Academy Blvd	Colorado Springs	El Paso	CO	80920	Noodles & Company
120	Arapahoe & Peoria	12023 East Arapahoe Road, Unit 100	Centennial	Arapahoe	CO	80112	Noodles & Company
121	Aspen Grove	7301 South Santa Fe Drive	Littleton	Arapahoe	CO	80120	Noodles & Company
122	Westminster	10355 Federal Blvd, Unit H	Westminster	Adams	CO	80260	Noodles & Company
123	Colorado Blvd	1502 S. Colorado Blvd	Denver	Denver	CO	80222-3700	Noodles & Company
125	Longmont	1087 S. Hover Street, Unit D	Longmont	Boulder	CO	80501	Noodles & Company
126	Stapleton	7401 E. 29th Avenue, Bldg 13	Denver	Denver	CO	80238	Noodles & Company
127	Broadmoor	1812 Southgate Road	Colorado Springs	El Paso	CO	80906	Noodles & Company
128	Greeley	4318 West 9th Street Road, Suite 7	Greeley	Weld	CO	80634	Noodles & Company
129	I 25 Hampden	6300 East Hampden, Suite K	Denver	Denver	CO	80222	Noodles & Company
130	Powers & Barnes	5844 Barnes Road	Colorado Springs	El Paso	CO	80922	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
131	College Avenue	648 S. College Avenue	Fort Collins	Larimer	CO	80524	Noodles & Company
132	Englewood	697 West Hampden Avenue	Englewood	Arapahoe	CO	80110	Noodles & Company
133	Loveland	1550 Fall River Drive, Suite 190	Loveland	Larimer	CO	80534	Noodles & Company
134	Fitzsimons	13700 E. Colfax, Suite D	Aurora	Adams	CO	80011	Noodles & Company
135	Southlands	6200 South Main Street, Suite 101	Aurora	Arapahoe	CO	80016	Noodles & Company
136	Highlands Ranch Town Center	1601 Mayberry Dr, Space 104	Highlands Ranch	Douglas	CO	80129	The Noodle Shop, Co. — Colorado, Inc.
137	Broomfield Corners	4530 W 121st St Ave	Broomfield	Broomfield	CO	80020	The Noodle Shop, Co. — Colorado, Inc.
138	Quincy Place	4261 S Buckley Road	Aurora	Arapahoe	CO	80013	The Noodle Shop, Co. — Colorado, Inc.
139	Southglenn	2370 E Arapahoe, Ste 926	Centennial	Arapahoe	CO	80122	The Noodle Shop, Co. — Colorado, Inc.
140	University Village	5166 N. Nevada Ave	Colorado Springs	El Paso	CO	80918	The Noodle Shop, Co. — Colorado, Inc.
141	Havana	10550 E. Garden Dr, Ste 106	Aurora	Arapahoe	CO	80012	The Noodle Shop, Co. — Colorado, Inc.
142	University of Denver	1737 E Evans Ave	Denver	Denver	CO	80210	The Noodle Shop, Co. — Colorado, Inc.
146	29th Street	1600 28th St, Ste 1208	Boulder	Boulder	CO	80301	Noodles & Company
147	Dillon	265 Dillon Ridge Rd	Dillon	Summit	CO	80435	The Noodle Shop, Co. — Colorado, Inc.

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
148	16th & Court	303 16th St, Ste 150	Denver	Denver	CO	80202	Noodles & Company
150	Basemar	2602 Baseline Road	Boulder	Boulder	CO	80305	The Noodle Shop, Co. — Colorado, Inc.
151	Belleview	8000 E Belleview	Denver	Denver	CO	80237	The Noodle Shop, Co. — Colorado, Inc.
152	Central Colfax	2205 East Colfax Avenue	Denver	Denver	CO	80206	Noodles & Company
153	Castle Rock	Founders Parkway and Allen Way	Castle Rock	Douglas	CO	80108	Noodles & Company
201	State Street	232 State Street	Madison	Dane	WI	53703	Noodles & Company
202	Westside	7050 Mineral Point	Madison	Dane	WI	53717	Noodles & Company
203	Monona	6520 Monona Drive	Monona	Dane	WI	53716	Noodles & Company
204	Fox Point	8781 N. Port Washington Road	Milwaukee	Milwaukee	WI	53217	Noodles & Company
205	Pewaukee	1390 Capitol Drive, Suite 2	Pewaukee	Waukesha	WI	53072	Noodles & Company
206	Oakland	3121 North Oakland Avenue	Milwaukee	Milwaukee	WI	53211	The Noodle Shop, Co. — Wisconsin, Inc.
207	Fitchburg	2981 Triverton Pike Drive	Fitchburg	Dane	WI	53711	Noodles & Company
208	Brookfield	17000 W. Bluemound Road, Unit H	Brookfield	Waukesha	WI	53005-5960	Noodles & Company
209	Menomonee Falls	W 176 N 9336 Rivercrest Drive	Menomonee Falls	Waukesha	WI	53051	Noodles & Company
210	Wauwatosa	7700 West State Street	Wauwatosa	Milwaukee	WI	53213-2640	Noodles & Company
211	Eastside	4280 East Towne Blvd	Madison	Dane	WI	53704	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
212	Green Bay	2665 South Oneida Street	Green Bay	Brown	WI	54303	Noodles & Company
213	University Avenue	3600 University Avenue	Madison	Dane	WI	53705	Noodles & Company
214	New Berlin	15630 West National Avenue	New Berlin	Waukesha	WI	53151	Noodles & Company
215	28th & Oklahoma	2729 West Oklahoma Avenue	Milwaukee	Milwaukee	WI	53215-4326	Noodles & Company
216	Hales Corners	5794 S. 108th Street	Hales Corners	Milwaukee	WI	53130	Noodles & Company
217	Appleton	4333 Wisconsin Avenue	Appleton	Outgamie	WI	54913	Noodles & Company
218	West Bend	425 West Paradise Drive	West Bend	Washington	WI	53095	Noodles & Company
219	Janesville	2259 Humes Road	Janesville	Rock	WI	53545-0258	Noodles & Company
220	Mt. Pleasant	5720 Washington Avenue	Mt. Pleasant	Racine	WI	53406-4018	Noodles & Company
221	Delafield	3260 Golf Road	Delafield	Waukesha	WI	53018	Noodles & Company
222	Kenosha	7201 120th Avenue, Suite A	Kenosha	Kenosha	WI	53142	Noodles & Company
223	Wauwatosa - W. Capitol	12132 West Capitol, Suite O	Wauwatosa	Milwaukee	WI	53222	Noodles & Company
224	Grafton	1351 North Port Washington Rd	Grafton	Ozaukee	WI	53024	Noodles & Company
225	Greenfield	4859 S. 76th Street	Greenfield	Milwaukee	WI	53220	Noodles & Company
226	Waukesha	1210 W Sunset Dr	Waukesha	Waukesha	WI	53189	Noodles & Company
227	East Appleton	3719 E. Calumet St	Appleton	Outagamie	WI	54915	Noodles & Company
301	Calhoun	3040 Excelsior Blvd, #101	Minneapolis	Hennepin	MN	55416	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
302	Maple Grove	7840 Main Street	Maple Grove	Hennepin	MN	55369	Noodles & Company
303	Plymouth Center	3425 Vicksburg Lane N, Suite 200	Plymouth	Hennepin	MN	55447	Noodles & Company
304	Woodbury	7455 Currell Blvd., Space 101	Woodbury	Washington	MN	55125	Noodles & Company
305	West Bank	233 Cedar Avenue South	Minneapolis	Hennepin	MN	55454-1054	Noodles & Company
306	Rochester	3944 Marketplace Drive NW	Rochester	Olmsted	MN	55901	Noodles & Company
307	Highland Park	2110 Ford Parkway	St. Paul	Ramsey	MN	55116-1813	Noodles & Company
308	Coon Rapids	3479 River Rapids Drive	Coon Rapids	Anoka	MN	55448	Noodles & Company
309	Apple Valley	14879 Florence Trail	Apple Valley	Dakota	MN	55124	Noodles & Company
310	Eden Prairie	13300 Technology Drive, Suite 100	Eden Prairie	Hennepin	MN	55344	Noodles & Company
311	Eagan	1340 Town Centre Drive	Eagan	Dakota	MN	55123	Noodles & Company
312	Stadium Village	616 Washington Avenue	Minneapolis	Hennepin	MN	55414	Noodles & Company
313	Maplewood	2865 White Bear Avenue	St. Paul	Ramsey	MN	55109	Noodles & Company
314	Mankato	1600 Warren Street, Suite 15	Mankato	Blue Earth	MN	56001-4966	Noodles & Company
315	Richfield	7630 Lyndale Avenue South, Suite 100	Richfield	Hennepin	MN	55423	Noodles & Company
316	Edina - Southdale	6531 York Avenue South	Edina	Hennepin	MN	55435-2356	Noodles & Company
317	Golden Valley	7808 Olson Memorial Highway	Golden Valley	Hennepin	MN	55427	Noodles & Company
318	West St. Paul	1590 Robert Street South	West St. Paul	Dakota	MN	55118	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
320	St. Cloud	4011 West Division Street, Suite 1	St. Cloud	Stearns	MN	56301	Noodles & Company
321	South Rochester	4607 Main Avenue SE, Suite 201	Rochester	Olmsted	MN	55904	Noodles & Company
322	Rogers	13590 Northdale Blvd	Rogers	Hennepin	MN	55374	Noodles & Company
323	Bloomington	7600 France Avenue, Suite 106	Bloomington	Hennepin	MN	55435	Noodles & Company
324	St. Louis Park	5326 16th St West	St Louis Park	Hennepin	MN	55416	Noodles & Company
325	Mall of America	60 E. Broadway, Ste S342	Bloomington	Hennepin	MN	55425	Noodles & Company
326	Roseville	1655 County Rd B-2, Ste D	Roseville	Ramsey	MN	55113	Noodles & Company
327	Burnsville	901 County Rd 42, Ste 220	Burnsville	Dakota	MN	58306	Noodles & Company
328	Blaine	10340 Baltimore St, Ste 180	Blaine	Anoka	MN	55449	Noodles & Company
329	Minnetonka	12977 Ridgedale Drive	Minnetonka	Hennepin	MN	55343	Noodles & Company
401	Pentagon Row	1201 S. Joyce Street, Suite C-3	Arlington	Arlington	VA	22202	Noodles & Company
402	Fairfax	10296 Main Street	Fairfax	Fairfax	VA	22030	Noodles & Company
403	College Park	7320 Baltimore Avenue	College Park	Prince Georges	MD	20740-3206	Noodles & Company
404	Kentlands	177 Kentlands Blvd, Suite 100	Gaithersburg	Montgomery	MD	20878	Noodles & Company
405	Silver Spring	905 Ellsworth Drive	Silver Spring	Montgomery	MD	20910	Noodles & Company
406	Hunt Valley	114 Shawan Road, Suite 2	Hunt Valley	Baltimore	MD	21030	Noodles & Company
408	Pikesville	3755 Old Court Road	Pikesville	Baltimore	MD	21208	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
409	Vienna	201 Maple Avenue East	Vienna	Fairfax	VA	22181	Noodles & Company
410	Columbia	6191 Old Dobbin Lane, Suite 930	Columbia	Howard	MD	21045	Noodles & Company
411	Alexandria	3105 Duke Street	Alexandria	Alexandria	VA	22314	Noodles & Company
413	Rockville - Congressional Plaza	1609-B Rockville Pike	Rockville	Montgomery	MD	20852	Noodles & Company
414	Waldorf	3055 Waldorf Market Place, #10	Waldorf	Charles	MD	20603	Noodles & Company
415	Kingstowne	5900 Kingstowne Blvd, Suite 130	Alexandria	Fairfax	VA	22315	The Noodle Shop, Co. — Virginia, Inc.
416	Cosner’s Corner	10013 Jefferson Davis Hwy	Fredericksburg	Fredericksburg	VA	22401	The Noodle Shop, Co. — Virginia, Inc.
417	Manassas	9646 Liberia Ave	Manassas	Spotsylvania	VA	20110	The Noodle Shop, Co. — Virginia, Inc.
418	White Marsh	5350 Campbell Blvd, Suite H	Baltimore	Baltimore	MD	21236	Noodles & Company
419	Central Park	1212 Carl D. Silver Parkway	Fredericksburg	Fredericksburg	VA	22401	Noodles & Company
420	Merrifield	8190 Strawberry Lane, Suite 4	Falls Church	Fairfax	VA	22042	The Noodle Shop, Co. — Virginia, Inc.
421	Owings Mills	10450 Owings Mills Blvd	Owings Mills	Baltimore	MD	21117	Noodles & Company
423	Annapolis	2323 Annapolis Mall, Unit 1713	Annapolis	Anne Arundel	MD	21401	Noodles & Company
425	Crystal City	2011 Crystal Drive	Arlington	Arlington	VA	22202	The Noodle Shop, Co. — Virginia, Inc.
426	Mechanicsville	7291 Battle Hill Drive, Suite A	Mechanicsville	Hanover	VA	23111	The Noodle Shop, Co. — Virginia, Inc.

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
427	Ballston Commons	4238 Wilson Blvd, Unit 1130	Arlington	Arlington	VA	22203	The Noodle Shop, Co. — Virginia, Inc.
432	Rockville Town Square	101 Gibbs St	Rockville	Montgomery	MD	20850	Noodles & Company
434	West Chester	15785 WC Main St	Midlothian	Chesterfield	VA	23113	The Noodle Shop, Co. — Virginia, Inc.
436	Willow Lawn	1601 Willow Lawn Dr	Richmond	Henrico	VA	23230	The Noodle Shop, Co. — Virginia, Inc.
437	Towson	825 Goucher Blvd, Space 100B	Towson	Baltimore	MD	21286	Noodles & Company
438	Largo	2801 Campus Way North	Lanham	Prince George’s	MD	20706	Noodles & Company
439	Mt. Vernon	7702 B Richmond Hwy, Ste A	Alexandria	Fairfax	VA	22306	The Noodle Shop, Co. — Virginia, Inc.
441	Harbor Place	301 Light St, Ste 1517	Baltimore	Baltimore	MD	21202	Noodles & Company
442	Leesburg	1607 Village Market Rd, Ste L-112	Leesburg	Loudoun	VA	20178	The Noodle Shop, Co. — Virginia, Inc.
443	Montgomery Mall	7101 Democracy Blvd, Ste 2464	Bethesda	Montgomery	MD	20817	Noodles & Company
446	Bowie Town Center	3916 Town Center Blvd	Bowie	Prince George’s	MD	20716	Noodles & Company
447	Springfield	7020 Old Keene Mill Ct	Springfield	Fairfax	VA	22152	Noodles & Company
448	Sterling	46038 Cranston St, Ste 100	Sterling	Loudoun	VA	20165	The Noodle Shop, Co. — Virginia, Inc.
510	Valparaiso	71 Silhavy Rd, Ste A-1	Valparaiso	Porter	IN	46383	Noodles & Company
531	Ames	400 S. Duff Avenue	Ames	Story	IA	50010	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
532	Coralville	2451 2nd Street	Coralville	Johnson	IA	52241	Noodles & Company
533	Cedar Rapids	310 Collins Road, NE	Cedar Rapids	Linn	IA	52402	Noodles & Company
551	Encinitas	260-C North El Camino Real	Encinitas	San Diego	CA	92024-2852	The Noodle Shop, Co. — Colorado, Inc.
552	San Marcos	591 Grand Avenue, Suite G102	San Marcos	San Diego	CA	92069	The Noodle Shop, Co. — Colorado, Inc.
554	The Fountains	1186 Roseville Pkwy	Roseville	Placer	CA	95678	Noodles & Company
559	Sports Arena	3650 Rosecrans Street	San Diego	San Diego	CA	92110	Noodles & Company
563	Elk Grove	7405 Laguna Blvd, Ste 170	Elk Grove	Sacramento	CA	95758	Noodles & Company
564	University Town Center	4545 La Jolla Village Dr, Space 201E	San Diego	San Diego	CA	92122	Noodles & Company
565	Loehmann’s Plaza	2435 Fair Oaks Blvd	Sacramento	Sacramento	CA	95825	Noodles & Company
601	Naperville	207 South Washington	Naperville	DuPage	IL	60540	Noodles & Company
602	Wheaton	2019 South Naperville Road	Wheaton	DuPage	IL	60187	Noodles & Company
603	Deer Park	20530 North Rand Road, #201	Deer Park	Lake	IL	60010-7239	Noodles & Company
604	Geneva	1310 Commons Drive	Geneva	Kane	IL	60134	Noodles & Company
605	Arlington Heights	66 S. Arlington Heights Road	Arlington Heights	Cook	IL	60005	Noodles & Company
606	Evanston	930 Church Street	Evanston	Cook	IL	60201-3126	Noodles & Company
607	Orland Park	14662 La Grange Road, Unit B-1	Orland Park	Cook	IL	60462	Noodles & Company
608	Bolingbrook	137 N. Weber Road	Bolingbrook	Will	IL	60440	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
610	Elgin	895 South Randall Road	Elgin	Kane	IL	60123	Noodles & Company
611	LaGrange	1 East Burlington Avenue	LaGrange	Cook	IL	60525	Noodles & Company
612	Lake in the Hills	315 N. Randall Road	Lake in the Hills	McHenry	IL	60156	Noodles & Company
613	Glenview	1851 Tower Drive	Glenview	Cook	IL	60026-7783	Noodles & Company
615	Crystal Lake	4912 Northwest Highway	Crystal Lake	McHenry	IL	60014	Noodles & Company
616	Niles	5681 West Touhy Avenue	Niles	Cook	IL	60714	Noodles & Company
617	OakBrook Terrace	18 W 64 West 22nd Street	Oakbrook Terrace	DuPage	IL	60181	Noodles & Company
621	Lincolnshire	900 Milwaukee Avenue, Ste A	Lincolnshire	Lake	IL	60069	Noodles & Company
622	Park Ridge	510 W. Touhy	Park Ridge	Cook	IL	60068	The Noodle Shop, Co. — Colorado, Inc.
623	Gurnee	6681 Grand Avenue	Gurnee	Lake	IL	60031	Noodles & Company
624	Lakeview	2813 N Broadway Street	Chicago	Cook	IL	60657	The Noodle Shop, Co. — Colorado, Inc.
626	South Naperville	2727 W 75th Street	Naperville	DuPage	IL	60565	Noodles & Company
627	Old Orchard	4999 Old Orchard Center, Ste F-26	Skokie	Cook	IL	60077	The Noodle Shop, Co. — Colorado, Inc.
628	Schaumburg	1400 N. Meacham Road, Ste A	Schamburg	Cook	IL	60173	The Noodle Shop, Co. — Illinois, Inc.
629	Michigan Ave	180 North Michigan Avenue, Ste 104	Chicago	Cook	IL	60601	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
630	South Barrington	100 W. Higgins Rd, Ste I-60	South Barrington	Lake	IL	60010	The Noodle Shop, Co. — Colorado, Inc.
631	Woodridge	1001 75th Street, Ste 189A	Woodridge	DuPage	IL	60517	The Noodle Shop, Co. — Colorado, Inc.
634	Glen Ellyn	706 Roosevelt Rd	Glen Ellyn	DuPage	IL	60137	The Noodle Shop, Co. — Colorado, Inc.
636	Rockford	6430 E. State St, Ste 118	Rockford	Winnebago	IL	61108	The Noodle Shop, Co. — Colorado, Inc.
638	River Forest	7215 Lake St	River Forest	Cook	IL	60305	The Noodle Shop, Co. — Colorado, Inc.
639	DeKalb	2561 Sycamore Rd	DeKalb	DeKalb	IL	60115	The Noodle Shop, Co. — Colorado, Inc.
640	Clybourn	2000 N Clybourn	Chicago	Cook	IL	60614	Noodles & Company
641	Vernon Hills	700 N. Milwaukee Avenue	Vernon Hills	Lake	IL	60061	Noodles & Company
643	Rolling Meadows	1327 Golf Road	Rolling Meadows	Cook	IL	60008	Noodles & Company
701	Murray	5207 South State Street	Murray	Salt Lake	UT	84107-4813	Noodles & Company
702	Sugarhouse	1152 East 2100 South	Salt Lake City	Salt Lake	UT	84106	Noodles & Company
703	Fort Union	6901 South 1300 East	Midvale	Salt Lake	UT	84047	Noodles & Company
704	400 South	358 South 700 East, Ste A	Salt Lake City	Salt Lake	UT	84102	Noodles & Company
705	Orem	293 East University Parkway	Orem	Utah	UT	84058-7639	Noodles & Company
706	Layton	748 West Antelope Drive, Ste E	Layton	Davis	UT	84041-1631	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
707	Draper	191 East 12300 South, Ste M-7	Draper	Salt Lake	UT	84020	Noodles & Company
708	Sandy	10340 S. State Street	Sandy	Salt Lake	UT	84070	Noodles & Company
751	Grandview	1390 W. 5th Ave	Columbus	Franklin	OH	43212	Noodles & Company
752	Upper Arlington	4740 Reed Road, Ste 109	Upper Arlington	Franklin	OH	43220	The Noodle Shop, Co. — Colorado, Inc.
753	Lane & High	2124 North High Street	Columbus	Franklin	OH	43201	Noodles & Company
754	Polaris	1528 Gemini Place	Columbus	Delaware	OH	43240	The Noodle Shop, Co. — Colorado, Inc.
756	Hyde Park	3707 Isabella Avenue	Cincinnati	Hamilton	OH	45208	Noodles & Company
757	Tylersville Rd	7791 Cox Lane	West Chester	Butler	OH	45069	Noodles & Company
758	Clintonville	5032 North High Street	Columbus	Franklin	OH	43214	Noodles & Company
760	Reynoldsburg	2166 Baltimore-Reynoldsburg Rd	Reynoldsburg	Franklin	OH	43068	Noodles & Company
762	Westerville	630 N. State St	Westerville	Delaware	OH	43082	The Noodle Shop, Co. — Colorado, Inc.
763	Tuttle	6104 Parkcenter Circle	Dublin	Franklin	OH	43017	The Noodle Shop, Co. — Colorado, Inc.
764	Kenwood	7800 Montgomery Road, #7	Cincinnati	Hamilton	OH	45236	The Noodle Shop, Co. — Colorado, Inc.
765	Florence	4960 Houston Rd, Ste I	Florence	Boone	KY	41022	The Noodle Shop, Co. — Colorado, Inc.
766	Powell	9733 Sawmill Pkwy, Ste D2-1	Powell	Delaware	OH	43065	The Noodle Shop, Co. — Colorado, Inc.

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
767	The Greene	11 Greene Blvd	Beavercreek	Greene	OH	45440	Noodles & Company
768	Hamilton & Morse	5065 N. Hamilton Rd	Columbus	Franklin	OH	43230	The Noodle Shop, Co. — Colorado, Inc.
810	Beaverton	4655 SW Griffith Drive, Ste 135	Beaverton	Washington	OR	97005	Noodles & Company
811	10th & Couch	100 NW 10th Avenue	Portland	Multnomah	OR	97209	Noodles & Company
812	Hillsboro	7216 NE Cornell Road	Hillsboro	Washington	OR	97124	Noodles & Company
815	Clackamas	12190 SE 82nd Avenue	Clackamas	Clackamas	OR	97086	Noodles & Company
830	Turkey Creek	11083 Parkside Drive	Knoxville	Knox	TN	37934	The Noodle Shop, Co. — Colorado, Inc.
831	Green Hills Mall	2116 Green Hills Village Drive	Nashville	Davidson	TN	37215	The Noodle Shop, Co. — Colorado, Inc.
851	Pavilion	2608 Erwin Road	Durham	Durham	NC	27705	The Noodle Shop, Co. — Colorado, Inc.
852	South End	2201 South Blvd, Ste 110	Charlotte	Mecklenburg	NC	28203	The Noodle Shop, Co. — Colorado, Inc.
853	Chapel Hill	214 W Franklin Street	Chapel Hill	Orange	NC	27514	The Noodle Shop, Co. — Colorado, Inc.
854	Arboretum	8016 Providence Road, Ste 150	Charlotte	Mecklenburg	NC	28277	The Noodle Shop, Co. — Colorado, Inc.
855	Cameron Village	403 Daniels St	Raleigh	Wake	NC	27605	The Noodle Shop, Co. — Colorado, Inc.
856	Cary	200 Crossroads Blvd, Ste 110	Cary	Wake	NC	27518	The Noodle Shop, Co. — Colorado, Inc.

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
857	Brier Creek	8411 Brier Creeek Pkwy	Raleigh	Wake	NC	27617	The Noodle Shop, Co. — Colorado, Inc.
910	U of T - Austin	2402 Guadalupe Street	Austin	Travis	TX	78705	Noodles & Company
911	Burnett/Anderson - Austin	2525 W. Anderson Lane, Suite 265	Austin	Travis	TX	78757	Noodles & Company
951	Olathe	15208 West 119th Street	Olathe	Johnson	KS	66062-5604	Noodles & Company
952	Overland Park	13448 Metcalf Avenue	Overland Park	Johnson	KS	66213	Noodles & Company
954	Zona Rosa	8538 NW Prairie View Rd	Kansas City	Platte	MO	64153	The Noodle Shop, Co. — Kansas, LLC
955	Lee’s Summit	659 NW Blue Pkwy, Space 4B	Lee’s Summit	Jackson	MO	64086	Noodles & Company
956	Lawrence	8 West 8th St	Lawrence	Douglas	KS	66044	The Noodle Shop, Co. — Kansas, LLC
957	Independence	2140 Independence Center Dr	Independence	Jackson	MO	64057	The Noodle Shop, Co. — Kansas, LLC
958	Plaza	540 Nichols Rd	Kansas City	Jackson	MO	64112	The Noodle Shop, Co. — Kansas, LLC
959	Oak Park Mall	11339 95th St	Overland Park	Johnson	KS	66214	The Noodle Shop, Co. — Kansas, LLC
960	State Line	7600 State Line Rd, Ste 208B	Prairie Village	Johnson	KS	66208	The Noodle Shop, Co. — Kansas, LLC
961	91st & Metcalf	91st St & Metcalf Ave.	Overland Park	Johnson	KS	66212	Noodles & Company
964	Town East - Wichita	7700 E. Kellogg, Suite 2105	Wichita	Sedgwick	KS	67207	Noodles & Company

Unit #	Restaurant	Address	City	County	State	Zip	Lessee
965	Rock Road	3300 North Rock Road	Wichita	Sedgwick	KS	67226	The Noodle Shop, Co. — Kansas, LLC
966	Manhattan	N 4th & Leavenworth Street	Manhattan	Riley	KS	66502	Noodles & Company

Schedule 5.09

Environmental Compliance

None.

Schedule 5.12(d)

ERISA Compliance

None.

Schedule 5.13

Subsidiaries and Other Equity Investments

(a)           Subsidiaries

Issuer	Holder	Equity Interest Owned	Percentage of Total Equity Interest
TNSC, Inc.	Noodles & Company	1,000 shares	100%
Noodles & Company Finance Corp.	Noodles & Company	1,000 shares	100%
Noodles & Company Services Corp.	Noodles & Company	1,000 shares	100%
The Noodle Shop, Co. — Colorado, Inc.	TSNC, Inc.	1,000 shares	100%
The Noodle Shop, Co. — Wisconsin, Inc.	Noodles & Company	1,000 shares	100%
The Noodle Shop, Co. — Illinois, Inc.	Noodles & Company	1,000 shares	100%
The Noodle Shop, Co. — Minnesota, Inc.	Noodles & Company	1,000 shares	100%
The Noodle Shop, Co. — Virginia, Inc.	Noodles & Company	1,000 shares	100%
The Noodle Shop, Co. — Maryland, Inc.	Noodles & Company	1,000 shares	100%
The Noodle Shop Co. — College Park, LLC	Noodles & Company	Membership Interest	75%

The Noodle Shop Co. — Montgomery County, Maryland	Noodles & Company	100 shares	100%
The Noodle Shop, Co. — Howard County, Inc,	Noodles & Company	90 shares	90%
The Noodle Shop, Co. — Charles County, Inc.	Noodles & Company	60 shares	60%
The Noodle Shop, Co. — Annapolis, LLC	Noodles & Company	Membership Interest	99%
The Noodle Shop, Co. — Baltimore County, LLC	Noodles & Company	Membership Interest	98%
The Noodle Shop, Co. — Kansas, LLC	TSNC, Inc.	Membership Interest	100%
The Noodle Shop, Co. — Delaware, Inc.	The Noodle Shop, Co. — Colorado, Inc.	1,000 shares	100%

(b)           Equity Investments

None.

(c)           Equity Interests of the Borrower

Investor	Class	Shares

Catterton-Noodles, LLC-A Voting	Class A-Voting Stock	18,200,000
Argentia Private Investments Inc.-A Voting	Class A-Voting Stock	7,094,211
Argentia Private Investments Inc.-B Non-Voting	Class B-Non-Voting	10,905,789
Argentia Private Investments Inc.-C Non-Voting	Class C-Non-Voting	1
Andrew Boness	Class A-Voting Stock	4,082
Ann Patton	Class A-Voting Stock	4,439
Barbara B Javaras, as Trustee of the Barbara B. Javaras Revocable Trust dated June 1, 2006	Class A-Voting Stock	40,816

Investor	Class	Shares

Benjamin H. Foster, Jr.	Class A-Voting Stock	61,224
Boulder Investment Trust	Class A-Voting Stock	136,053
Bradley David Brown	Class A-Voting Stock	65,333
Carrie Hart	Class A-Voting Stock	1,729
Charles L. Roberts	Class A-Voting Stock	14,996
Dan Fogarty	Class A-Voting Stock	12,023
Daniel S. and Graziela S. Cooper	Class A-Voting Stock	5,782
Darren Sipe	Class A-Voting Stock	2,152
Davco Management LLC	Class A-Voting Stock	102,040
Dave Boennighausen	Class A-Voting Stock	9,886
Dave Lehn	Class A-Voting Stock	7,784
David and Kristin Mahon (David & Kristine E. Mahon) (David & Kristine Mahon)	Class A-Voting Stock	17,007
David Duncan	Class A-Voting Stock	34,013
Dawn Voss	Class A-Voting Stock	51,838
Domingo P. Such III	Class A-Voting Stock	19,306
Donald E. Rocap	Class A-Voting Stock	11,082
Donna Lynn Lamb	Class A-Voting Stock	1,122
Dwight and Pam	Class A-Voting Stock	3,401
E.D. David	Class A-Voting Stock	68,027
Edgar B. Roesch, III (Edgar Roesch III)	Class A-Voting Stock	15,986
Edgar Roesch, Jr.	Class A-Voting Stock	103,060
Edgar Roesch, Jr. - IRA Delaware Charter Guarantee & Trust As custodian U/A dtd 2/9/98	Class A-Voting Stock	102,040
Elizabeth McLaughlin	Class A-Voting Stock	11,112
Eric Bevins	Class A-Voting Stock	1,657
Faye Shealy	Class A-Voting Stock	263,943
Fran Morel	Class A-Voting Stock	11,950
Fred (“Wayne”) Humphrey	Class A-Voting Stock	5,771
Gaylaine Kosloske	Class A-Voting Stock	1,701
Gregor A. Moe	Class A-Voting Stock	24,490
Gregory W. Gallagher	Class A-Voting Stock	3,401
Hedrick Children’s Irrevocable Trust	Class A-Voting Stock	4,252
Hugo Brooks	Class A-Voting Stock	17,939
James P. and Carol L. Walsh	Class A-Voting Stock	60,816
James R. and Janet Miller	Class A-Voting Stock	10,459
Jason and Randi Albright	Class A-Voting Stock	34,013
Jeff Harrison	Class A-Voting Stock	10,721

Investor	Class	Shares

Jenine Winesuff Rubin	Class A-Voting Stock	40,816
Jill Preston	Class A-Voting Stock	1,380
Jim Rand	Class A-Voting Stock	15,608
Joe Gordon	Class A-Voting Stock	9,490
John Lehew, III and Katherine A. Serafin, joint tenants with rights in common	Class A-Voting Stock	34,013
John P. Doley	Class A-Voting Stock	23,809
Judy Messenger	Class A-Voting Stock	1,380
Karen Merriam	Class A-Voting Stock	34,013
Karynne O’Connell Duncan	Class A-Voting Stock	19,388
Kathy Lockhart	Class A-Voting Stock	7,633
Keith Kinsey	Class A-Voting Stock	161,245
Kennedy Holdings	Class A-Voting Stock	238,093
Kevin Reddy	Class A-Voting Stock	353,189
Larry D. Jacobson	Class A-Voting Stock	60,806
Lauren Russell-Wood (Pugliese)	Class A-Voting Stock	1,104
Lee & Judith Weldon Family Trust U/T/A 4-29-88	Class A-Voting Stock	102,040
Lis Schackinger Doley (Lis S. Doley)	Class A-Voting Stock	10,204
Louis Bart Holtzman, Trustee of the Louis Bart Holtzman Revocable Trust dated 12/2/96	Class A-Voting Stock	43,479
Marcie Ann Pregulman	Class A-Voting Stock	16,643
Martin H. Herzog	Class A-Voting Stock	8,503
Mary Beth Pfeifer	Class A-Voting Stock	2,334
Mary Orlando	Class A-Voting Stock	8,877
MCK Financial Interests, LLC	Class A-Voting Stock	21,496
Meyers Family Investments LLC	Class A-Voting Stock	23,809
Michael James Duncan (Michael J. Duncan)	Class A-Voting Stock	34,013
Michael Miller (Michael Jacob Miller)	Class A-Voting Stock	34,013
Middleburg Trust Company, Custodian for John P. Doley IRA	Class A-Voting Stock	136,053
Mike Finnin	Class A-Voting Stock	34,013
Nancy Cervini	Class A-Voting Stock	3,401
Odette Assouad and Nicolas Assouad	Class A-Voting Stock	7,503
Old Head Investment Management, LLC	Class A-Voting Stock	13,996
Patricia (“Ruth”) Jones	Class A-Voting Stock	815
Paul A. Dresser, Jr. Trustee of the Living Trust Agreement of Paul A. Dresser, Jr., dated July 13, 1999	Class A-Voting Stock	10,204
Paul L. Richards and Carol Ann Richards	Class A-Voting Stock	3,003
Paul Strasen	Class A-Voting Stock	21,009
Peter S. and Carolyn A. Lynch	Class A-Voting Stock	68,238
Plumb Trust Company trustee, Larry D. Jacobson SEP IRA	Class A-Voting Stock	123,666

Investor	Class	Shares

Plumb Trust Company trustee, Pamela J. Jacobson IRA	Class A-Voting Stock	85,033
Randolph Street Partners V	Class A-Voting Stock	65,255
Raymond T. Duncan Revocable Trust	Class A-Voting Stock	340,201
Robert W. Moore	Class A-Voting Stock	6,803
Ross Kamens (W. Ross Kamens)	Class A-Voting Stock	27,194
Sam Herston	Class A-Voting Stock	8,350
Scott M. Sax and Laurie A. Sax (Scott & Lauri Sax)	Class A-Voting Stock	24,490
Scott Martin	Class A-Voting Stock	1,657
Sopris Holdings, LLC Attn: Phil Walton	Class A-Voting Stock	85,033
Stephen A. LeBlang (Stephen LeBlang)	Class A-Voting Stock	6,207
Steven Castle Sanders and Cheryl Elaine Sanders	Class A-Voting Stock	3,401
Stewart Kume	Class A-Voting Stock	3,401
Susan M. Cervini	Class A-Voting Stock	17,007
Susan R. McIntyre	Class A-Voting Stock	4,082
The Lynch Foundation	Class A-Voting Stock	68,238
Tim Mosbacher	Class A-Voting Stock	16,087
Tina Gini and J. Mark Larter	Class A-Voting Stock	25,510
Todd Farlow Maynes (Todd F. Maynes)	Class A-Voting Stock	16,449
Tom McCallum	Class A-Voting Stock	10,204
Tom Weigand (Thomas Frank Weigand)	Class A-Voting Stock	17,007
USB Paine Webber CDN FBO John Cervini, Jr.	Class A-Voting Stock	14,483
Victor Frandsen II	Class A-Voting Stock	8,503
Victor M. Pizzuto and Mary M. Pizzuto (Victor and Mary)	Class A-Voting Stock	34,694
W. Scott Hedrick	Class A-Voting Stock	7,333
William J. Brodbeck	Class A-Voting Stock	34,013
William J. Walsh and Phillis T. Leftin	Class A-Voting Stock	19,316
William W. Watkinson Jr. and Linnea R. Watkinson	Class A-Voting Stock	20,408
William Blair & Company (John E. Kirkpatrick)	Class A-Voting Stock	15,306
Total		40,272,391

(d)

Loan Party	Jurisdiction of Incorporation	Address of Principal Place of Business	US Taxpayer ID Number	Organizational ID Number
Noodles & Company	Delaware	520 Zang Street Suite D Broomfield, CO 80021	84-1303469	3596638
TNSC, Inc.	Colorado	520 Zang Street Suite D Broomfield, CO 80021	16-1682122	20031269058
Noodles & Company Finance Corp.	Colorado	520 Zang Street Suite D Broomfield, CO 80021	56-2392490	20021352998
Noodles & Company Services Corp.	Colorado	520 Zang Street Suite D Broomfield, CO 80021	38-3685439	20021353007
The Noodle Shop, Co. — Colorado, Inc.	Colorado	520 Zang Street Suite D Broomfield, CO 80021	84-1471163	19981121528
The Noodle Shop, Co. — Wisconsin, Inc.	Wisconsin	520 Zang Street Suite D Broomfield, CO 80021	84-1471164	N026262

Loan Party	Jurisdiction of Incorporation	Address of Principal Place of Business	US Taxpayer ID Number	Organizational ID Number
The Noodle Shop, Co. — Illinois, Inc.	Illinois	520 Zang Street Suite D Broomfield, CO 80021	91-2064938	61107347
The Noodle Shop, Co. — Minnesota, Inc.	Minnesota	520 Zang Street Suite D Broomfield, CO 80021	84-1508153	10Q-468
The Noodle Shop, Co. — Virginia, Inc.	Virginia	520 Zang Street Suite D Broomfield, CO 80021	84-1602985	F153485-0
The Noodle Shop, Co. — Maryland, Inc.	Maryland	520 Zang Street Suite D Broomfield, CO 80021	84-1602984	D06337513
The Noodle Shop Co. — College Park, LLC	Maryland	520 Zang Street Suite D Broomfield, CO 80021	43-1965293	W06821623
The Noodle Shop Co. — Montgomery County, Maryland	Maryland	520 Zang Street Suite D Broomfield, CO 80021	72-1535566	D06990790

Loan Party	Jurisdiction of Incorporation	Address of Principal Place of Business	US Taxpayer ID Number	Organizational ID Number
The Noodle Shop, Co. — Howard County, Inc,	Maryland	520 Zang Street Suite D Broomfield, CO 80021	14-1912324	D07907397
The Noodle Shop, Co. — Charles County, Inc.	Maryland	520 Zang Street Suite D Broomfield, CO 80021	75-3169541	D10226587
The Noodle Shop, Co. — Annapolis, LLC	Maryland	520 Zang Street Suite D Broomfield, CO 80021	26-0786515	W12035739
The Noodle Shop, Co. — Baltimore County, LLC	Maryland	520 Zang Street Suite D Broomfield, CO 80021	20-8450505	W11704319
The Noodle Shop, Co. — Kansas, LLC	Kansas	520 Zang Street Suite D Broomfield, CO 80021	26-0290515	6180335
The Noodle Shop, Co. — Delaware, Inc.	Delaware	520 Zang Street Suite D Broomfield, CO 80021	72-1535566	4899495

Schedule 5.17

Intellectual Property Matters:

Patents, Trademarks, Trade Names, Service Marks, and Copyrights

I.             Patents

None.

II.            Trademarks*, Trade Names, Service Marks

*All trademarks used by Noodles & Company are held by Noodles & Company, a Delaware corporation

Trademark/SN/RN	Status/Key Dates
ANGRY NOODLE SN:77-947776	Allowed - Intent to Use Notice of Allowance Issued January 4, 2011 Int’l Class: 30 Filed: March 1, 2010 Published: November 9, 2010

CRAVE CARD SN:77-454019 RN:3,553,349	Registered December 30, 2008 Int’l Class: 36 First Use: April 1, 2003 Filed: April 21, 2008 Published: October 14, 2008

Trademark/SN/RN	Status/Key Dates
CRAVE CARD SN:77-302744 RN:3,487,650	Registered August 19, 2008 Int’l Class: 43 First Use: April 1, 2003 Filed: October 12, 2007 Published: June 3, 2008

CRAVE CARD SN:78-157417 RN:3,319,319	Registered October 23, 2007 Int’l Class: 43 First Use: April 1, 2003 Filed: August 23, 2002 Published: April 8, 2003 Allowed: May 24, 2005

EVERY GUEST, EVERY BOWL, EVERY TIME. SN:76-230481 RN:2,612,158	Registered 8 Accepted September 15, 2008 Int’l Class: 42 First Use: May, 1997 Filed: March 23, 2001 Published: June 4, 2002 Registered: August 27, 2002

FEED THE WHOLE GROUP SN:77-363806 RN:3,480,259	Registered August 5, 2008 Int’l Class: 43 First Use: January 2, 2008 Filed: January 3, 2008 Published: May 20, 2008

FRESH SAUTE & GRILL SN:76-631356 RN:3,400,230	Registered Supplemental Register March 18, 2008 Int’l Class: 43 First Use: March 1, 2005 Filed: February 15, 2005

Trademark/SN/RN	Status/Key Dates
JAPANESE PAN NOODLES SN:76-248151 RN:2,894,090	Registered Principal Register - Sec. 2(F) 8 & 15 October 20, 2010 Int’l Class: 42 First Use: October, 1995 Filed: April 5, 2001 Published: July 27, 2004 Registered: October 19, 2004

LUNCH BUDDY SN:77-860655 RN:3,799,450	Registered June 8, 2010 Int’l Class: 16 First Use: November 23, 2009 Filed: October 29, 2009 Published: March 23, 2010

MAC & MEATBALLS SN:77-711803	Pending - Final Refusal Mailed Principal Register - Sec. 2(F) Int’l Class: 29 August 29, 2010 Filed: April 10, 2009

MISCELLANEOUS DESIGN SN:76-334791 RN:2,955,809	Registered Supplemental Register May 24, 2005 Int’l Class: 42 First Use: November 17, 1998 Filed: October 24, 2001

Trademark/SN/RN	Status/Key Dates
MISCELLANEOUS DESIGN SN:76-536590 RN:2,907,868	Registered 8 & 15 March 6, 2010 Int’l Class: 43 First Use: September 22, 1999 Filed: July 2, 2003 Published: September 14, 2004 Registered: December 7, 2004

MULTITOODLES SN:77-363812 RN:3,484,203	Registered August 12, 2008 Int’l Class: 43 First Use: January 2, 2008 Filed: January 3, 2008 Published: May 27, 2008

NOODLEGRAM SN:77-657005 RN:3,660,851	Registered July 28, 2009 Int’l Class: 35 First Use: February, 2006 Filed: January 26, 2009 Published: May 12, 2009

NOODLES & COMPANY SN:76-230756 RN:2,547,018	Registered Principal Register March 12, 2002 Int’l Class: 42 First Use: September, 1995 Filed: March 23, 2001 Published: December 18, 2001

NOODLES & COMPANY SN:77-674355 RN:3,663,655	Registered Principal Register — Sec. 2(F) August 4, 2009 Int’l Class: 29, 30 First Use: January 1, 2000 Filed: February 20, 2009 Published: May 19, 2009

Trademark/SN/RN	Status/Key Dates
NOODLES & COMPANY and Design SN:76-661267 RN:3,333,189	Registered Principal Register — Sec. 2(F) November 13, 2007 Int’l Class: 43 First Use: September 1, 2004 Filed: June 8, 2006 Published: August 28, 2007

NOODLES & COMPANY and Design SN:76-026711 RN:2,651,073	Registered Principal Register — Sec. 2(F) In Part November 19, 2002 Int’l Class: 42 First Use: September, 1995 Filed: April 14, 2000 Published: August 27, 2002

NOODLES & COMPANY and Design SN:77-452703 RN:3,594,116	Registered Principal Register - Sec. 2(F) March 24, 2009 Int’l Class: 29, 30 First Use: September 1, 2004 Filed: April 19, 2008 Published: January 6, 2009

NOODLEVILLE SN:77-172403 RN:3,437,320	Registered May 27, 2008 Int’l Class: 43 First Use: June 20, 2007 Filed: May 3, 2007 Published: October 30, 2007 Allowed: January 22, 2008

NOODLEWEAR (Stylized) SN:78-157429 RN:2,893,106	Registered October 12, 2004 Int’l Class: 25, 26 First Use: May 30, 2002 Filed: August 23, 2002 Published: July 20, 2004

Trademark/SN/RN	Status/Key Dates
PESTO CAVATAPPI SN:76-248150 RN:2,907,496	Registered Principal Register - Sec. 2(F) 8 & 15 March 6, 2010 Int’l Class: 42 First Use: October, 2000 Filed: April 5, 2001 Published: September 14, 2004 Registered: December 7, 2004

PUDDIN’ COOKIE SN:76-591372 RN:2,953,812	Registered Supplemental Register May 17, 2005 Int’l Class: 30 First Use: October 1, 2000 Filed: May 6, 2004

REAL FOOD. REAL QUICK. SN:77-813518	Pending - Suspended January 12, 2011 Int’l Class: 43 Filed: August 26, 2009

SQUARE BOWL SN:77-814246	Allowed - Intent to Use 1st Extension of Time Granted December 18, 2010 Int’l Class: 29, 30 Filed: August 27, 2009 Published: April 27, 2010 Allowed: June 22, 2010

STOP AND TASTE THE NOODLES SN:77-716533	Allowed - Intent to Use 2nd Extension of Time Granted November 15, 2010 Int’l Class: 43 Filed: April 17, 2009 Published: August 11, 2009 Allowed: November 3, 2009

WISCONSIN MAC & CHEESE SN:76-248152 RN:2,894,091	Registered Principal Register - Sec. 2(F) 8 & 15 August 23, 2010 Int’l Class: 42 First Use: October, 1995 Filed: April 5, 2001 Published: July 27, 2004 Registered: October 19, 2004

Trademark/SN/RN	Status/Key Dates
NOODLES & COMPANY Australian Registration AN: 986834 RN: 986834	Registered September 13, 2004 Int’l Class: 25, 30, 43 Filed: January 30, 2004

NOODLES & COMPANY Canadian Application AN:1204755-00	Pending - Extension of Time December 2, 2010 Pending - Extension of Time December 2, 2010 Filed: January 30, 2004 Published: September 10, 2008

NOODLES & COMPANY European Community Registration AN: 003637881 RN: 003637881	Registered April 26, 2005 Int’l Class: 25, 30, 43 Filed: January 29, 2004

NOODLES & COMPANY Mexican Application AN: 1105434	Filed: July 20, 2010

III.          Copyrights

None.

Schedule 5.20

Restaurant Leases

Lease Date	Property ID	Location	County	Lease Document	Landlord

06/16/2006	090/CSO	520 Zang Street, Ste. D Broomfield, CO 80021	Broomfield	Lease	NNN Mainstreet at Flatiron Dept 2250 Denver, CO 80291
02/12/2001	101	2360 E. 3rd Avenue Denver, CO 80206	Denver	Lease	Offices at University, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660
11/06/1996	102	1245 Alpine Avenue Boulder, CO 80304	Boulder	Lease	Broadway-Ideal Management 729 Walnut #2D Boulder, CO 80302
07/15/1996	103	3294 Youngfield, Unit F Wheat Ridge, CO 80033	Jefferson	Lease	GMB Applewood 1201 Galapago Street, TH-101 Denver, CO 80204
07/27/1999	105	1100 Hwy. 287, #100 Broomfield, CO 80020	Broomfield	Lease	Broomfield Shopping Center 09 A, LLC c/o ACF Property Management, Inc. 12411 Ventura Blvd. Studio City, CA 91604
05/25/1999	106	550 Broadway, Unit B Denver, CO 80203	Denver	Lease	Denver Broadway Central LLC 23420 Lyons Ave. Newhall, CA 91321
09/30/2001	106	550 Broadway, Unit B Denver, CO 80203	Denver	Storage Lease	Denver Broadway Central LLC 23420 Lyons Ave. Newhall, CA 91321
02/22/2000	107	9563 South University Blvd. Highlands Ranch, CO 80126	Douglas	Lease	Village Westwood Corp c/o Westwood Financial Corp. 11440 San Vincente Blvd. #200 Los Angeles, CA 90049
05/31/2000	108	635A Flatiron Marketplace Drive Broomfield, CO 80021	Broomfield	Lease	DDR Flatiron LLC Department 105204-20286-7748 P.O. Box 931650 Cleveland, OH 44193

Lease Date	Property ID	Location	County	Lease Document	Landlord

10/13/2005	108	635A Flatiron Marketplace Drive Broomfield, CO 80021	Broomfield	Monument Sign Agreement	DDR New Business Development 3300 Enterprise Parkway Beachwood, OH 44122
01/10/2000	109	1460 16th Street Denver, CO 80202	Denver	Lease	TR 16 Market Square Corp - 067 c/o KBS Realty Advisors, LLC 620 Newport Center Drive Suite 1300 Newport Beach, CA 92660
09/13/1999	110	1100 West Dillon Road, Suite 1 Louisville, CO 80027	Boulder	Lease	MG Real Estate, LLC c/o Prime West Suite 500 Denver, CO 80222
05/04/1999	111	4733 S. Timberline Rd., Ste 104 Fort Collins, CO 80528	Larimer	Lease	Dial Properties Co. Attn : Administrative Dept. 11506 Nicholas St, Suite 200 Omaha, NE 68154
07/07/2006	111	4733 S. Timberline Rd., Ste 104 Fort Collins, CO 80528	Larimer	Sign Agreement	Dial Properties Co. Attn : Administrative Dept. 11506 Nicholas St, Suite 200 Omaha, NE 68154
05/17/2000	112	7740 West Alameda Avenue Lakewood, CO 80226	Jefferson	Lease	Lakewood City Commons LP Bldg #BZL001 PO Box 301109 Los Angeles, CA 90030-1109
05/01/1999	113	2850 Baseline Road Boulder, CO 80303	Boulder	Lease	East Baseline Investors, LLC c/o Packard and Dierking, LLC 2595 Canyon Blvd., Suite 200 Boulder, CO 80302
06/15/2000	114	9956 Remington Space A-5 Littleton, CO 80128	Jefferson	Lease	Jefferson 03 LLC c/o ACF Property Mgt Inc 12411 Ventura Blvd Studio City, CA 91604
06/15/2000	115	12101K East Iliff Avenue Aurora, CO 80014	Arapahoe	Lease	Bass Cahn Properties 1777 South Harrison St, Pent 2 Denver, CO 80210

Lease Date	Property ID	Location	County	Lease Document	Landlord

05/17/2000	116	9400 Heritage Hills Circle, Ste. 100 Littleton, CO 80124	Douglas	Lease	SBMC Lincoln Hills LLC 433 North Camden Drive Suite 1070 Beverly Hills, CA 90210
04/03/2001	117	11153A South Parker Road Parker, CO 80134	Douglas	Lease	DDR MDT Parker Pavilion LLC 3300 Enterprise Pkwy Cleveland, OH 44122
05/29/2001	118	8071 Wadsworth Blvd., Unit 1-C Arvada, CO 80003	Jefferson	Lease	ADLP-80th LLC PO Box 60467 Charlotte, NC 28260
03/26/2001	119	7234 North Academy Blvd. Colorado Springs, CO 80920	El Paso	Lease	North Academy III L.L.C 6285 Fall River Drive Colorado Springs, CO 80918
06/29/2001	120	12023 East Arapahoe Rd., Unit 100 Centennial, CO 80112	Arapahoe	Lease	Yekta Investment Group, LLC c/o Sullivan Group Real Estate Services 1101 Bannock Street Denver, CO 80204
09/19/2001	121	7301 South Santa Fe Drive Littleton, CO 80120	Arapahoe	Lease	Aspen Grove Lifestyle Center 7301 S Santa Fe Drive Littleton, CO 80120
01/29/2002	122	10355 Federal Blvd., Unit H Westminster, CO 80260	Adams	Lease	Northpark Retail Center III 1901 Avenue of the Stars Suite 855 Los Angeles, CA 90067
08/02/2001	123	1502 S. Colorado Boulevard Denver, CO 80222-3700	Denver	Lease	Florida Mall, LLC 1615 California Street Suite 707 Denver, CO 80202
04/08/2002	125	1087 S. Hover Street, Unit D Longmont, CO 80501	Boulder	Lease	M3 Properties LLC PO Box 6009 Longmont, CO 80501
08/19/2002	126	7401 E. 29th Avenue, Bldg. 13 Denver, CO 80238	Denver	Lease	FC 29th Avenue Town Center PO Box 72142 Cleveland, OH 44192-0142
01/15/2003	127	1812 Southgate Road Colorado Springs, CO 80906	El Paso	Lease	New Haven WG LLC c/o Noddle Companies 2285 S. 67th St., Suite 250 P.O. Box 24169 Omaha, NE 68124

Lease Date	Property ID	Location	County	Lease Document	Landlord

06/04/2003	128	4318 West 9th Street Road, Suite 7 Greeley, CO 80634	Weld	Lease	George Nesvadba 329 Parkview Avenue Golden, CO 80401
07/22/2004	129	6300 East Hampden, Suite K Denver, CO 80222	Denver	Lease	Pacific Hampden, LLC 3993 Howard Hughes Pkwy #450 Las Vegas, NV 89109
01/31/2006	130	5844 Barnes Road Colorado Springs, CO 80922	El Paso	Lease	Barnes & Powers North, LLC 111 South Tejon Street Suite 222 Colorado Springs, CO 80903
03/24/2006	131	648 S. College Avenue Ft. Collins, CO 80524	Larimer	Lease	Carlsons Investment & Mgmt 1006 Spring Creek Lane #12 Fort Collins, CO 80526
07/20/2006	132	697 West Hampden Avenue Englewood, CO 80110	Arapahoe	Lease	Weingarten Realty Inc 850 Englewood Pkwy Suite 200 Englewood, CO 80110
09/07/2006	133	1550 Fall River Drive, Ste 190 Loveland, CO 80534	Larimer	Lease	Centerra Retail Shops, LLC Attn: Property Management 2725 Rocky Mtn. Ave. Suite 200 Loveland, CO 80538
01/25/2007	134	13700 E. Colfax, Suite D Aurora, CO 80011	Adams	Lease	PCN 1 Fitzsimons LLC 44 Cook Street #710 Denver, CO 80206
05/09/2007	135	6200 South Main Street, Ste 101 Aurora, CO 80016	Arapahoe	Lease	Granite Southlands Town Center, LLC c/o Forest City Commercial Management, Inc. 15829 Collection Center Drive Chicago, IL 60693
05/02/2008	136	1601 Mayberry Dr Space 104 Highlands Ranch, CO 80129	Douglas	Lease	HRTC I LLC 9135 Ridgeline Boulevard Suite 100 Attn; Asset Manager Highlands Ranch, CO 80129
07/24/2008	137	4530 w 121st Ave Broomfield, CO 80020	Broomfield	Lease	Broomfield Corners LLC c/o PRA Real Estate Services 496 S Broadway Denver, CO 80209

Lease Date	Property ID	Location	County	Lease Document	Landlord

12/31/2009	138	4530 w 121st Ave Broomfield, CO 80020	Broomfield	Lease	Kimco Quincy Place 685, Inc. 1621-B South Melrose Drive Vista, CA 92081
05/13/2008	139	2370 E Arapahoe Ste 926 Centennial, CO 80122	Arapahoe	Lease	AW Southglenn LLC 8480 East Orchard Road, Suite 2400 Greenwood Village, CO 80111
09/14/2008	140	5166 N. Nevada Ave Colorado Springs, CO 80918	El Paso	Lease	University Village Developers, LLC University Village Colorado 102 N. Cascade Ave.#250 Colorado Springs, CO 80903
09/18/2008	141	10550 E. Garden Dr Ste 106 Aurora, Co 80012	Arapahoe	Lease	Weingarten Miller MDH Buckingham, LLC 850 Englewood Parkway, Suite 200 Houston, TX 77292
10/24/2008	142	1737 E Evans Ave Denver, Co 80210	Denver	Lease	Wiss, LLC 7062 Red Mesa Dr. Littleton, CO 80215
07/01/2009	146	1600 28th St Ste 1208 Boulder, CO 80301	Boulder	Lease	The Macerich Partnership, LP 401 Wilshire Blvd., Suite 700 Santa Monica, CA 90401
08/17/2009	147	265 Dillon Ridge Rd Dillon, CO 80435	Summit	Lease	Millennium Venture Group, Inc 1509 York Street Floor 3 Denver, CO 80206
03/25/2010	148	303 16th St Ste 150 Denver, CO 80202	Denver	Lease	Brookfield Republic Plaza LLC 370 17th Street Suite 3800 Denver, CO 80202
04/07/2010	150	2602 Baseline Road Boulder, CO 80305	Boulder	Lease	Skunk Creek Investors, LLC c/o Swanson Properties PO Box 720 Denver, CO 80201
07/29/2010	151	8000 E Belleview Denver, CO 80237	Denver	Lease	G&IV Belleview, LLC c/o CB Richard Ellis 8390 E. Crescent Pkwy, Ste. 300 Greenwood Village, CO 80111-2813

Lease Date	Property ID	Location	County	Lease Document	Landlord

03/17/1996	201	232 State Street Madison, WI 53703	Dane	Lease	Biagio Gargano 5662 Dorcas Cr. Oregon, WI 53575
02/19/1997	202	7050 Mineral Point Madison, WI 53717	Dane	Lease	West Place Two LLC Livesey Company 1818 West Beltline Highway Madison, WI 53713
07/13/1998	203	6520 Monona Drive Monona, WI 53716	Dane	Lease	Monona Retail LLC (PIER) SDS-12-2642 P.O. Box 86 Minneapolis, MN 55486-2642
05/23/2000	204	8781 N. Port Washington Road Milwaukee, WI 53217	Milwaukee	Lease	North Shore Center Partners c/o Midland Management LLC 11045 Towne Square Rd Mequon, WI 53092
06/06/2001	205	1390 Capitol Drive, Suite 2 Pewaukee, WI 53072	Waukesha	Lease	Larry D. Sheveland c/o Sheveland Properties III 114 Birch Rd Delafield, WI 53018
12/12/2000	206	3121 North Oakland Avenue Milwaukee, WI 53211	Milwaukee	Lease	Olympia-Noodles, LLC 14201 West Overland Trail New Berlin, WI 53151-3059
01/29/2001	207	2981 Triverton Pike Drive Fitchburg, WI 53711	Dane	Lease	Fitchburg One LLC c/o Livesay Company 1818 West Beltline Highway Madison, WI 53713
07/19/2001	208	17000 W. Bluemound Rd. Unit H Brookfield, WI 53005-5960	Waukesha	Lease	Metro Life Insurance Co c/o Urban Retail Properties,CO 5300 S 76th St Greendale, WI 53129
11/19/2001	209	W 176 N 9336 Rivercrest Drive Menomonee Falls, WI 53051	Waukesha	Lease	Rivercrest Centre LLC 311 E. Chicago St. Ste. 220 Milwaukee, WI 53202
03/15/2002	210	7700 West State Street Wauwatosa, WI 53213-2640	Milwaukee	Lease	Richard P. Conley c/o Lefeber Point LLC 18650 W Corporate Dr Ste 215 Brookfield, WI 53045

Lease Date	Property ID	Location	County	Lease Document	Landlord

06/05/2002	211	4280 East Towne Boulevard Madison, WI 53704	Dane	Lease	East Towne Square Partnership c/o Flad Development & Inv Co 7941 Tree Lane, Ste 105 Madison, WI 53717
12/12/2002	212	2665 South Oneida Street Green Bay, WI 54303	Brown	Lease	Midwest Expansion LLP 2300 Lineville Road, Suite 200 Green Bay, WI 54313
01/06/2003	213	3600 University Avenue Madison, WI 53705	Dane	Lease	University Woods LLC 1818 West Beltline Highway Madison, WI 53713
02/06/2003	214	15630 West National Avenue New Berlin, WI 53151	Waukesha	Lease	15600 National Ave LLC 3103 N. Oakland Ave Milwaukee, WI 53211
05/07/2003	215	2729 West Oklahoma Avenue Milwaukee, WI 53215-4326	Milwaukee	Lease	RP Restaurant Group LLC 13255 West Bluemound Road Suite 104 Brookfield, WI 53005
06/20/2003	216	5794 S. 108th Street Hales Corners, WI 53130	Milwaukee	Lease	Village Market Hales Corners c/o The Mid-America Management Corp 3333 Richmond Road Beachwood, OH 44122
05/07/2004	217	4333 Wisconsin Avenue Appleton, WI 54913	Outgamie	Lease	Fox River Mall 110 North Wacker Drive Chicago, IL 60606
09/17/2003	218	425 West Paradise Drive West Bend, WI 53095	Washington	Lease	D&K Management, LLC 312 E Wisconsin Ave Suite 320 Milwaukee, WI 53202
08/27/2003	219	2259 Humes Road Janesville, WI 53545-0258	Rock	Lease	Heidner/Hoffman Properties II 399 Wall Street, Unit H Glendale Heights, IL 60139
11/21/2003	220	5720 Washington Avenue Mt. Pleasant, WI 53406-4018	Racine	Lease	DDRM Village Center II LLC 3300 Enterprise Parkway Cleveland, OH 44122
04/21/2004	221	3260 Golf Road Delafield, WI 53018	Waukesha	Lease	Shoppes at Nagawaukee, LLC c/o Escom Properties, Inc. 10200 73rd Ave North Ste 100 Maple Grove, MN 55369

Lease Date	Property ID	Location	County	Lease Document	Landlord

06/18/2004	222	7201 120th Avenue, Suite A Kenosha, WI 53142	Kenosha	Lease	Windsor Pointe Investors, LLC c/o Kirkwood Partners, Ltd 1650 Camino Del Mar Del Mar, CA 9201
08/01/2005	223	12132 West Capitol, Suite O Wauwatosa, WI 53222	Milwaukee	Lease	Stratford-Wauwatosa LLC 60 Revere Drive, Suite 700 Northbrook, IL 60062
07/20/2007	224	1351 North Port Washington Road Grafton, WI 53024	Ozaukee	Lease	Rick Schmit Rentals, Inc 1449 East Cedar Creek Road Grafton, WI 53024
05/18/2007	225	4859 S. 76th Street Greenfield, WI 53220	Milwaukee	Lease	PH 4859 S. 76th St. LLC 3103 N. Oakland Ave. Milwaukee, WI 53211
10/31/2008	226	1210 W Sunset Dr Waukesha, WI 53189	Waukesha	Lease	Opus, LLC Opus Property Services, LLC 10350 Bren Road West Minnetonka, MN 55343
03/05/2010	227	3719 E. Calumet St Appleton, WI 54915	Outgamie	Lease	PBJ Holdings c/o Eisenhower Properties II 200 E Washington St Suite 2A Appleton, WI 54911
05/14/1999	301	3040 Excelsior Blvd, #101 Minneapolis, MN 55416	Hennepin	Lease	Calhoun Commons c/o Doran Management Company 7803 Glenroy Road, Suite 200 Bloomington, MN 55439
10/22/1999	302	7840 Main Street Maple Grove, MN 55369	Hennepin	Lease	KIR Maple Grove LP 3333 New Hyde Park, Suite 100 PO Box 5020 New Hyde Park, NY 11042-0020
08/30/2000	303	3425 Vicksburg Ln N, Suite 200 Plymouth, MN 55447-1319	Hennepin	Lease	Plymouth Marketplace LLC c/o Tri-Star Management 600 South Hwy 169 St. Louis Park, MN 55426
10/13/2000	304	7455 Currell Blvd., Space 101 Woodbury, MN 55125	Washington	Lease	Shoppes of Woodbury The 7650 Edinborough Way, Ste 375 Edina, MN 55435

Lease Date	Property ID	Location	County	Lease Document	Landlord

08/29/2001	305	233 Cedar Avenue South Minneapolis, MN 55454-1054	Hennepin	Lease	GrandMarc Minnesota LP 1849 Washington Ave. S Minneapolis, MN 55454
09/28/2001	306	3944 Marketplace Drive NW Rochester, MN 55901	Olmsted	Lease	Inland Commercial Property 4575 Payshere Circle Chicago, IL 60674
11/15/2001	307	2110 Ford Parkway St. Paul, MN 55116-1813	Ramsey	Lease	Pioneer Property Partners II c/o Exeter Realty Company 3550 Wells Fargo Place 30 East Seventh Street St. Paul, MN 55101
04/12/2002	308	3479 River Rapids Drive Coon Rapids, MN 55448	Anoka	Lease	DDR Macquarie Fund LLC 3300 Enterprise Parkway Cleveland, OH 44122
06/19/2002	309	14879 Florence Trail Apple Valley, MN 55124	Dakota	Lease	NorthMarq Real Estate Services 3500 American Blvd. W., Suite 200 Minneapolis, MN 55431
10/07/2002	310	13300 Technology Drive, Ste 100 Eden Prairie, MN 55344	Hennepin	Lease	South West Stati 7887 Fuller Rd Ste. 117 Eden Prairie, MN 55344
12/26/2002	311	1340 Town Centre Drive Eagan, MN 55123	Dakota	Lease	ETC Minnesota LLC c/o Nikki Obryrne 527 Marquette Ave S Ste 1000 Minneapolis, MN 55402
07/01/2003	312	616 Washington Avenue Minneapolis, MN 55414	Hennepin	Lease	Nationwide Group 3410 Winnetka Ave North New Hope, MN 55427
10/01/2003	312	616 Washington Avenue Minneapolis, MN 55414	Hennepin	Parking Lease	Campus Auto Repair 630 Washington Ave SE Minneapolis, MN 55414
10/14/2003	313	2865 White Bear Avenue St. Paul, MN 55109	Ramsey	Lease	Ellen B. Nelson 213 Oakwood Place Eau Claire, WI 54701
09/05/2003	314	1600 Warren Street, Ste 15 Mankato, MN 56001-4966	Blue Earth	Lease	Mercury Investments PO Box 3208 Park City, UT 84060

Lease Date	Property ID	Location	County	Lease Document	Landlord

11/19/2003	315	7630 Lyndale Avenue South, Ste 100 Richfield, MN 55423	Hennepin	Lease	Kensington Park Retail, LLC C/o The Cornerstone Group 7610 Lyndale Ave. S. Richfield, MN 55423
03/21/2005	316	6531 York Avenue South Edina, MN 55435-2356	Hennepin	Lease	Principla Life Ins. Co. 015110 801 Grand Ave. Des Moines, IA
02/09/2006	317	7808 Olson Memorial Highway Golden Valley, MN 55427	Hennepin	Lease	GV Commons LLC TriStar Management 600 South Hwy 169, Ste 701 St. Louis Park, MN 55426
01/16/2007	318	1590 Robert Street South West St. Paul, MN 55118	Dakota	Parking Lease	Wentworth Commons, LLC 233 Park Ave S #201 Minneapolis, MN 55415
03/31/2007	318	1590 Robert Street South West St. Paul, MN 55118	Dakota	Lease	Wentworth Commons, LLC 233 Park Ave S #201 Minneapolis, MN 55415
10/10/2007	320	4011 West Division Street, Ste #1 St. Cloud, MN 56301	Steams	Lease	St. Cloud Mall L.L.C 110 North Wacker Drive Chicago, IL 60606
03/25/2008	321	4607 Maine Ave SE, Ste 201 Rochester, MN 55904	Olmsted	Lease	MN Maine, LLC 10350 Bren Road West Minnetonka, MN 55343
07/22/2008	322	13590 Northdale Blvd Rogers, MN 55374	Hennepin	Lease	River Valley One, LLC 222 Ohio Street Oshkosh, WI 54902
10/08/2008	324	5326 16th St West St Louis Park, MN 55416	Hennepin	Lease	AD West End, LLC 3805 Edwards Road, Suite 700 Cincinnati, OH 45209
11/12/2008	325	60 E. Broadway Ste S342 Bloomington, MN 55425	Hennepin	Lease	MOAC Mall Holdings, LLC NW 5826 P.O. Box 1450 Minneapolis, MN 55485-5826
07/30/2009	326	1655 County Rd B-2 Ste D Roseville, MN 55113	Ramsey	Lease	Wilcal Crossroads, LLC c/o M&J Wilkow Properties, LLC 180 N. Michigan Ave., Suite 200 Chicago, IL 60601

Lease Date	Property ID	Location	County	Lease Document	Landlord

09/10/2009	327	901 County Road 42 Suite 220 Burnsville, MN 55306	Dakota	Lease	Burnsville Center SPE, LLC c/o CBL & Associates Management, Inc. 1178 Burnsville Center Attn: General Manager Burnsville, MN 55306
10/26/2009	328	10340 Baltimore St Ste 180 Blaine, MN 55449	Anoka	Lease	Continental Commons LLC 11806 Aberdeen Street NE Suite 290 Blaine, MN 55449
04/30/2010	329	Bloomington 10700 France Avenue Bloomington, MN 55437	Hennepin	Lease	Ridge Square North, L.L.P. 11665 26th Avenue North Plymouth, MN 55441
10/16/2001	401	1201 S. Joyce Street, Suite C-3 Arlington, VA 22202	Arlington	Lease	Street Retail Inc. Rockville TS #400-1910 c/o Federal Realty Inv. Trust PO Box 8500-9320 Philadelphia, PA 19178-9320
04/11/2002	402	10296 Main Street Fairfax, VA 22030	Fairfax	Lease	Main Street Retail Partners 2100 McKinney Avenue Suite 700 Dallas, TX 75201
03/21/2002	403	7320 Baltimore Avenue College Park, MD 20740-3206	Prince George’s	Lease	College Park Shopping Center c/o JBG Rosenfeld-CPK PO Box 79986 Baltimore, MD 21279
08/07/2002	404	177 Kentlands Boulevard, Suite 100 Gaithersburg, MD 20878	Montgomery	Lease	FJL Kentlands LLC 177 Kentlands Blvd, 2nd Floor Gaithersburg, MD 20878
05/09/2003	405	905 Ellsworth Drive Silver Spring, MD 20910	Montgomery	Lease	Silver Spring Investors LLC c/o PRV City Place Management 1919 West Street Suite 100 Annapolis, MD 21401
03/26/2004	406	114 Shawan Road, Ste 2 Hunt Valley, MD 21030	Baltimore	Lease	Hunt Valley Town Centre LLC 10096 Red Run Blvd Ste 100 Owings Mills, MD 21117

Lease Date	Property ID	Location	County	Lease Document	Landlord

06/09/2003	408	3755 Old Court Road Pikesville, MD 21208	Baltimore	Lease	VEI Manager, LLC 1500 Serpentine Road Suite 100 Baltimore, MD 21209
04/09/2003	409	201 Maple Avenue East Vienna, VA 22181	Fairfax	Lease	JDC Maple Avenue LLC 4350 East -West Highway Suite 400 Bethesda, MD 20814
06/16/2003	410	6191 Old Dobbin Lane, Suite 930 Columbia, MD 21045	Howard	Lease	AAK Dobbin LLC c/o Abrams Development Group 7221 Lee Deforest, Suite 100 Columbia, MD 21046
11/26/2003	411	3105 Duke Street Alexandria, VA 22314	Alexandria	Lease	Steuart-Hechinger Commons Shop c/o JBG Rosenfeld Retail 4445 Willard Ave Ste 700 Chevy Chase, MD 20815
10/01/2003	413	1609-B Rockville Pike Rockville, MD 20852	Montgomery	Lease	Congressional Plaza Fed Realty Investment Trust PO Box 8500-9320 Philadelphia, PA 19178-9320
12/23/2003	414	3055 Waldorf Market Place, #10 Waldorf, MD 20603	Charles	Lease	SVF Waldorf, LLC 121 West Trade St., 27th Floor Charlotte, NC 28202-5399
06/22/2006	415	5900 Kingstowne Blvd, Suite 130 Alexandria, VA 22315	Fairfax	Lease	Boston Properties LP 111 Huntington Ave. Suite 300 Boston, MA 02199-7910
11/17/2006	416	10013 Jefferson Davis Highway Fredericksburg, VA 22401	Fredricksburg	Lease	CC Retail 6F, LLC 1201 Central Park Blvd Fredericksburg, VA 22401
04/03/2007	417	9646 Liberia Ave, Manassas, VA 20110	Spotsylvania	Lease	Liberia Investments, LLC 8012 Centreville Rd. Manassas, VA 20111
12/19/2006	418	5350 Campbell Blvd, Suite H Baltimore, MD 21236	Baltimore	Lease	Campbell-Philadelphia Business c/o Federal Realty Investment 1626 East Jefferson Street Rockville, MD 20852-4041

Lease Date	Property ID	Location	County	Lease Document	Landlord

10/25/2006	419	1212 Carl D. Silver Parkway Fredericksburg, VA 22401	Fredricksburg	Lease	Fredericksburg 35, LLC 8405 Greensboro Drive Suite 830 McLean, VA 22102-5118
08/27/2007	420	8190 Strawberry Lane, Ste 4 Falls Church, VA 22042	Fairfax	Lease	Merrifield Town Center Limited 8191 Strawberry Lane, Suite 3 Falls Church, VA 22042
01/31/2007	421	10450 Owings Mills Boulevard Owings Mills, MD 21117	Baltimore	Lease	Whale, LLC 100 Painters Mill Road Suite 900 Owings Mills, MD 21117
06/27/2007	423	2323 Annapolis Mall, Unit #1713 Annapolis, MD 21401	Anne Arundel	Lease	Annapolis Mall Limited Partner 2002 Annapolis Mall Annapolis, MD 21401
01/22/2008	425	2011 Crystal Dr Arlington, VA 22202	Arlington	Lease	First Crystal Park Associates c/o Vornado/Charles E. Smith 2345 Crystal Drive Suite 1000 Arlington, VA 22202
12/31/2007	426	7291 Battle Hill Dr, Ste A Mechanicsville, VA 23111	Hanover	Lease	Bell Creek 10-A LLC c/o ACF Property Management 12411 Ventura Blvd Studio City, CA 91604
05/05/2000	427	4238 Wilson Blvd, Unit 1130 Arlington, VA 22203	Arlington	Lease	Ballston Common Associates LP 50 Public Square, Suite 1340 Cleveland, OH 44113
08/27/2008	432	101 Gibbs St Rockville, MD 20850	Montgomery	Lease	Street Retail Inc. Rockville TS #400-1910 c/o Federal Realty Inv. Trust PO Box 8500-9320 Philadelphia, PA 19178-9320
03/27/2008	434	15785 WC Main St Midlothian, VA 23113	Chesterfield	Lease	Zaremba Metropolitan Midlothian, LLC 14600 Detroit Ave, #1500 Lakewood, OH 44107

Lease Date	Property ID	Location	County	Lease Document	Landlord

06/10/2008	436	1601 Willow Lawn Dr. Richmond, VA 23230	Henrico	Lease	Federal Realty Investment Trust-Property #1883 c/o federal Realty Investment Trust P.O. Box 8500-9320 Philadelphia, PA 19178-9320
12/01/2009	437	825 Goucher Blvd, Space 100 B Towson, MD 21286	Baltimore	Lease	Towson VF LLC 210 Route 4 East Paramus, NJ 07652
10/27/2008	438	2801 Compus Way North Lanham, MD 20706	Prince George’s	Lease	Petrie/ELG Inglewood, LLC 1919 West Street, Suite 1100 Annapolis, MD 21401
10/20/2008	439	7702 B Richmond HWY Ste A Alexandria, VA 22306	Fairfax	Lease	Federal Realty Partners LP - Property #1490 c/o Federal Realty Investment Trust P.O. Box 8500-9320 Philadelphia, PA 19178-9320
12/31/2009	441	301 Light St Ste 1517 Baltimore, MD 21202	Baltimore	Lease	Harborplace Associates Limited Partnership 200 East Pratt Street, 4th Floor Baltimore, MD 21202
09/09/2008	442	1607 Village Market Rd Ste L-112 Leesburg, VA 20178	Loudoun	Lease	Carlyle/Cyress Retail, LP 8343 Douglas Ave Suite 300 Dallas, TX 75225
04/30/2009	443	7101 Democracy Blvd Ste 2464 Bethesda, MD 20817	Montgomery	Leased	Montgomery Mall LLC c/o Bank of America File #54738 Los Angeles, CA 90074
05/20/2010	446	3916 Town Center Blvd. Bowie, MD 20716	Prince George’s	Lease	Bowie Mall Company LLC c/o Simon Property Group 225 West Washington Street Indianapolis, IN 46204
01/08/2010	447	7020 Old Keene Mill Road Springfield, VA 22152	Fairfax	Lease	SY 7020 Old Keene Mill, LLC 5816 Seminary Road Falls Church, VA 22041
08/10/2010	448	Sterling, VA 20165	Loudoun	Lease	E&A/I&G Caskades Limited Partnership c/o E&A Investments LP 1221 Main Street, Ste. 1000 Columbia, SC 29201

Lease Date	Property ID	Location	County	Lease Document	Landlord

04/08/2003	504	32621 Northwestern Highway Farmington Hills, MI 48334	Oakland	Lease	North Orchard Plaza Parcel PO Box 252018 West Bloomfield, MI 48325
07/08/2008	510	71 Silhavy Rd Ste A-1 Valparaiso, IN 46383	Porter	Lease	IBT Valparaiso, LLC c/o IBT/SPE Valparaiso, Inc. 75 Remittance Drive, Suite 6726 Chicago, IL 60675
10/01/2010	532	2451 2nd Street Coralville, IA	Johnson	Lease	GDA Investments, LC 250 12th Avenue, Ste. 150 Coralville, IA 52241
04/19/2004	551	260-C North El Camino Real Encinitas, CA 92024-2852	San Diego	Lease	Terramar Retail Centers LLC 5973 Avenida Encinitas #300 Carlsbad, CA 92008
09/13/2004	552	591 Grand Avenue, Suite G102 San Marcos, CA 92069	San Diego	Lease	City of San Marcos 629 J St., Suite 204 San Diego, CA 92101
08/21/2008	554	1186 Roseville Pkwy Roseville, CA 95678	Placer	Lease	The Roseville Fountains, LP P.O. Box 39000 Sacramento, CA 94139
11/09/2009	559	3650 Rosecrans Street San Diego, CA 92110	San Diego	Lease	Sports Arena S/C c/o Grosvenor Industries, LLC 6355 Ward Rd, Ste 301 Arvada, CO 80004
01/05/2010	561	1703 Trancas Street, Space A1 Napa, CA 94558	Napa	Lease	Napa Pacific Properties, LLC PO Box 2176 Chico, CA 95927
12/08/2009	563	7405 Laguna Blvd, Ste 170 Elk Grove, CA 95758	Sacramento	Lease	DSRG - Laguna Crossroads PO Box 6157 Hicksville, NY 11802
02/09/2010	564	4545 La Jolla Village Dr Space 201E San Diego, CA 92122	San Diego	Lease	UTC Venture LLC c/o Westfield LLC 11601 Wilshire Blvd Floor 11 Los Angeles, CA 90025
05/24/2010	565	2435 Fair Oaks Boulevard Sacramento, CA 95825	Sacramento	Lease	Peter P. Bollinger Investment c/o Inter-Cal Real Estate Corporation 540 Fulton Avenue Sacramento, CA 95825

Lease Date	Property ID	Location	County	Lease Document	Landlord

08/30/2000	601	207 South Washington Naperville, IL 60540	DuPage	Lease	Rot & Rot Investments LLC 2603 S Washington Street Suite 90 P. O. Box 298 Naperville, IL 60566
09/26/2000	602	2019 South Naperville Road Wheaton, IL 60187	DuPage	Lease	Draper and Kramer Retail Prope Town Square Wheaton 271 Town Square Wheaton, IL 60187
03/16/2001	603	20530 North Rand Road, #201 Deer Park, IL 60010-7239	Lake	Lease	DDRC P&M Deer Park DEPT 104037-20970-5375 P.O BOX 92361 Cleveland, OH 44193
08/03/2001	604	1310 Commons Drive Geneva, IL 60134	Kane	Lease	V V_2/ Geneva Commons LP c/o Mid America Asset Management One Parkview Plaza, 9th Floor Oakbrook Terrace, IL 60181-4731
11/27/2001	605	66 S. Arlington Heights Road Arlington Heights, IL 60005	Cook	Lease	TIC Properties Management, LLC National Bank of South Carolina Arlington Town Square Shopping Center ABA#053200666 P.O. Box 1154 Columbia, SC 29202
11/30/2001	606	930 Church Street Evanston, IL 60201-3126	Cook	Lease	Church Street Plaza LLC 1273 Paysphere Circle Chicago, IL 60674
01/22/2002	607	14662 La Grange Rd., Unit B-1 Orland Park, IL 60462	Cook	Lease	BGP Orland Park LLC c/o Terraco, Inc 3201 Old Glenview Road Suite 300 Wilmette, IL 60091
12/07/2001	608	137 N. Weber Road Bolingbrook, IL 60440	Will	Lease	The Landings Master LLC 120 N Lasalle Street Suite 3500 Chicago, IL 60602

Lease Date	Property ID	Location	County	Lease Document	Landlord

03/18/2002	610	895 South Randall Road Elgin, IL 60123	Kane	Lease	Hawthorne Court LP c/o Picker & Associates 1130 Lake Cook Road, Suite 130 Buffalo Grove, IL 60089-1944
03/12/2002	611	1 East Burlington Avenue LaGrange, IL 60525	Cook	Lease	Jerry J. Bursan 5 S. La Grange Rd 2nd Floor, Suite A La Grange, IL 60525
04/15/2002	612	315 N. Randall Road Lake in the Hills, IL 60156	McHenry	Lease	K Boys Plaza, LLC c/o Thanasourus Commercial Prp 9742 West Circle Parkway Palos Park, IL 60464
03/06/2003	613	1851 Tower Drive Glenview, IL 60026-7783	Cook	Lease	Oliver McMillian Glenview LLC 733 Eighth Avenue San Diego, CA 92101
03/12/2003	615	4912 Northwest Highway Crystal Lake, IL 60014	McHenry	Lease	Inland Commercial Property 6027 Paysphere Circle Chicago, IL 60674
04/09/2004	616	5681 West Touhy Avenue Niles, IL 60714	Cook	Lease	OTR Nominee of State Teachers One Parkview Plaza 9th Floor Villa Park, IL 60181-4731
04/08/2004	617	18 W 64 West 22nd Street Oakbrook Terrace, IL 60181	DuPage	Lease	Noor Inc 18 Royal Vale Dr. Oakbrook, IL 60523
12/20/2005	621	900 Milwaukee Ave, Ste A Lincolnshire, IL 60069	Lake	Lease	GGP Limited Partnership SDS-12-2576 P.O. Box 86 Minneapolis, MN 55486-2576
07/25/2006	622	510 W. Touhy Park Ridge, IL 60068	Cook	Lease	PRC Partners, LLC Mid America Asset Management, Inc. Property #2090 One Parkview Plaza, 9th Floor Oakbrook Terrace, IL 60181
10/24/2006	623	6681 Grand Avenue Gurnee, IL 60031	Lake	Lease	Grand Avenue Associates, LLC c/o Shiner Management Group 3201 Old Glenveiw Road, Suite 301 Wilmette, IL 60091

Lease Date	Property ID	Location	County	Lease Document	Landlord

12/05/2006	624	2813 N Broadway Street Chicago, IL 60657	Cook	Lease	George D. Hanus 333 West Wacker Drive Suite #2750 Chicago, IL 60606-1290
12/07/2007	626	2727 w 75th Street Naperville, IL 60565	DuPage	Lease	MEPT Springbrook LLC 8288 Solutions Center Lockbox# 778288 Chicago, IL 60677
10/10/2007	627	4999 Old Orchard Center, Ste F-26 Skokie, IL 60077	Cook	Lease	Old Orchard Urban Limited Part 34 Old Orchard Ctr. Ste E34 Chicago, IL 60077
06/05/2007	628	1400 N. Meacham Road, Ste A Schaumburg, IL 60173	Cook	Lease	Heritage Schaumburg, LLC 1011 Lake Street Suite 404 Oak Park, IL 60301
11/01/2007	629	180 North Michigan Ave, Ste 104 Chicago, IL 60601	Cook	Lease	Michigan - 180 Property LLC 55 East Jackson Chicago, IL 60604
01/03/2008	630	100 W Higgins Rd, Ste l-60 South Barrington, Il 60010	Lake	Lease	Arboretum of South Barrington, LLC 100 West Higgins Road, Ste. H-72 Account No. 488005760624 South Barrington, IL 60010
12/25/2007	631	1001 75th Street, Ste 189A Woodridge, Il 60517	DuPage	Lease	Angelos Frigelis Properties, LLC P.O. Box 894 Arlington Heights, IL 60006
12/01/2008	634	706 Roosevelt Rd Glen Ellyn, IL 60137	DuPage	Lease	Vland Glen Ellyn Nicoll, LLC 1019 W. Wise Rd., Suite 101 Schaumburg, IL 60193
11/25/2009	636	6430 E. State St, Ste 118 Rockford, IL 61108	Winnebago	Lease	6930 E State, LLC c/o First Rockford Group Inc 6801 Spring Creek Rd Rockford, IL 61114
02/26/2010	638	7215 Lake Street River Forest, IL 60305	Cook	Lease	RFTC 1 Corporatation 191 N. Wacker Drive Chicago, IL 60606

Lease Date	Property ID	Location	County	Lease Document	Landlord

05/21/2010	639	2561 Sycamore Rd DeKalb, IL 60115	DeKalb	Lease	Oakland Place LLC 126 S 4th Street Suite A DeKalb, IL 60115
10/28/2010	643	1327 Golf Road Rolling Meadows, IL	Cook	Lease	Meadows Crossing LLC c/o Bradford Real Estate Co. 10 S. Wacker, Ste 2935 Chicago, IL 60606
05/07/2003	701	5207 South State Street Murray, UT 84107-4813	Salt Lake	Lease	53rd LC The Point 9450 South Redwood Road South Jordan, UT 84095
04/16/2003	702	1152 East 2100 South Salt Lake City, UT 84106	Salt Lake	Lease	The Commons at Sugar House LC 1165 E Wilmington Ave c/o Johansen Thackary Salt Lake City, UT 84106
04/15/2004	703	6901 South 1300 East Midvale, UT 84047	Salt Lake	Lease	The Fourels Investment Co. 6995 Union Park Center Ste 440 Midvale , UT 84047
04/16/2004	704	358 South 700 East, Suite A Salt Lake City, UT 84102	Salt Lake	Lease	Williamsen South Jordan Inc. 655 E 400 South, Ste. 200 Salt Lake City, UT 84102
06/10/2004	705	293 East University Parkway Orem, UT 84058-7639	Utah	Lease	Carillon Square I L.C. 2415 Neffs Lane Salt Lake City, UT 84109
04/23/2004	706	748 West Antelope Drive, Ste E Layton, UT 84041-1631	Davis	Lease	Layton Pointe LC 9450 South Redwood Toad South Jordon, UT 84095
01/20/2005	707	191 East 12300 South, Ste M-7 Draper, UT 84020	Salt Lake	Lease	Draper Peaks LLC c/o Arbor Commercial Real Estate 126 West Sego Lily Drive, Suite 275 Sandy, UT 84070-
06/10/2008	708	10340 S State St Sandy, UT 84070	Salt Lake	Lease	Macerich South Towne, LP Noodles, Space - OPIA Department 2596-3180 Los Angeles, CA 90084-2596

Lease Date	Property ID	Location	County	Lease Document	Landlord

12/15/2005	751	1390 W. 5th Avenue Columbus, OH 43212	Franklin	Lease	Harrison & Pruitt, LTD 978 Jaeger Street Columbus, OH 43206
01/01/2007	751	1390 W. 5th Avenue Columbus, OH 43212	Franklin	Parking Agreement	Thomas A McMahon, DC & Co 1400 West Fifth Ave Columbus, OH 43212
11/03/2006	752	4740 Reed Road, Ste 109 Upper Arlington, OH 43220	Franklin	Lease	Do-An Investments, LTD C/O Ruscilli Real Estate Svcs. 5747 Perimeter Dr., Ste 130 Dublin, OH 43017-3245
11/21/2006	753	2124 North High Street Columbus, OH 43201	Franklin	Lease	University Gateway North, LLC 88 W. Main Street Columbus, OH 43215
03/27/2007	754	1528 Gemini Place Columbus, OH 43240	Delaware	Lease	NP-FG LLC 8800 Lyra Drive, Suite 550 , OH 43243
03/15/2007	756	3707 Isabella Avenue Cincinnati, OH 45208	Hamilton	Lease	Wasson Road Investors 8160 Corporate Park Drive #220 Cincinnati, OH 45242
08/08/2007	757	7791 Cox Lane West Chester, OH 45069	Butler	Lease	Downtown Property Management, Inc. 1418 Central Parkway, Suite 201 Cincinnati, OH 45202-7567
05/18/2007	758	5032 North High Street Columbus, OH 43214	Franklin	Lease	LBR Limited Partnership 3016 Maryland Avenue Columbus, OH 43209
06/28/2007	760	2166 Baltimore-Reynoldsburg Rd Reynoldsburg, OH 43068	Franklin	Ground Lease	OH Retail II, LLC 191 W. Nationwide Boulevard Suite 200 Columbus, OH 43215
04/24/2008	762	630 N State St Westerville, OH 43082	Delaware	Lease	Northridge Crossing, LP c/o Casto P.O. Box 1450 Columbus, OH 43216
12/13/2007	763	6104 Parkcenter Cir Dublin, OH 43017	Franklin	Lease	Park Center Circle Ventures c/o Northstar Realty 150 E Broad Street Suite 100 Columbus, OH 43215

Lease Date	Property ID	Location	County	Lease Document	Landlord

12/17/2007	764	7800 Montgomery Rd #7 Cincinnati, OH 45236	Hamilton	Lease	RRP Sycamore Plaza, LP One Independent Drive Suite 114 Jacksonville, FL 32202
02/28/2008	765	4960 Houston Rd, Ste I Florence, KY 41022	Boone	Lease

Florence Investors, LLC
c/o Rookwood Properties
8161Corporate Park Drive, Suite 220
With a required copy to:
Ulmer & Berne LLP
600 Vine Street
Suite 2800
Cincinnati, OH 45202
Attn: Scott Kadish
Cincinnati, OH 45242

06/27/2008	766	9733 Sawmill Pkwy, Ste D2-1 Powell, OH 43065	Delaware	Lease	Retail Rocks, LLC c/o Elford Development 1220 Dublin Road Columbus, OH 43215
07/01/2008	767	11 Greene Blvd Beavercreek, OH 45432	Greene	Lease	Greene Town Center, LLC c/o Mall Properties Inc 5500 New Albany Road Suite 310 New Albany, OH 43054
08/05/2008	768	5065 N Hamilton Rd Columbus, OH 43230	Franklin	Lease	Chestnut Hill Ventures, LLC c/o Northstar Realty 5495 New Albany Rd. West New Albany, OH 43054
08/18/2005	810	4655 SW Griffith Drive, Ste 135 Beaverton, OR 97005	Washington	Lease	Griffith Center, LLC c/o G Group, LLC P.O. Box 529 Eugene, OR 97440
05/26/2006	811	100 NW 10th Avenue Portland, OR 97209	Multnomah	Lease	Pearl One Real Estate, LLC 920 SW Sixth Avenue, Suite 223 Portland, OR 97204
01/12/2007	812	7216 NE Cornell Road Hillsboro, OR 97124	Washington	Lease	Pacific Realty Associates, LP PO Box 4500 Unit 98 Portland, OR 97208-4800

Lease Date	Property ID	Location	County	Lease Document	Landlord

11/06/2006	813	1445 NE Weidler Street Portland, OR 97232	Multnomah	Lease	NE Broadway, LLC P.O. Box 529/388 Pearl St. Eugene, OR 97440
09/12/2007	815	12190 SE 82nd Ave Clackamas, OR 97086	Clackamas	Lease	Clackamas Town Center 110 N. Wacker Dr. Chicago, IL 60606
09/15/2010	830	11083 Parkside Drive Knoxville, TN 37934	Knox	Lease	Holrob-Schaffler Partnership VI c/o Holrob Investments, LLC 5500 Lonas Drive, Ste. 300 Knoxville, TN 37909
10/26/2010	831	2126 Abbott Martin Rd. Nashville, TN 37215	Davidson	Lease	Davis Street Land Company of Tennessee, L.L.C. 622 Davis Street, Ste. 200 Evanston, IL 60201
11/01/2007	851	2608 Erwin Rd. Durham, NC 27705	Durham	Lease	Pavilion East, LLC PO Box 10810 Raleigh, NC 27605
05/30/2008	852	2201 South Blvd Ste 110, Charlotte, NC 28203	Mecklenburg	Lease	Southborough, LLC P.O. Box 33218 Charlotte, NC 28233
01/04/2008	853	214 W Franklin St Chapel Hill, NC 27514	Orange	Lease	WB Spike, LLC 1434 Arboretum Dr. Chapel Hill, NC 27517
03/14/2008	854	8016 Providence Rd , Ste 150 Charlotte, NC 28277	Mecklenburg	Lease	Arboretum Joint Venture 3700 Arco Corporate Drive Suite 350 Charlotte, NC 28273
06/12/2008	855	403 Daniels St Raleigh, NC 27605	Wake	Lease	Cameron Village P.O. Box 534243 Atlanta, GA 30353-4243
07/24/2009	856	200 Crossroads Blvd Ste 110 Cary, NC 27518	Wake	Lease	CCO I (DE), LLC c/o Ronus Properties 3290 Northside Parkway, Suite 250 Atlanta, GA 30327
07/09/2010	857	8411 Brier Creek Parkway Raleigh, NC 27617	Wake	Lease	Brier Creek Commons, LLC 3700 Arco Corporate Drive, Ste. 350 Charlotte, NC 28273

Lease Date	Property ID	Location	County	Lease Document	Landlord

07/01/2010	910	2402 Guadalupe Street Austin, TX 78705	Travis	Lease	Hugh F. Oates, Jr 4148 Round Hill Road Arlington, VA 22207
12/27/2010	911	2525 W. Anderson Lane, Bldg. # Ste. 265 Austin, TX 78757	Travis	Lease	Lincoln Northcross, Ltd. 2000 McKinney Avenue Dallas, TX 75200
11/23/2004	951	15208 West 119th Street Olathe, KS 66062-5604	Johnson	Lease	Northridge 07 A, LLC 12411 Ventura Blvd Studio City, CA 91604
12/15/2004	952	13448 Metcalf Avenue Overland Park, KS 66213	Johnson	Lease	Building 6 S, LLC 7301 W. 133rd Street Suite 100 Overland Park, KS 66213
05/05/2008	954	8538 NW Prairie View Rd Kansas City, MO 64153	Platte	Lease	Zona Rosa Development, LLC c/o Mall Properties Inc 5500 New Albany Road Suite 310 New Albany, OH 43054
07/28/2009	955	659 NW Blue Pkwy Spc 4B Lee’s Summit, MO 64086	Jackson	Lease	Summit Northridge, LLC c/o Block & Company, Inc. 605 West 47th Street Suite 200 Kansas City, MO 64112
11/05/2008	956	8 West 8th St Lawrence, KS 66044	Douglas	Lease	TRW Property, LLC 859 E 1600 Road Baldwin City, KS 66006
02/12/2010	957	2140 Independence Center Dr Independence, MO 64057	Jackson	Lease	SPG Independence Center LLC PO Box 644182 Pittsburgh, PA 15264
04/13/2010	959	540 Nichols Road Kansas City, MO 64112	Jackson	Lease	Oak Park Mall, LLC 11149 WEst 95th Street Overland Park, KS 66214
12/02/2009	960	7600 State Line Rd Ste 208B Prairie Village, KS 66208	Johnson	Lease	WFC Property Fund I LLC dba State Line Opco LLC 11440 San Vicente Blvd Suite 200 Los Angeles, CA 90049

Lease Date	Property ID	Location	County	Lease Document	Landlord

02/01/2010	961	91st Street and Metcalf Avenue Overland Park, KS	Johnson	Lease	Citrus Development Company, LLC 819 N. Washington Street Junction City, KS 66441,
10/13/2010	964	7700 E Kellogg, Ste. 2105 Wichita, KS 67207	Sedgwick	Lease	Simon Property Group, L.P. 225 West Washington Street Indianapolis, IN 46204
06/09/2010	965	3300 North Rock Road Wichita, KS 67226	Sedgwick	Lease	Jack Pearce, Inc. POB 780005 Wichita, KS 67278
1/11/2011	966	Manhattan Market Place Shops, Unit 2, Bldg. N Manhattan, KS	Riley	Lease	Manhattan-Bldg N, LLC c/o Dial Properties, Co. 11506 Nicholas Street, Ste. 100 Omaha, NE 68154

Schedule 5.21

Unit Locations; Franchised Unit Locations

(a)                                 Unit Locations

See Schedule 5.08(c)

(b)                                 Franchised Unit Locations

Property ID	Franchisee	Location	Opening Date
8001	Pasta Per Trio	2289 East Beltline Grand Rapids, MI 49525	7/6/2005
8002	Pasta Per Trio	5070 28th Street SE Unit A Grand Rapids, MI 49512	11/5/2005
8004	Pasta Per Trio	205 E. Grand River Ave East Lansing, MI 48823	10/8/2005
8005	Pasta Per Trio	6150 S Westnedge Avenue Portage, MI 49002	8/23/2006
8009	Pasta Per Trio	3601 Washtenaw Avenue, Suite A Ann Arbor, MI 48104	6/30/2004
8010	Pasta Per Trio	320 South State Street Ann Arbor, MI 48104	9/16/2004
8013	Pasta Per Trio	1965 W Grand River Okemos, MI 48864	10/21/2009
8014	Pasta Per Trio	5363 W Main St Ste A Kalamazoo, MI 49009	9/16/2009
8006	Pasta Per Trio	17931 Haggerty Road Northville Township, MI 48167	12/16/2003
8007	Pasta Per Trio	470 S. Main Street Royal Oak, MI 48067	4/28/2004

Property ID	Franchisee	Location	Opening Date
8008	Pasta Per Trio	3119 Crooks Road Troy, MI 48084	9/16/2003
8011	Pasta Per Trio	29459 Plymouth Road, Space D150 Livonia, MI 48150	12/20/2007
8012	Pasta Per Trio	6836 Rochester Rd Troy, MI 48085	5/7/2008
9501	IWI	609 South Main Street Normal, IL 61761	8/23/2005
9502	IWI	528 East Green Champaign, IL 61820-5720	10/25/2005
9503	IWI	1800 Stewart Ave, Suite 500 Wausau, WI 54401	12/6/2005
9504	IWI	4653 Keystone Crossing Blvd Eau Claire, WI 54701	1/25/2006
9505	IWI	101 Division Street Stevens Point, WI 54481	6/7/2006
9506	IWI	305 N Veterans Parkway Bloomington, IL 61704	11/16/2007
9507	IWI	2575 W Wabash Springfield, IL 62708	7/16/2008
9508	IWI	5345 Elmore Avenue Davenport, IA 52807	11/26/2007
9003	Sagamore Dining Partners, Inc.	5710 West 86th Street Indianapolis, IN 46278	3/8/2006
9004	Sagamore Dining Partners, Inc.	517 E Kirkwood Avenue Bloomington, IN 47408	3/15/2007
9005	Sagamore Dining Partners, Inc.	927 Broad Ripple Indianapolis, IN 46220	12/21/2006
9007	Sagamore Dining Partners, Inc.	190 S Perry Rd Plainfield, IN 46168	9/14/2009
9009	Sagamore Dining Partners, Inc.	7853 South US 31 Ste C Greenwood, IN 46227	10/29/2008

Property ID	Franchisee	Location	Opening Date
9012	Sagamore Dining Partners, Inc.	3450 W 86th St Indianapolis, IN 46268	8/15/2009
9001	Sagamore Dining Partners, Inc.	102 N. Chauncey Ave, Suite A West Lafayette, IN 47906	4/7/2008
9002	Sagamore Dining Partners, Inc.	1 East Carmel Drive Carmel, IN 46032	1/23/2006
9006	Sagamore Dining Partners, Inc.	13230 Harrell Pkwy Noblesville, IN 46060	5/14/2008
9008	Sagamore Dining Partners, Inc.	903 Indiana Avenue Indianapolis, IN 46202	11/7/2007
9010	Sagamore Dining Partners, Inc.	121 West Maryland Street Indianapolis, IN 46225	2/18/2009
9011	Sagamore Dining Partners, Inc.	1416 W McGalliard Rd Muncie, IN 47304	1/21/2009
7001	North American Dining	18 S County Center Way # 81 St. Louis, MO 63129	6/15/2006
7002	North American Dining	1784 Clarkson Road Chesterfield, MO 63017	10/10/2006
7003	North American Dining	13307 Manchester Road, Unit N Des Peres, MO 63131	2/1/2007
7004	North American Dining	10925 Olive Blvd Creve Coeur, MO 63141	8/21/2006
7005	North American Dining	406 South Ninth Street Columbia, MO 65201	11/30/2006
7006	North American Dining	64 Hampton Village Plaza St. Louis, MO 63109	5/18/2007
7007	North American Dining	6310 Delmar Blvd. University City, MO 63130	4/25/2008
7101	Nebraska Dining	203 South 72nd Street Omaha NE 68114	9/22/2004
7102	Nebraska Dining	2801 Pine Lake Road Lincoln, NE 68516-6041	5/18/2005

Property ID	Franchisee	Location	Opening Date
7103	Nebraska Dining	210 N. 14th Street Lincoln, NE 68508	10/12/2005

Schedule 5.22

Franchise Agreements

IWI Ventures, LLC

Champaign, IL Franchise Agreement effective 12/20/05 between the Company and IWI Ventures, LLC.

Eau Claire, WI Franchise Agreement effective 12/20/05 between the Company and IWI Ventures, LLC.

Wausau, WI Franchise Agreement effective 12/20/05 between the Company and IWI Ventures, LLC.

Normal, IL Franchise Agreement effective 12/20/05 between the Company and IWI Ventures, LLC.

Steven’s Point, WI Franchise Agreement effective 6/7/06 between the Company and IWI Ventures, LLC.

Bloomington, IL Franchise Agreement effective 9/18/07 between the Company and IWI Ventures, LLC.

Davenport, IA Franchise Agreement effective 9/18/07 between the Company and IWI Ventures, LLC.

Springfield, IL Franchise Agreement effective 5/8/08 between the Company and IWI Ventures, LLC.

IWI Ventures, LLC side letter amending future Franchise Agreements dated 10/20/04.

IWI Ventures, LLC side letter regarding recently executed Franchise Agreements and Franchise Agreements to be executed in 2006 dated 2/14/06.

North American Dining, LLC

South County Mall, St. Louis, MO Franchise Agreement effective 6/16/06 between the Company and North American Dining, LLC.

Chesterfield, MO Franchise Agreement effective 10/9/06 between the Company and North American Dining, LLC.

Des Peres, MO Franchise Agreement effective 2/1/07 between the Company and North American Dining, LLC.

Creve Coeur, MO Franchise Agreement effective 8/21/06 between the Company and North American Dining, LLC.

Columbia, MO Franchise Agreement effective 11/30/06 between the Company and North American Dining, LLC.

Hampton Village, St. Louis, MO Franchise Agreement effective 5/18/07 between the Company and North American Dining, LLC.

Delmar, University City, MO Franchise Agreement effective 3/7/08 between the Company and North American Dining, LLC.

Nebraska Dining, LLC

Omaha, NE Franchise Agreement effective 10/27/06 between the Company and Nebraska Dining, LLC.

Pine Lake Road, Lincoln, NE Franchise Agreement effective 10/27/06 between the Company and Nebraska Dining, LLC.

14th Street, Lincoln, NE Franchise Agreement effective 10/27/06 between the Company and Nebraska Dining, LLC.

Nebraska Dining, LLC side letter amending Area Development and future Franchise Agreements dated 8/21/06.

Pasta Per Trio

East Beltline, Grand Rapids, MI Franchise Agreement effective 12/21/05 between the Company and Pasta Per Trio, Inc.

East Lansing, MI Franchise Agreement effective 12/22/05 between the Company and Pasta Per Trio, Inc.

28th Street, Grand Rapids, MI Franchise Agreement effective 12/22/05 between the Company and Pasta Per Trio, Inc.

Portage, MI Franchise Agreement effective 8/23/06 between the Company and Pasta Per Trio, Inc.

Northville, MI Franchise Agreement effective 12/29/06 between the Company and Pasta Per Trio, Inc.

Royal Oak, MI Franchise Agreement effective 12/29/06 between the Company and Pasta Per Trio, Inc.

Troy, MI Franchise Agreement effective 12/29/06 between the Company and Pasta Per Trio, Inc.

Washtenaw Avenue, Ann Arbor, MI Franchise Agreement effective 12/29/06 between the Company and Pasta Per Trio, Inc.

State Street, Ann Arbor, MI Franchise Agreement effective 12/29/06 between the Company and Pasta Per Trio, Inc.

Livonia, MI Franchise Agreement effective 12/14/07 between the Company and Pasta Per Trio, Inc.

North Troy, MI Franchise Agreement effective 6/2/08 between the Company and Pasta Per Trio, Inc.

Okemos, MI Franchise Agreement effective 10/23/08 between the Company and Pasta Per Trio, Inc.

Kalamazoo, MI Franchise Agreement effective 10/23/08 between the Company and Pasta Per Trio, Inc.

Pasta Per Trio, Inc., side letter amending Area Development Agreement and future Franchise Agreements dated 3/22/03.

Pasta Per Trio, Inc., side letter agreement regarding recently executed Franchise Agreements and Franchise Agreements to be executed in 2006 dated 2/14/06.

Pasta Per Trio, Inc., side letter amending certain Franchise Agreements dated 2/23/07.

Sagamore Dining Partners, Inc

Carmel, IN Franchise Agreement effective 4/17/07 between the Company and Sagamore Dining Partners, Inc.

Trader’s Point, IN Franchise Agreement effective 4/17/07 between the Company and Sagamore Dining Partners, Inc.

Bloomington, IN Franchise Agreement effective 3/15/07 between the Company and Sagamore Dining Partners, Inc.

Broad Ripple, Indianapolis, IN Franchise Agreement effective 4/17/07 between the Company and Sagamore Dining Partners, Inc.

Indiana Ave. (IUPUI), Indianapolis, IN Franchise Agreement effective 10/10/07 between the Company and Sagamore Dining Partners, Inc.

W. Lafayette, IN Franchise Agreement effective 12/19/07 between the Company and Sagamore Dining Partners, Inc.

Noblesville, IN Franchise Agreement effective 4/11/08 between the Company and Sagamore Dining Partners, Inc.

Greenwood Place, Indianapolis, IN Franchise Agreement effective 10/2/08 between the Company and Sagamore Dining Partners, Inc.

Muncie, IN Franchise Agreement effective 12/4/08 between the Company and Sagamore Dining Partners, Inc.

West Maryland St., Indianapolis, IN Franchise Agreement effective 1/16/09 between the Company and Sagamore Dining Partners, Inc.

West 86th Street, Indianapolis, IN Franchise Agreement effective 7/16/09 between the Company and Sagamore Dining Partners, Inc.

Plainfield, IN Franchise Agreement effective 8/24/09 between the Company and Sagamore Dining Partners, Inc.

Sagamore Dining Partners, Inc. side letter amending Area Development Agreement and future Franchise Agreements dated 5/18/04.

Sagamore Dining Partners, Inc. side letter amending Franchise Agreements dated 4/13/07.

Sagamore Dining Partners, Inc., side letter regarding royalty relief for IUPUI location dated 8/8/07.

Sagamore Dining Partners, Inc. amendments to Franchise Agreements for every existing restaurant location, all dated 1/4/10.

Consent and Agreement dated November 2010 among the Company, Sagamore Dining Partners, LLC and SDP Holdings, Inc.

Schedule 7.01(b)

Existing Liens

1.  Liens on that certain cash payable to the former stockholders of the Borrower arising from the Transaction and maintained in a deposit account of the Borrower in an aggregate amount not greater than $1,400,000, to the extent such cash is considered an asset of the Borrower.

Schedule 7.02

Existing Indebtedness

None.

Schedule 7.03(f)

Existing Investments

None.

Schedule 7.09

Burdensome Agreements

None.

Schedule 11.02

Administrative Agent’s Office, Certain Address for Notices

BORROWER

Noodles & Company

Paul Strasen, Executive Vice President and General Counsel

520 Zang Street, Suite D

Broomfield, CO 80021

Attention: General Counsel

Facsimile: (720) 214-1921
Email: pstrasen@noodles.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office:
(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 North Tryon Street

One Independence Center

Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001

Attention: Erik M. Truette

Telephone: 980.387.5451

Telecopier: 704.409.0015

Electronic Mail: erik.m.truette@baml.com

Remittance Instructions:

Bank of America, N.A. Charlotte, NC

ABA #: 026-009-593 New York, NY

Account #: 1366212250600

Attn: Corporate Credit Services, Charlotte NC

Ref: Noodles & Company

Other Notices as Administrative Agent:

(for financial statements, compliance certificates, maturity extension and commitment change notices, etc)

Bank of America, N.A.
Agency Management
101 South Tryon Street

Bank of America Plaza

Mail Code: NC1-002-15-36
Charlotte, NC 28255-0001

Attention: Erik M. Truette

Telephone: 980.387.5451

Telecopier: 704.409.0015

Electronic Mail: erik.m.truette@baml.com

L/C ISSUER:

LC Issuer’s Office:

(for payments due LC Issuer only and new LC requests and amendments):

Bank of America, N.A.
Trade Operations
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507

Attention: Mary J. Cooper
Telephone: 570.330.4235

Telecopier: 570.330.4186

Electronic Mail: mary.j.cooper@bankofamerica.com

Remittance Instructions:

Bank of America, N.A. Charlotte, NC

ABA #: 026-009-593 New York, NY

Account #: 04535-883980

Attn: Scranton Standby

Ref: Noodles & Company

SWING LINE LENDER:

Swingline Lender’s Office:

Bank of America, N.A.

101 North Tryon Street

One Independence Center

Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001

Attention: Johnathon T. (Todd) Clarke

Telephone: 980.386.4198

Telecopier: 704.719.8839

Electronic Mail: johnathon.clarke@baml.com